UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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CONMED CORPORATION
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ConMed

2025

Notice of Annual Meeting of Stockholders & Proxy Statement

Company Financial Snapshot

Company Snapshot

FY 2024 REVENUE

$1.3 BILLION

Geographic Revenue

Asia Pacific
15%
US
57%
43%
International
Revenue
EMEA
19%
Americas Ex-US
9%

Product Revenue

Orthopedic Surgery
42%
General Surgery
58%

Employees Globally

3,900

General Surgery

- Products used in the areas of advanced surgical and advanced endoscopic technologies.

Orthopedic Surgery

- Surgical devices including capital, single-use, and implants used in the repair of soft tissue and joint injuries.

Revenue ($ in Thousands)

$1,300,000
$1,200,000
$1,100,000
$1,000,000
$900,000
$800,000
$700,000
$600,000
$500,000
2020
2021
2022
2023
2024

Adjusted Diluted Net Earnings per Share*

$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
2020
2021
2022
2023
2024

Dear Fellow CONMED Stockholder,

On behalf of the Board of Directors and the management team, we want to thank you for your investment in CONMED. We are committed to executing the Company’s long-term strategy, which is focused on empowering healthcare providers to deliver exceptional outcomes for patients, delivering favorable returns for our stockholders, creating an engaging environment for our employees, and driving the long-term success of the business. From that perspective, we are pleased to share with you a few highlights from 2024 and our current strategic focus areas.

Financial Performance: 2024 was marked by a mix of successes and setbacks. While our overall sales growth was within the expected range of our clinically differentiated portfolio, we are focused on the long-term opportunity to grow faster than our peers in revenue and profitability. We were able to offset some of the top-line headwinds with improved profitability driven by product mix and operating leverage. Our adjusted operating margin* for 2024 was 15.5%, an improvement of 150 basis points over 2023. This operating margin expansion contributed to strong growth in adjusted diluted net earnings per share*, which finished the year up 20.9% to $4.17.

CEO Succession: In October 2024, CONMED shared Curt R. Hartman’s plans to retire as President and Chief Executive Officer (CEO) of the Company, though we are fortunate to continue to have his counsel as a Special Advisor. We truly appreciate Curt’s commitment to CONMED and his support in ensuring a smooth and successful transition. We would like to thank Curt for his extraordinary contributions to CONMED over the last ten years, including the transformation of CONMED’s portfolio through growth and diversification, as well as expansion of our business in key markets and categories across both General Surgery and Orthopedics. As a result of this transformation, we have helped thousands of patients lead better lives.

As part of the Board’s ongoing and active succession planning process, the Board conducted an extensive review prior to selecting a new CEO. In January, Patrick (Pat) J. Beyer became CONMED’s President and CEO and joined CONMED’s Board of Directors. Pat has over 30 years of experience in the medical device industry in global commercial, operational, and leadership roles. His career with CONMED began in 2014, when he joined as President of CONMED’s International Business. Since then, Pat has held roles of increasing scope and responsibility, including his most recent position of Chief Operating Officer. Since taking on the role of CEO in January, Pat has focused on further broadening his understanding of CONMED: meeting with global team members, visiting factories, connecting with customers, and meeting with stockholders. The Board has immense confidence that Pat is the right CEO to lead the Company forward.

Board Refreshment: Following nearly ten years of service, John L. Workman informed the Board that he does not intend to stand for reelection at the May 2025 Annual Meeting of Stockholders. We would like to thank John for his years of distinguished service to the Company and the Board. His experience and knowledge, particularly regarding financial matters in the healthcare industry, have been invaluable to the Company.

The Board engaged in a comprehensive process, led by the Corporate Governance and Nominating Committee, to select a new independent director to join our Board. The process included a thorough review of the current skills, experiences, and perspectives present on the Board, and the desired attributes that would best serve CONMED’s long-term sustainable growth. As a result of this process, we are pleased to welcome Mark Kaye as a new director. Mark brings deep expertise in the areas of finance and accounting, as well as a skill set including corporate governance and risk management within the healthcare industry. Both Pat and Mark bring fresh perspectives and diverse experiences that are welcome additions to our Board. For further information on the Board’s approach to Board Refreshment, please see pages 13-16.

Strategic Focus Areas: Our differentiated platforms, including AirSeal, Buffalo Filter, BioBrace, and Foot & Ankle each make a difference in patients’ lives. We will continue to focus on these higher-growth offerings in 2025 and beyond. Additionally, our R&D teams are focused on developing innovative new products and platforms across our Orthopedics and General Surgery product lines.

In 2025, we are laser-focused on resolving the remaining supply challenges within our Orthopedics product line and strengthening our operations. We have engaged a top-tier consulting firm that is helping us drive change more rapidly and turn our supply chain operations into an area of strength for the Company.

CONMED’s Board of Directors and management team are committed to building long-term value at the Company, and values input from our stockholders. We encourage you to read our 2025 Proxy Statement, our 2024 Annual Report to Stockholders, and the other proxy materials and voting instructions on the pages that follow so your shares are represented at the meeting. These materials are also available on the annual meeting website at: https://www.proxydocs.com/CNMD

Sincerely,

Martha Goldberg Aronson Chair of the Board	Patrick J. Beyer President and CEO

*

Adjusted operating margin and adjusted diluted net earnings per share are non-GAAP financial measures. Refer to the GAAP to Non-GAAP Reconciliations page for reconciliations to the most directly comparable GAAP financial measures, operating margin and diluted net earnings per share.

Notice of Annual Meeting of Stockholders

Date and Time:	Location:
Tuesday, May 20, 2025 1:30 p.m. EDT	CONMED Headquarters 11311 Concept Blvd Largo, FL 33773 And the Meeting Website: www.proxydocs.com/CNMD

Record Date:	Proxy Mail Date:
March 24, 2025	On or about April 8, 2025

To our Stockholders:

The Annual Meeting of Stockholders of CONMED Corporation (“CONMED” or the “Company”) will be held on Tuesday, May 20, 2025, at 1:30 p.m. EDT at the offices of the Company at 11311 Concept Boulevard, Largo FL 33773, and remotely through the internet for the following purposes:

(1)	To elect eight directors to serve on the Company’s Board of Directors (Proposal No. 1);

(2)	To hold an advisory vote on named executive officer compensation (Proposal No. 2);

(3)	To approve the 2025 Long-Term Incentive Plan (Proposal No. 3);

(4)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal No. 4); and

(5)	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Our Board of Directors has fixed the close of business on March 24, 2025, as the record date. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. This year’s Annual Meeting will be a “hybrid” meeting. All stockholders are cordially invited to attend the meeting either in-person or virtually.

Stockholders attending virtually will be able to attend the meeting, submit questions and vote during the live webcast by registering at www.proxydocs.com/CNMD (the “Meeting Website”) and entering the 12- or 16-digit control number included on their Notice of Internet Availability, their proxy card or their voting instruction form. Details on how to register for and participate in the Annual Meeting remotely by means of the Meeting Website accompany this Proxy Statement and are available on the Company’s website on the Annual Meeting page of the investor relations section.

Stockholders who plan to attend the meeting in-person must present valid photo identification. Stockholders of record will be verified against an official list. If your shares are held in the name of a bank, broker or other holder of record (an intermediary), please also bring your bank or brokerage statement evidencing your beneficial ownership of CONMED stock to gain admission to the meeting; if you wish to vote these shares in person at the meeting, you must obtain a legal proxy from the holder of record of your shares and present it at the meeting. We reserve the right to deny admittance to anyone who cannot show valid identification or sufficient proof of share ownership as of the record date.

Our Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented.

By order of the Board of Directors,

Hollie K. Foust Executive Vice President, General Counsel and Corporate Secretary

April 8, 2025

CONMED CORPORATION

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider, and as a result, we encourage you to read the entire Proxy Statement and the Company’s most recent Annual Report on Form 10-K before casting your vote. References to ‘‘CONMED,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘us’’ or ‘‘our’’ refer to CONMED Corporation and its subsidiaries.

Summary of Proposals to be Voted on at the Annual Meeting

		For More Information	Board Recommendation
PROPOSAL 1 – Election of Directors		Pages 8-28	FOR each Nominee
Patrick J. Beyer	Charles M. Farkas
David Bronson	Martha Goldberg Aronson
Brian P. Concannon	Mark Kaye
LaVerne Council	Barbara J. Schwarzentraub
PROPOSAL 2 – Say on Pay		Pages 29-69	FOR
Advisory Vote on Named Executive Officer Compensation
PROPOSAL 3 – Approval of the 2025 Long-Term Incentive Plan		Pages 70-83	FOR
PROPOSAL 4 – Ratification of the Appointment of PricewaterhouseCoopers LLP for fiscal 2025		Pages 84-87	FOR

2025 Proxy Statement	1

Governance Highlights

We have implemented several governance best practices:

Effective Board Leadership and Independent Oversight

Highly independent Board, with 7 out of 8 director nominees being independent (see page 3).

•  All Board Committees are 100% independent (see pages 20-22).

•  Regular executive sessions of independent directors.

•  Majority vote or Unanimous Written Consent required for Board action.

Annual Board and Committee self-assessment process (see pages 16-17).

Enterprise Risk Management process in place, with oversight by the full Board of Directors, including in-depth reviews and regular updates on key risks. Oversight of cyber-security risk by the Audit Committee (see pages 18-19).

Board Skills and Refreshment

Use of Director skills matrix designed to ensure board has requisite skills (see page 15).

Board tenure limit of 12 years (see page 16).

Strong ongoing refreshment practice, which provides a mix of perspectives and tenure (see page 16).

Our Board of Directors has nominated eight directors for election at this Annual Meeting. As of April 8, 2025, the following aggregate information describes the slated nominees:

•  Average Age of Nominees:     62

•  Average Tenure of Nominees:     7 years

Focus on Stockholder Rights

Majority voting standard for uncontested director elections (see page 8).

By-laws provide for proxy access, stockholder action by written consent, and stockholder ability to call special meetings.

No supermajority voting requirements for certain fundamental transactions.

Transparency and Accountability

Annual election of all directors.

Significant stock ownership requirements for officers and directors (see pages 24-25 and 41).

Members of the Board of Directors and executive officers are not permitted to hedge their stock ownership, or to pledge their CONMED stock as collateral for a loan (see pages 24-25 and 42).

2	2025 Proxy Statement

Director Nominees for Election at the Annual Meeting

The following table sets forth certain information regarding the nominees for the Board of Directors:

Name	Age	Served as Director Since	Principal Occupation or Position with the Company

Patrick Beyer	59	2025

President and CEO and Director of the Company. Former positions held with the Company since 2014 include: Chief Operating Officer, President of International and Global Orthopedics, and President of CONMED International.

David Bronson	71	2015

Former Executive Vice President and Chief Financial Officer of PSS World Medical, Inc. As noted below, the Board of Directors has determined that Mr. Bronson is independent and is an audit committee financial expert.

Brian P. Concannon	67	2013	Former President and Chief Executive Officer of Haemonetics Corporation (NYSE: HAE). As noted below, the Board of Directors has determined that Mr. Concannon is independent.

LaVerne Council	63	2019

Chief Executive Officer of Emerald One, LLC. Former National Managing Principal, Enterprise Technology Strategy & Innovation for Grant Thornton LLP; former Assistant Secretary for Information & Technology and Chief Information Officer for the United States Department of Veteran Affairs; and former executive with Johnson & Johnson and DELL, Inc. As noted below, the Board of Directors has determined that Ms. Council is independent.

Charles M. Farkas	73	2014	Advisory Partner at Bain & Company. Former Global Co-Head of Bain’s Healthcare Practice. As noted below, the Board of Directors has determined that Mr. Farkas is independent.

Martha Goldberg Aronson	57	2016

Chair of the Board. Former Executive Vice President and President of Global Healthcare for Ecolab, Inc. (NYSE: ECL); former President of North America, Hill-Rom Holdings, Inc. (NYSE: HRC); former Senior Vice President of Medtronic (NYSE: MDT); former Interim Chief Executive Officer of Beta Bionics, Inc. As noted below, the Board of Directors has determined that Ms. Goldberg Aronson is independent.

Mark Kaye	45	2025

Executive Vice President and Chief Financial Officer of Elevance Health (“Elevance”) (NYSE: ELV). Former Executive Vice President and Chief Financial Officer of Moody’s Corporation (“Moody’s”); former Senior Vice President and Chief Financial Officer of Moody’s. As noted below, the Board of Directors has determined that Mr. Kaye is independent and is an audit committee financial expert.

Barbara J. Schwarzentraub	59	2019

Former Director and Divisional Chief Financial Officer for the Global Information Services Division of Caterpillar, Inc. (NYSE: CAT). As noted below, the Board of Directors has determined that Ms. Schwarzentraub is independent and is an audit committee financial expert.

More information concerning the directors and nominees is set forth below under PROPOSAL ONE: Election of Directors.

2025 Proxy Statement	3

CEO Succession and Executive Compensation Highlights

CEO Succession

In October 2024, CONMED shared Curt R. Hartman’s plans to retire as President and Chief Executive Officer (CEO) of the Company. As part of the Board’s ongoing and active succession planning process, the Board conducted an extensive review, taking into consideration the Company’s current and long-term strategic needs to continue sustainable value creation for our stockholders.

In January 2025, Patrick (Pat) J. Beyer became CONMED’s President and CEO and joined CONMED’s Board of Directors. Pat joined CONMED in 2014 as President of CONMED International and has held roles of increasing scope and responsibility since that time, including his most recent position of Chief Operating Officer. Pat has over 30 years of experience in the medical device industry including global commercial, operational, and leadership roles. The Board has immense confidence in Pat as the right CEO to lead the Company forward.

Executive Compensation Highlights

Our executive compensation program is designed to support the longevity and stability of CONMED by driving long-term business outcomes, promoting strong governance practices, and encouraging responsible and balanced risk-taking to enable growth. This is achieved by linking individual pay with the Company’s performance on a diverse set of measures that are meant to align the interests of executives and stockholders. All senior executives have a significant portion of their compensation that is variable and covers annual and multi-year performance periods. Long-term incentive awards are designed to align executives’ interests with the Company’s long-term performance using performance-based equity awards and stock options designed to reward stock price performance over time.

In 2024, we enhanced our short-term incentive program through the addition of an Operating Cash Flow target (replacing the Free Cash Flow target introduced in 2023), and we believe the inclusion of performance stock units (“PSUs”) in our long-term incentive program for executives since 2023 will continue to strengthen the execution of our pay-for-performance philosophy.

Our executive compensation program, including compensation philosophy and pay components, is discussed in detail under the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page 30.

4	2025 Proxy Statement

Executive Compensation Best Practices

Best Practices We Employ

✔ Majority of NEO compensation tied to long-term performance

✔ Equity awards require a “double trigger” for Change in Control vesting acceleration

✔ Stock ownership guidelines of 4x salary for CEO, 3x for the CFO, and 1x for other NEOs

✔ Robust holding requirements until minimum share ownership requirements are achieved

✔ Caps on incentive plan payouts

✔ Compensation Committee is comprised entirely of independent directors

✔ Compensation Committee engages an independent compensation consultant

✔ Compensation Committee regularly meets in executive session without management present

✔ Annual risk assessment of the compensation programs

✔ Minimum vesting schedule of at least 12 months for equity awards

✔ Incentive program designs do not encourage excessive risk taking

✔ Clawback policy that applies to incentive-based compensation received by executive officers, consistent with SEC and NYSE requirements

✔ The CEO is not present during any deliberations or voting of the Compensation Committee or Board regarding CEO compensation

Practices We Avoid

✘ Hedging and pledging stock are prohibited

✘ Our equity plan does not permit repricing of underwater stock options without stockholder approval

✘ We do not provide executive perquisites other than for international employees where such perquisites are common

✘ Excise tax “gross-ups” are not included in our employment arrangements

✘ We do not pay dividends on unvested equity awards

✘ We do not guarantee our annual bonus payments; each bonus requires a threshold of performance

2025 Proxy Statement	5

Environmental, Social and Governance (ESG)

We know that a coordinated, thoughtful approach to ESG lends itself to a healthier, more sustainable future for our stakeholders, including CONMED employees, customers, vendors, stockholders and community members. Our ESG strategy aligns with the scale of our business and the evolution of this important topic across the medical device industry.

Leadership of our ESG program starts with oversight by our Board of Directors, which receives updates on ESG strategy and related initiatives. As discussed in our Corporate Governance Principles, available on the Corporate Governance page of our website https://www.conmed.com/en/why-conmed/esg/corporate-governance, the full Board of Directors is charged with the responsibility for risk oversight related to CONMED’s ESG strategy. The full Board or its committees review and evaluate management’s strategies, policies, activities, and approach to ESG.

In addition to oversight by the full Board, the ESG Steering Committee, a cross-functional group of senior leaders, provides strategic direction and prioritization of ESG initiatives. Our ESG Leader provides management and oversight of our ESG program, and CONMED employees engage in impactful initiatives around the globe.

ESG GOVERNANCE STRUCTURE

6	2025 Proxy Statement

Our ESG Report includes disclosure metrics relevant to CONMED’s business. We also align our reporting with the Sustainability Accounting Standards Board (SASB) standards for the Medical Equipment & Supplies industry and highlight connections to the United Nations Sustainable Development Goals (UN SDGs). Our most recent ESG Report is available on the ESG section of our website: https://www.conmed.com/en/why-conmed/esg

Environmental Highlights

•	Utica, New York plant is ISO 14001 certified and Chihuahua, Mexico plant is Clean Industry Certified.

•	Utica site underwent an energy audit in 2024 to identify hotspots of high energy use and areas of opportunity to improve energy efficiency.

•	Largo site implemented onsite cardboard recycling collection to significantly increase the amount of cardboard recycled.

Social Highlights

•	Long-term partner with United Way to serve communities where we operate.

•	98% of employees participated in the 2024 Gallup Q12 Employee Engagement Survey.

•

In 2024, we launched a new global leadership program called Elevate. It is designed to help leaders at CONMED to connect, discuss leadership priorities, and share best practices. 81% of CONMED’s leaders attended at least one of the sessions offered throughout the year.

Governance Highlights

•	Committee Chair rotation expected every three to five years.

•	Board Service tenure limited to 12 years.

•	100% Independent Directors on all standing Board Committees.

2025 Proxy Statement	7

PROPOSAL ONE: Election of Directors

John Workman will not be standing for reelection in 2025. The Board would like to thank him for his years of distinguished service to the Company.

The Board has determined to fix the number of directors constituting the full Board at eight, as of the 2025 Annual Meeting. Accordingly, at the Annual Meeting, stockholders will vote to elect a Board of eight directors to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. All the nominees are currently directors. Each agreed to be named in this Proxy Statement and serve, if elected.

The shares represented by proxies will be voted as specified by the stockholder. If the stockholder does not specify his or her choice, the shares will be voted in favor of the election of all the nominees listed on the proxy card.

The Company has no reason to believe that any director nominee will be unavailable or will decline to serve. However, in the event that any nominee named in this Proxy Statement is unable to serve or for good cause will not serve, the shares represented by proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board may recommend, to the extent this is not prohibited by the Company’s by-laws and applicable law. The eight director nominees who receive the greatest number of votes “for” at the meeting will be elected to the Board, subject to the majority voting standard adopted by the Board and reflected in the Corporate Governance Principles, as described below. Votes against, and votes withheld in respect of, a director nominee will have no effect on the outcome of the election of directors, except in the case of votes withheld to the extent they revoke earlier dated proxy cards. Stockholders are not entitled to cumulative voting rights.

Notwithstanding the plurality voting standard for the election of directors, under Section IV of our Corporate Governance Principles, if the election of directors is uncontested, a director nominee who does not receive the vote of at least the majority of the votes cast with respect to such director’s election or reelection is expected to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or to reject the tendered resignation within 90 days after the certification of the election results. The Board will act on the resignation, considering the Corporate Governance and Nominating Committee’s recommendation, and will publicly disclose the decision and the rationale behind it. If the Board does not accept the director nominee’s resignation, the director will continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation. If the Board accepts the director nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to the Certificate of Incorporation, by-laws and applicable corporate law.

The Board of Directors unanimously recommends a vote “FOR” each nominee.

8	2025 Proxy Statement

Director Nominees

Patrick J. Beyer Age 59 Director since 2025

Biographical Information: Mr. Beyer was promoted to the role of President and Chief Executive Officer and appointed to the Board of Directors in January 2025. Prior to this, Mr. Beyer was the Company’s Chief Operating Officer from April 2024 to December 2024, the President International and Global Orthopedics from October 2020 to April 2024, and President of CONMED International from December 2014 to October 2020. Prior to joining the Company, Mr. Beyer served as Chief Executive Officer of ICNet, a privately held infectious control software company, from 2010 until the company was sold in 2014. Prior to this, Mr. Beyer spent 21 years at Stryker Corporation (NYSE: SYK) where he led Stryker Europe from 2005 to 2009, Stryker UK, South Africa and Ireland from 2002 to 2005, and Stryker Medical from 1999 to 2002. Mr. Beyer is on the Board of Bioventus (NASDAQ: BVS), previously Misonix, where he is a member of the Audit Committee. Mr. Beyer graduated from Kalamazoo College with a Bachelor of Arts in Economics and Western Michigan University with a Master of Business Administration in Finance. He also completed Harvard Business School’s Advanced Management Program.

Qualifications: Mr. Beyer’s qualifications for election to CONMED’s Board include his vital role as the Chief Executive Officer and President of the Company. He offers industry experience from global commercial, operational, and leadership perspectives. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

David Bronson Age 71 Director since 2015 Committees: • Corporate Governance and Nominating (Chair) • Audit

Biographical Information: Mr. Bronson served as Executive Vice President and Chief Financial Officer of PSS World Medical, Inc. from 2002 until it was acquired by McKesson Corp in 2013. Prior to that, he was Chief Financial Officer of Digineer, Inc. from 2001 to 2002 and of VWR Scientific Products from 1995 to 1999, when it was acquired by Merck KGaA. Mr. Bronson previously spent 15 years at Baxter Healthcare, Inc., where he held various senior financial executive positions. He was a director and a member of the Audit Committee of Labsco, Inc. until 2016 and was a director and Audit Committee Chair of AxelaCare, Inc. through November 2015. Mr. Bronson received his Master of Science in Management Studies from Northwestern University’s Kellogg School of Business and his Bachelor of Science in Accounting from California State University, Fullerton. The Board of Directors has determined that Mr. Bronson is independent within the meaning of the rules of the New York Stock Exchange, and that he is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission.

Qualifications: Mr. Bronson’s qualifications for election to CONMED’s Board include substantial experience as a Chief Financial Officer generally, and specifically in the healthcare industry, as well as financial and accounting expertise acquired through prior positions. His exposure to, and familiarity with, healthcare services matters provide an important perspective to the Board. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

2025 Proxy Statement	9

Brian P. Concannon Age 67 Director since 2013 Committees: • Compensation (Chair) • Strategy

Biographical Information: Mr. Concannon served as President and CEO and as a member of the Board of Directors of Haemonetics Corporation, a publicly traded company (NYSE: HAE) from April 2009 to October 2015. He joined Haemonetics in 2003 and served in various roles to include the President, Global Markets in 2006 and the Chief Operating Officer from 2007 to 2009. Prior to joining Haemonetics, Mr. Concannon was the President, Northeast Region, for Cardinal Health (NYSE: CAH) Medical Products and Services where he was employed from 1998 to 2003. Prior to this, he was employed by American Hospital Supply Corporation, Baxter Healthcare Corp and Allegiance Healthcare in a series of sales and operations management positions of increasing responsibility. He has served in leadership roles within the healthcare industry for more than 30 years. Mr. Concannon has been a member of the Board of Directors of Hivers and Strivers, an investment fund, since September 2020, and a member of the Board of Directors of VetAccel since November 2019. Mr. Concannon was also a member of the Board of Directors of South Shore Health and was Vice-Chair from January 2017 to December 2019. He was also a member of the Board of Directors of My Brother’s Keeper beginning in January 2010, serving as the Chair of the Board from September 2011 to December 2021, and served as a member of the Board of Aegle Health Partners from October 2021 to May 2023. Additionally, Mr. Concannon was appointed as the Civilian Aide to the Secretary of the Army for Massachusetts in 2017, in which he served until 2024. Mr. Concannon is a graduate of the United States Military Academy at West Point. The Board of Directors has determined that Mr. Concannon is independent within the meaning of the rules of the New York Stock Exchange.

Qualifications: Mr. Concannon’s qualifications for election to CONMED’s Board include his experience as a former CEO and director of a publicly-traded medical device company, and the former president of a distribution company. Mr. Concannon offers industry experience from a sales and marketing perspective. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

LaVerne Council Age 63 Director since 2019 Committees: • Compensation • Strategy

Biographical Information: Ms. Council is the Chief Executive Officer of Emerald One, LLC, a consulting company focused on helping business and technology organizations transform through digital change. She was the National Managing Principal, Enterprise Technology Strategy & Innovation for Grant Thornton LLP from December 2017 to November 2019. She served as the Senior Vice President and General Manager for MITRE Corporation from 2017 to 2018 and as the Assistant Secretary for Information & Technology and Chief Information Officer for the United States Department of Veteran Affairs from 2015 to 2017. Ms. Council was the Chief Executive Officer of Council Advisory Services, LLC from 2012 to 2015 and served as the Corporate Vice President and Global Chief Information Officer for Johnson & Johnson from 2006 to 2011. Before that, she served in several roles of increasing responsibility at DELL, Inc., most recently as the Global Vice President, Information Technology, Global Business Solutions, and Development Services. Ms. Council also serves on the Board of Directors of Concentrix (Nasdaq: CNXC), where she serves on the Audit and Compensation Committees, as well as the Board of Thomson Reuters (NYSE: TRI), where she serves on the Audit and Risk Committees. Ms. Council received her Master of Business Administration from Illinois State University and her Bachelor of Business Administration from Western Illinois University. She also holds an honorary Doctorate of Business Administration from Drexel University. Ms. Council also serves on the global Board of Girl Up, a UN Foundation Organization. The Board of Directors has determined that Ms. Council is independent within the meaning of the rules of the New York Stock Exchange.

Qualifications: Ms. Council’s qualifications for appointment to CONMED’s Board include her extensive experience as a global operations and information technology executive with budgets ranging up to $4.5 billion per year. The Board strongly believes that the Board and Company benefit from the perspective that Ms. Council brings from her business experience. She has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

10	2025 Proxy Statement

Charles M. Farkas Age 73 Director since 2014 Committees: • Strategy (Chair) • Corporate Governance and Nominating

Biographical Information: Mr. Farkas has spent more than 40 years at Bain & Company. Mr. Farkas became an Advisory Partner of Bain & Company in July 2015. Prior to this, Mr. Farkas was a Senior Partner at Bain & Company, served as the Global Co-Head of Bain’s Healthcare Practice, and advised leading medical technology and pharmaceutical companies in the United States, Europe, and Asia. He also advised academic medical centers and provider organizations in the United States. Mr. Farkas also advised chief executives and senior managers in a wide variety of industries on issues critical to long-term success, including strategy, mergers and acquisitions, and operational effectiveness. He has served as the Managing Director of Bain Canada and as the global leader of Bain & Company’s financial services practice. Prior to working at Bain, Mr. Farkas received a Bachelor of Arts from Princeton University and a Master of Business Administration from Harvard Business School. Mr. Farkas is currently on the Boards of the John A. Hartford Foundation, Medzown, Inc., Wellist, LLC, and United Bridge Partners. He also serves as Chair of the Board of Medicinal Genomics Corporation. Previously, Mr. Farkas served on the Harvard Medical School Board from 2005 to 2017. The Board of Directors has determined that Mr. Farkas is independent within the meaning of the rules of the New York Stock Exchange.

Qualifications: Mr. Farkas’ qualifications for election to CONMED’s Board include his more than 40 years working in the healthcare and medical technology fields in the U.S. and around the world. Mr. Farkas is a highly respected leader, and he provides the Board with valuable strategic and governance perspectives, drawing on his vast experience inside and outside the healthcare industry. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

Martha Goldberg Aronson Chair of the Board Age 57 Director since 2016 Committees: • Corporate Governance and Nominating • Strategy

Biographical Information: Ms. Goldberg Aronson has served as Chair of the Board since October 2024, previously serving as Lead Independent Director from May 2020 to October 2024. Ms. Goldberg Aronson has managed global health care businesses ranging in size from $500 million to $1.0 billion. She was the Executive Vice President and President of Global Healthcare for Ecolab, Inc. (NYSE: ECL) from 2012 to 2015, having previously served as the Senior Vice President and President – North America for Hill-Rom Holdings, Inc. (NYSE: HRC) from 2010 to 2012. Prior to that, Ms. Goldberg Aronson was the Senior Vice President and Chief Talent Officer for Medtronic, Inc. (NYSE: MDT), having held various prior general management positions within Medtronic, both in the U.S. and internationally. Ms. Goldberg Aronson holds a Bachelor of Arts in Economics from Wellesley College, and a Master of Business Administration from Harvard Business School. Ms. Goldberg Aronson also served on the Board of Directors of Methode Electronics, Inc. (NYSE: MEI) through September 2019, Clinical Innovations, LLC through December 2019, and Cardiovascular Systems, Inc. (NASDAQ: CSII) through April 2023. Ms. Goldberg Aronson also served as a director of Beta Bionics, Inc. from February 2020 to October 2022, having served as interim Chief Executive Officer from February 2022 to August 2022. Ms. Goldberg Aronson joined the Board of Bright Uro, Inc. in April 2024 and the Board of OmCare Inc. in November 2024. The Board of Directors has determined that Ms. Goldberg Aronson is independent within the meaning of the rules of the New York Stock Exchange.

Qualifications: Ms. Goldberg Aronson’s qualifications for election to CONMED’s Board include her extensive experience in the global healthcare markets, including leadership roles within medical device companies, and her experience in marketing and talent development. The Board strongly believes that the Board and Company benefits from the perspectives that Ms. Goldberg Aronson brings to the Board and the Company from her business experience. She has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

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Mark Kaye Age 45 Director since 2025 Committees: • Audit • Strategy

Biographical Information: Mr. Kaye has served as the Executive Vice President and Chief Financial Officer of Elevance Health (“Elevance”) since November 2023. Prior to joining Elevance, he served as the Executive Vice President and Chief Financial Officer of Moody’s Corporation (“Moody’s”) from April 2021 to September 2023, with responsibility for all global finance activities across the company and as Senior Vice President and Chief Financial Officer from August 2018 to April 2021. Prior to Moody’s, he served as Senior Vice President and Head of Financial Planning and Analysis at Massachusetts Mutual Life Insurance Company (“MassMutual”) from February 2016 until July 2018, and Chief Financial Officer of MassMutual U.S. since July 2015. Prior to that, Mr. Kaye served as Chief Financial Officer and Senior Vice President, Retirement Solutions, at Voya Financial (formerly ING U.S.) from 2011 to 2015, and Mr. Kaye previously held various senior financial and risk reporting positions at ING U.S. and ING Group. Prior to that, Mr. Kaye worked in the investment banking division of Credit Suisse First Boston. Mr. Kaye has served as a Director on the Board of BCS Financial Corporation since May 2024. Mr. Kaye holds a Bachelor’s in Actuarial Science and Statistics from the University of Pennsylvania and a Master of Business Administration in Finance from The Wharton School at the University of Pennsylvania.

Qualifications: Mr. Kaye’s qualifications for election to CONMED’s Board include his extensive experience as a Chief Financial Officer generally, and in the healthcare industry, as well as his financial and accounting expertise acquired through his prior positions. His exposure to, and familiarity with, healthcare services matters provide an important perspective to the Board. Over the last five years, he has held senior roles overseeing strategic planning, operational efficiencies, and organizational growth initiatives. This background, combined with a strong emphasis on corporate governance, risk management, and financial oversight, equips him with the skills and insights needed to guide the Company’s future direction. He has the ability and willingness to serve on the Board, and he is an excellent fit to work collaboratively with the other directors.

Barbara J. Schwarzentraub Age 59 Director since 2019 Committees: • Audit (Chair)

Biographical Information: Ms. Schwarzentraub held various roles at Caterpillar, Inc. (NYSE: CAT) from 1990 to 2020. Most recently, she was the Director and Divisional Chief Financial Officer for their Global Information Services Division from 2017 to 2020. Prior to this, she held roles including Director of Caterpillar’s Global Component Manufacturing and Supply Chain, Vice President of Caterpillar Logistics Services Inc., Director of Caterpillar’s Parts Distribution, and Director of Global Finance Transformation. Prior to these roles, Ms. Schwarzentraub held several positions of increasing responsibility within Caterpillar. Ms. Schwarzentraub received her Master of Business Administration and Bachelor of Science in Accounting from Bradley University. The Board of Directors has determined that Ms. Schwarzentraub is independent within the meaning of the rules of the New York Stock Exchange, and that she is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission.

Qualifications: Ms. Schwarzentraub’s qualifications for appointment to CONMED’s Board include her extensive global experience in information technology and supply chain management, leading large organizations, and finance and accounting. The Board strongly believes that the Board and Company benefits from the perspectives that Ms. Schwarzentraub brings to the Board and the Company as a result of her business experience. She has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

The Board of Directors has determined that Messrs. Bronson, Concannon, Farkas, and Kaye and Mses. Council, Goldberg Aronson and Schwarzentraub have no material relationship with the Company and are independent under the standards of the New York Stock Exchange. The independent directors meet in executive session during each Board meeting.

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Corporate Governance and Nominating Committee Report

The Corporate Governance and Nominating Committee is committed to recommending qualified individuals to the Board for nomination as members of the Board and its committees, and to make recommendations as to the size of the Board that the Committee believes to be desirable and in the best interest of stockholders.

In October 2024, CONMED shared Curt R. Hartman’s plans to retire as President and Chief Executive Officer (CEO) of the Company. As part of the Board’s ongoing and active succession planning process, the Board conducted an extensive review, taking into consideration the Company’s current and long-term strategic needs to continue sustainable value creation for our stockholders. As a result of this thorough and involved review, the Board appointed Patrick (Pat) J. Beyer to the role of President and CEO of the Company and as a non-independent Director, effective January 1, 2025.

Additionally, following nearly ten years of service, John L. Workman informed the Board that he does not intend to stand for reelection at the May 2025 Annual Meeting of Stockholders. The Corporate Governance and Nominating Committee led the Board through a comprehensive process to select a new independent director. The process, further detailed below, included a thorough review of the current skills, experiences, and perspectives present on the board, and desired attributes that would best serve CONMED’s long-term sustainable growth. The Corporate Governance and Nominating Committee retained a search firm to identify a wide range of candidates with specific skills and experiences identified as a focus. As a result of this process, the Board welcomed Mark Kaye as a new director in February 2025. Mark brings deep financial and accounting expertise, and a skill set including corporate governance and risk management within the healthcare industry. Both Pat and Mark’s fresh perspectives and backgrounds are a welcome addition to the board.

Although the Corporate Governance and Nominating Committee has no minimum qualifications, the Committee has developed and maintains a set of desirable skills and expertise for potential candidates for Board service. The Committee performs an assessment of the skills and experience needed to properly oversee the interests of the Company. Generally, the Committee reviews both the short- and long-term strategies of the Company to determine what current and future skills and experience are required of the Board in exercising its oversight function and in the context of the Company’s strategic priorities. The Committee then compares those skills to those of the current directors and potential director candidates. The Committee conducts targeted efforts to identify and recruit individuals who have the qualifications identified through this process. As described in our Corporate Governance Principles, the Board selects nominees for independent director positions considering:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•

The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•

Diversity of skills, qualifications, expertise (including financial, accounting, compliance, corporate social responsibility, public policy, cyber security or other relevant expertise), professional and industry knowledge, experiences, contacts, viewpoint, geographic location, education, diversity of opinion, and personal characteristics (including gender, ethnicity, race, background) relevant to the Company’s business.

Using the criteria set forth above, the Corporate Governance and Nominating Committee also considers the skills and expertise required to satisfy the listing requirements of the New York Stock Exchange, on which the Company’s stock is traded.

As a result of the Board’s thoughtful approach to board composition, including its commitment to refreshment, we are pleased to present eight highly qualified nominees who provide the Board with a well-rounded variety of skills and experience, and represent an effective mix of fresh perspectives and deep Company knowledge. Each director is individually qualified to make unique and substantial contributions to the Board, and, collectively, our directors’ diverse viewpoints and skill sets ensure that our Board is well-suited to provide the Company with valuable insight and effective oversight with respect to its business, overall performance, and strategic direction.

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The Corporate Governance and Nominating Committee will also consider any nominees submitted to the Company by stockholders wishing to propose nominees for election as directors at the 2025 Annual Meeting, provided that the stockholders proposing any such nominees have adhered to specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the Corporate Secretary of the Company, CONMED Corporation, 11311 Concept Blvd, Largo, FL 33773 (Telephone (727) 392-6464). The Committee may consider candidates proposed by management but is not required to do so.

Submitted by the Corporate Governance and Nominating Committee,

David Bronson (Chair)	Charles Farkas
Martha Goldberg Aronson

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Skills Matrix

The Corporate Governance and Nominating Committee maintains a skills matrix, which it reviews and updates as needed, to serve two primary purposes. First, it includes many of the skills and backgrounds the Committee believes are particularly valuable for the Board to oversee the Company and its management. Second, it allows the Board to compare the skills required against the inventory of skills and backgrounds represented individually and collectively by all directors, so that the Corporate Governance and Nominating Committee can recommend changes to the Board, as needed, as the skills or backgrounds needed, or represented, change over time.

The key qualifications, skills, experience, and perspectives that each director brings to the Board are included in their individual biographies and summarized below. While all of these qualifications were considered by the Corporate Governance and Nominating Committee and the Board in making this year’s nomination decisions and as part of the Board refreshment process, the following summary does not encompass all of the skills, experience, qualifications and attributes of the director nominees and the fact that a particular skill, experience, qualification or attribute for a nominee is not listed below does not mean that he or she does not possess that skill, experience, qualification or attribute. The Board firmly believes that its highly qualified director nominees provide the Board with a diverse complement of specific business skills, experience, and perspectives necessary to ensure effective oversight. The skills the Board considers include, among others, the following:

Skills and Perspective
Independent		●	●	●	●	●	●	●
Strategic Planning	●	●	●	●	●	●	●	●
Sales & Marketing Expertise	●		●		●	●
Operational Effectiveness	●	●	●	●	●	●	●	●
Finance	●	●	●	●	●	●	●	●
Technology and Innovation/R&D	●		●	●	●	●		●
International Experience	●		●	●	●	●	●	●
Medical Device Experience	●	●	●	●	●	●	●
Organizational Capability/ Succession Planning	●	●	●	●	●	●	●	●
Stockholders/Capital Markets Experience		●	●			●	●

Gender of Nominees	Age of Nominees	Tenure of Nominees

Average Age 62 years

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Board Refreshment and Term Limits

The Board has a comprehensive, on-going director succession and board refreshment planning process designed to provide the Board with an appropriate diversity of viewpoints, perspectives, skills, and experiences necessary to promote, support and oversee the Company’s strategy. The Board regularly evaluates the Company’s evolving needs and adds new skills, qualifications, and experience to the Board as necessary to ensure that the Board remains capable of addressing the risks, trends, and opportunities that the Company may face in the future.

The Board deeply values the thoughtful and robust deliberations that result from its current mix of new and long-standing directors, which allow it to benefit from both the historical and institutional knowledge of its longer-tenured directors, as well as the additional perspectives contributed by its newer directors. Under the director term limit policy, independent directors appointed prior to December 2024 are expected to offer not to stand for reelection upon having completed 12 years of service as a director. Independent directors appointed December 2024 or later are expected to resign upon having completed 12 years of service as a director. Notwithstanding the foregoing, the expected retirement can be waived if the Corporate Governance and Nominating Committee determines that there is good cause for such a waiver and that a waiver would be in the best interest of the Company.

In addition to regularly refreshing the composition of the Board of Directors, whose current average tenure is approximately seven years, the Corporate Governance and Nominating Committee has also made recommendations to refresh the membership and leadership of the various Board Committees and has made it a practice to change committee leadership after five years.

Director Orientation and Continuing Education

When a new director joins the Board, the director is provided with a business briefing which provides an overview of CONMED and its businesses, products, markets, strategic plans, and risks. Once elected to the Board, the new director may hold individual meetings with members of the senior management team.

Directors also have opportunities for continuing education. In 2024, the Board engaged subject matter experts from third parties to facilitate sessions on effective board management and participation, director obligations, independence, and oversight, and an overview of global MedTech markets.

Annual Board Self-Assessment

The Board recognizes that a robust and constructive assessment process is an essential component of Board effectiveness. As such, the Board, and each committee, conduct annual self-assessments, except in some cases when there is a change in a committee chair mid-year, in which case the self-assessment may be postponed so that it covers a meaningful period of time under the new committee leadership.

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Each director submits individual responses and then a summary is compiled which identifies any themes or issues that have emerged. These self-assessments are designed to elicit suggestions about a range of topics to assess Board and committee performance, including Board and committee composition, structure, responsibilities, information received, accountability and effectiveness, among other topics.

The Corporate Governance and Nominating Committee considers the ways in which the Board processes and effectiveness may be enhanced based on the results of the assessment process. The Corporate Governance and Nominating Committee then reports on the results of the assessment process and recommends its suggested changes to the full Board of Directors.

Some examples of feedback incorporated as a result of the assessment process include:

• An annual dedicated Board meeting focused on the Company’s strategy	• Enhancements to our director onboarding and education program

• Board refreshment and changes in Board composition	• Improvements in materials and information provided to the Board

• New directors with expertise in areas critical to our business strategy and operations	• Diversification of the location of Board meetings

• Outside presentations on emerging risks, industry trends, competitive environment, and other topics of interest	• Additional time allocated for discussions

In 2024, our Board engaged an independent third-party advisor (the “independent facilitator”) to facilitate the annual self-assessment of the Board, its committees and its individual directors. Directors participated in this process through responses to a written self-assessment and individual discussions with the independent facilitator. The independent facilitator then presented a summary of the self-assessment findings to the full Board and individualized feedback to each director. The Board determined actions to be taken in response to the feedback, and the Lead Independent Director and the Corporate Governance and Nominating Committee worked with management to implement responsive actions.

Leadership Structure

The Board’s Leadership Structure is designed to promote Board effectiveness, and to allocate authority and responsibility appropriately between the Board and management. All members of our board committees are independent, including the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Strategy Committee. The independent members of the Board meet regularly in executive sessions without management.

During most of 2024, the Board maintained a joint Chair and Chief Executive Officer, and a separate Lead Independent Director. When Mr. Hartman announced his planned retirement, the Board reviewed its leadership structure in connection with its succession planning activities. The Board ultimately decided to separate the roles of Chair of the Board of Directors and Chief Executive Officer, effective October 31, 2024, and elected Ms. Goldberg Aronson, the former Lead Independent Director, as the Chair of the Board. The Board believes that this leadership structure is the most appropriate for the Company and its stockholders at this time given that it promotes active participation of the independent directors and serves to strengthen the

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role of the Board in fulfilling its oversight responsibility while recognizing the day-to-day management direction provided by the Chief Executive Officer.

Ms. Goldberg Aronson has served as a member of the Board since February 2016 and as Lead Independent Director from May 21, 2020 through October 31, 2024, when she was elected Chair of the Board. Ms. Goldberg Aronson’s deep knowledge of the Company and her significant board leadership and senior executive management experience is valuable to the Board in her role as Chair. The Corporate Governance and Nominating Committee believes that Ms. Goldberg Aronson is highly qualified to serve as our Chair and that she provides strong leadership of the Board and the independent directors and diligently fulfills her duties as Chair.

The Board does not have a specific policy with respect to separating or combining the roles of Chair and Chief Executive Officer, or whether the Chair should be an employee or non-employee director. The Board will continue to review its leadership structure considering corporate governance standards, market practices and the Company’s specific needs and circumstances. If it is decided in the future to combine the roles of Chair and Chief Executive Officer, a majority of the independent members of the Board may elect from among the independent members of the Board a Lead Independent Director.

Chair Duties

Prepares the agenda for meetings of the Board of Directors

Establishes the schedule for Board and Committee meetings considering the quarterly reporting obligations, investor conferences and meetings, and conflicting scheduling demands

Provides leadership for the Board of Directors during the meetings by presiding over the meetings, and for communications among directors between meetings

If independent, the Chair will preside at the executive sessions of the independent directors, and will convey any communications from the independent directors to the CEO

Establishes the priorities for the Board of Directors

Guides the Board’s annual assessment of the CEO

Is available, as needed, to meet with stockholders

Risk Oversight

While the Company’s management is responsible for day-to-day risk management, the Board has the ultimate responsibility for overseeing the Company’s risk management process. The Company has instituted a thorough, comprehensive enterprise risk management program, which is a company-wide effort to identify, assess, manage, report and monitor enterprise-wide risks that may affect our ability to achieve our business objectives. This program involves regular Board oversight along with updates on key risks by management, with subject matter experts within management, as appropriate, reporting at each regularly scheduled Board meeting on any material changes during the year as they arise. Executive management completes the following actions to create the enterprise risk management assessment:

•	Aggregates all significant risks that may have a material impact on the Company;

•	Assesses industry-wide risks as experienced by competitors and others in the same industry as well as emerging risks, including, for example, cyber security and data privacy;

•	Identifies a plan to mitigate, reduce or manage each identified risk, to the extent possible;

•	Reviews each identified risk, with frequent monitoring of significant risks; and

•

Provides the Board with reports on the overall enterprise risk management process, including a dashboard showing the likelihood and potential of each risk identified, as well as an identification of the trends for each risk, with management providing more in-depth reviews of key risks identified by management, or as requested by the Board.

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As detailed in our Corporate Governance Principles, available in the Corporate Governance section of our website (at https://www.conmed.com/en/why-conmed/esg/corporate-governance), while the overall responsibility for risk management resides with the full Board of Directors, in the interests of efficiency and allowing for more in-depth reviews, the Board has allocated the responsibilities for risk oversight as indicated in the following table, which is not an exhaustive or complete list of all risks overseen by the Board and is subject to change as the Board of Directors deems appropriate:

Risk	Board	Audit	Compensation	Corporate Governance and Nominating	Strategy

Compensation			•

Compliance	•	•

Cyber Security	•	•

Enterprise Risk	•

Financial Disclosure	•	•

Governance				•

Human Capital Management	•

Product Safety	•

Legal	•

Regulatory (FDA)	•

Business Strategy	•				•

Other Risks (e.g., Climate, ESG, other)	•

Meetings of the Board of Directors

During 2024, the full Board of Directors met eight times in person or by telephone conference. Each director attended or participated in all board meetings. Directors are expected to attend our annual stockholder meetings. All nominees serving on our Board at the time of the 2024 annual meeting were present for the meeting.

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Board Committees

The Company’s Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Strategy Committee. Current members of the individual committees are named below:

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Strategy Committee

Barbara Schwarzentraub, Chair	Brian Concannon, Chair	David Bronson, Chair	Charles Farkas, Chair
David Bronson	LaVerne Council	Charles Farkas	Brian Concannon
Mark Kaye	John Workman	Martha Goldberg Aronson	LaVerne Council
John Workman			Martha Goldberg Aronson
Mark Kaye

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and currently consists of four independent directors. As more fully detailed in its charter, the Audit Committee is charged with:

• Oversight of the Company’s accounting and financial reporting principles, policies and internal accounting controls and procedures.	• Oversight of the Company’s financial statements and the independent audit thereof.

• Nominating the outside independent registered public accounting firm to be proposed for stockholder approval.	• Evaluating and, where deemed appropriate, replacing the independent registered public accounting firm.

• Pre-approving all services permitted to be performed by the independent registered public accounting firm.	• Approving related-party transactions.

•   Establishing procedures for (i) the receipt, retention and treatment of complaints by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters.

• The oversight of the Company’s response to claims involving potential financial fraud or ethics matters.
• Overseeing the Company’s financial statement and financial reporting risks.

The Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting.

The Audit Committee met fifteen times during 2024. All active members of the Audit Committee attended every meeting. The current Audit Committee Charter is available on the Company’s website in the corporate governance section (at https://www.conmed.com/en/why-conmed/esg/corporate-governance). The charter is also available in print to any stockholder who requests it.

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Compensation Committee

The Compensation Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and currently consists of three independent directors. As more fully detailed in its charter, the Compensation Committee is charged with:

General

•   Establishing the Company’s general compensation philosophy and overseeing the development and implementation of compensation programs.

•   Reviewing the Company’s policies with respect to recoupment of compensation or clawbacks.

•   Approving issuances under, or any material amendment of, any tax qualified, nondiscriminatory employee benefit plan or parallel nonqualified plan pursuant to which a director, officer or employee will acquire stock or options.

•   Overseeing compensation-related risks.

•   Overseeing regulatory compliance with respect to compensation matters.

CEO and Executive Officers

•   Reviewing and approving any severance, termination agreements, or other payments proposed to executive officers.

•   Reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, to evaluate the performance of the CEO considering those goals and objectives, and to determine, or to recommend to the Board for determination, all components of the CEO’s compensation based on this evaluation.

•   Determining or recommending to the Board for determination, all components of the compensation of all other executive officers.

Stockholder Engagement	Non-Employee Directors

• Reviewing the Company’s recommendation as to the frequency of “Say on Pay” votes, and to consider the results of any stockholder votes on compensation matters.

•   Reviewing the Company’s compensation plan, as to cash, equity or otherwise, with respect to the compensation of independent Directors on a periodic basis and making recommendations to the full Board of Directors for approval.

The Compensation Committee met six times during 2024. All active members of the Compensation Committee participated in every meeting. The current Compensation Committee Charter is available on the Company’s website in the corporate governance section (at https://www.conmed.com/en/why-conmed/esg/corporate-governance). The charter is also available in print to any stockholder who requests it.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of three independent directors. As more fully detailed in its charter, the Corporate Governance and Nominating Committee is charged with:

• Reviewing the leadership structure of the Board and its respective committees, and how the Board’s oversight functions relate to the leadership structure.	• Identifying individuals believed to be qualified to become Board members and recommending to the Board the nominees to stand for election as directors.

• Developing and recommending to the Board a set of corporate governance principles applicable to the Company.	• Establishing procedures for the Committee to exercise oversight of the evaluation of the Board.

•   Identifying Board members qualified to fill vacancies on any committee of the Board and recommending that the board appoint the identified member or members to the respective committee member or chair position.

• Recommending to the Board, from time to time, any changes the Committee believes to be desirable to the size of the Board.

The Corporate Governance and Nominating Committee met five times during 2024. All active members of the Corporate Governance and Nominating Committee attended every meeting.

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The current Corporate Governance and Nominating Committee Charter and Corporate Governance Principles are available on the Company’s website in the corporate governance section (at https://www.conmed.com/en/why-conmed/esg/corporate-governance). The charter is also available in print to any stockholder who requests it.

Strategy Committee

The Strategy Committee currently consists of five independent directors. As stated in its charter, the purpose of the Strategy Committee is to assist the Board in fulfilling its oversight responsibilities related to long-term strategy, strategic decisions regarding investments, acquisitions and divestitures, and capital structure considerations that pertain to specific, recommended investments or acquisitions. As more fully detailed in its charter, the Strategy Committee is charged with:

• Strategy Facilitation. Work with the executive team to oversee the development and implementation of the Company’s corporate strategy.	• Investments, Acquisitions and Divestitures. Provide input to the executive team on investment, acquisition and divestiture opportunities.

The Strategy Committee met two times in 2024. All active members of the Strategy Committee attended every meeting.

Ethics Disclosure

The Company has adopted an ethics program which applies to all employees, including senior financial officers and the principal executive officer. The ethics program is available on the Company’s website in the Policies section (https://www.conmed.com/en/corporate-footer/policies) and is administered by the Company’s Vice President, Compliance. The Program codifies standards reasonably necessary to deter wrongdoing and to promote honest and ethical conduct, avoidance of conflicts of interest, full, fair, accurate, timely and understandable disclosure, compliance with laws, prompt internal reporting of code violations and accountability for adherence to the code and permits anonymous reporting to an independent third party, which forwards any anonymous reports it receives. No waivers under the Ethics Program have been granted.

Communications with the Board of Directors

Stockholders and other interested parties who wish to communicate with the Board of Directors as a group or an individual director may do so by sending correspondence to the attention of the Corporate Secretary of the Company at 11311 Concept Blvd, Largo, FL 33773 with a cover letter specifying the intended recipient. At this time, no communications received by the Company in this manner will be screened, although this could change without prior notice. As set forth in the Company’s Corporate Governance Principles, the Company’s policy is that directors will participate in the Annual Meeting of Stockholders, absent exceptional circumstances. All nominees slated for election at the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) attended the 2024 Annual Meeting.

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Non-Employee Director Compensation

The Company uses a mix of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors, and to ensure non-employee directors’ interests are aligned with those of our stockholders. Non-employee director compensation consists of a mix of an annual retainer and equity compensation for non-employee directors.

The Compensation Committee reviews non-employee director compensation at least every two years. The Compensation Committee recommendations are subject to a full Board of Directors approval. Prior to the 2023 review, the last increases took place in 2019 for cash compensation and 2022 for equity compensation.

The Compensation Committee last reviewed the non-employee director compensation program in 2023 with the assistance of Compensia, Inc. (“Compensia”), the Compensation Committee’s independent compensation consultant (see the role of the independent compensation consultant discussed on page 35). Following a review of the cash and equity compensation elements of the non-employee director compensation program as compared to peer company market data (peer company selection methodology discussed on pages 34-35), the Compensation Committee recommended to the Board, and the Board approved, the non-employee director cash and equity retainers, the Compensation Committee Chair retainer, Corporate Governance and Nominating Committee Chair retainer, and Membership retainer set forth below, which took effect for non-employee director compensation earned after January 1, 2024, as noted in the Non-Employee Director Compensation table below.

Cash Compensation Paid to Non-Employee Directors

For 2024, the Director Cash Compensation is described below:

Name	Annual Retainer Total (Paid Quarterly)

Lead Independent Director or Chair	$120,000

Non-Employee Directors	$70,000

Audit Committee Chair	$30,000

Audit Committee Member	$15,000

Governance or Compensation Committee Chair	$17,500

Governance or Compensation Committee Member	$8,750

Strategy Committee Chair	$15,000

Strategy Committee Member	$7,500

Equity Compensation Awarded to Non-Employee Directors

In 2024, each non-employee director received a grant of approximately $185,000 (using a Black Scholes valuation as of June 3, 2024) comprised of 5,503 stock options and 479 restricted stock units (“RSUs”), which, in each case, will vest on June 3, 2025. The 2024 equity awards were granted from the Amended and Restated 2020 Non-Employee Director Equity Compensation Plan. The target value of equity awards granted to each non-employee director will remain consistent in 2025 with no change to the pay mix (with 20% of such value granted in RSUs and the remaining 80% granted in stock options).

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2024 Non-Employee Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)[2]	Other Compensation ($)	Total ($)

David Bronson	$145,000	$36,969	$147,976	—	$329,945

Brian P. Concannon	$134,821	$36,969	$147,976	—	$319,766

LaVerne Council	$91,877	$36,969	$147,976	—	$276,822

Charles M. Farkas	$85,448	$36,969	$147,976	—	$270,393

Martha Goldberg Aronson	$173,127	$36,969	$147,976	—	$358,072

Jerome J. Lande	$36,831	—	—	—	$36,831

Barbara J. Schwarzentraub	$159,500	$36,969	$147,976	—	$344,445

Dr. John L. Workman	$93,284	$36,969	$147,976	—	$278,229

(1)

Cash fees paid to the non-employee directors may not match the amounts listed in the “Cash Compensation Paid to Non-Employee Directors” table above due to changes in the committee assignments during 2024 and Independent Special Committee service. The fees earned or paid in cash with respect to Mr. Lande include amounts paid directly to Scopia Capital Management LP (“Scopia”). For Ms. Goldberg Aronson, Ms. Schwarzentraub, Mr. Concannon and Mr. Bronson, these amounts include additional fees earned for membership on the Board’s ad hoc Independent Special Committee formed in connection with the Department of Justice voluntary disclosure process, which was concluded in June 2024 and its work was transferred to the Audit Committee. The Special Committee received a monthly payment of $7,000 for the Chair and $5,000 for members.

(2)

Amounts in these columns reflect the grant date fair value of RSUs and stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. Mr. Lande did not stand for reelection in 2024 and was not granted RSUs or stock options during 2024. The assumptions made in the valuation of these awards are set forth in Note 10, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2024 Annual Report on Form 10-K (available at https://www.conmed.com/en/investor-relations).

Below is a summary of the stock options, stock appreciation rights (“SARs”), and RSUs outstanding for non-employee Directors as of December 31, 2024.

Name	Stock Option & SAR Awards Outstanding (#)	Stock Awards Outstanding (#)

David Bronson	29,269	479

Brian P. Concannon	21,712	479

LaVerne Council	15,477	479

Charles M. Farkas	29,269	479

Martha Goldberg Aronson	28,269	479

Jerome J. Lande	12,152	—

Barbara J. Schwarzentraub	14,162	479

Dr. John L. Workman	29,269	479

Director Stock Ownership Requirements and Policy Prohibiting Hedging and Pledging of Company Stock

In order to give the non-employee directors a direct stake in the Company’s future and to directly align their interests with those long-term interests of the stockholders, the Company maintains guidelines to encourage outright share ownership by directors. The ownership guidelines require directors to own four times their annual board retainer fee. Any new directors are required to be in compliance with these guidelines within five years of becoming subject to this policy. These ownership guidelines also contain a retention requirement for equity-based awards until such time as the required minimum share ownership is achieved. A complete copy of these guidelines is available on the Company’s website in the corporate governance section (at https://www.conmed.com/en/why-conmed/esg/corporate-governance). All of our non-employee directors were in compliance with these guidelines as assessed as of December 31, 2024.

24	2025 Proxy Statement

The Company prohibits the non-employee directors from hedging or pledging Company stock or from buying or selling derivative securities related to the Company’s stock, such as puts or calls on Company stock, since such securities may diminish the alignment that the Company is trying to foster. This policy does not prohibit directors from purchasing the Company’s convertible notes or any other security issued directly by the Company that may be a derivative from or into the Company’s common stock. This policy also prohibits directors from purchasing Company stock on margin, from borrowing against Company stock on margin, or from pledging Company stock as collateral for a loan. All of our non-employee directors were in compliance with these guidelines as assessed as of December 31, 2024.

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Executive Officers

Patrick J. Beyer President and CEO Age 59

Mr. Beyer was promoted to the role of President and Chief Executive Officer and appointed to the Board of Directors in January 2025. Prior to this, Mr. Beyer was the Company’s Chief Operating Officer from April 2024 to December 2024, the President of International and Global Orthopedics from October 2020 to April 2024, and President of CONMED International from December 2014 to October 2020. Prior to joining the Company, Mr. Beyer served as Chief Executive Officer of ICNet, a privately held infectious control software company, from 2010 until the company was sold in 2014. Prior to this, Mr. Beyer spent 21 years at Stryker Corporation (NYSE: SYK) where he led Stryker Europe from 2005 to 2009, Stryker UK, South Africa and Ireland from 2002 to 2005, and Stryker Medical from 1999 to 2002. Mr. Beyer is on the Board of Bioventus (NASDAQ: BVS) previously Misonix, where he is a member of the Audit Committee. Mr. Beyer graduated from Kalamazoo College with a Bachelor of Arts in Economics and Western Michigan University with a Master of Business Administration in Finance. He also completed Harvard Business School’s Advanced Management Program.

Edward Clifford Vice President, Global Manufacturing Age 49

Mr. Clifford joined the Company in July 2023 as Vice President of Global Manufacturing. Prior to joining the Company, Mr. Clifford served as the Executive Director Supply Chain for Consumers Energy Corporation, an investor-owned utility, from 2017 to 2023. Prior to this, Mr. Clifford worked at Stryker Corporation (NYSE: SYK) from 2008 to 2017, most recently as the Director of Service, Global Process Owner. Prior to this, Mr. Clifford worked at Eaton (NYSE: ETN) from 2000 to 2008, most recently as a Commodity Manager. Mr. Clifford earned his Bachelor of Science in Mechanical Engineering with a minor in mathematics from Western Michigan University.

Stephan Epinette Vice President and General Manager, International Age 53

Mr. Epinette was promoted to Vice President and General Manager, International in October 2020. He joined the Company October in 2015 as Vice President and General Manager EMEA (Europe, Middle East, Africa). Prior to joining CONMED, Mr. Epinette served as Senior Vice President International Commercial Operations at Tornier from 2008 to 2015. Prior to this, he held various leadership roles at Stryker Corporation (NYSE: SYK), where he contributed to the MedSurg and Orthopaedic divisions in France, the United States, and Switzerland from 1993 to December 2008. Mr. Epinette holds a Master’s Degree in Health Economics from Sciences Po, Paris, a Master’s Degree in International Business from Paris University XII, and a Bachelor of Arts from EBMS Barcelona. Additionally, he has completed executive courses in Finance and Marketing at INSEAD.

John Ferrell Executive Vice President, Human Resources Age 57

Mr. Ferrell was promoted to Executive Vice President, Human Resources, in December 2022. Prior to this, Mr. Ferrell served as Vice President, Human Resources, International and Global Orthopedics from 2021 to 2022, and Vice President, Human Resources, International from 2015 to 2021. Prior to joining the Company, Mr. Ferrell worked for Stryker Corporation (NYSE: SYK) from 1994 to 2015, where he was Vice President, Human Resources, for the Orthopedics Group from 2012 to 2015, after previously serving as Vice President, Human Resources and Organizational Development, Europe, from 2009 to 2012. Mr. Ferrell serves on the Board of LECMPA, a non-profit insurer for transportation workers. Mr. Ferrell has a Bachelor of Arts in Psychology from Oakland University, and a Master of Arts in Labor and Industrial Relations from Michigan State University.

26	2025 Proxy Statement

Hollie Foust Executive Vice President, General Counsel and Corporate Secretary Age 50

Ms. Foust joined the Company in November 2024 as Executive Vice President, General Counsel and Corporate Secretary. Prior to joining the Company, Ms. Foust held the role of Senior Vice President, Deputy General Counsel at Cardinal Health (NYSE: CAH) since 2021. Prior to this role, Ms. Foust held several roles across legal and compliance with increasing responsibility at Cardinal Health since 2009. Before Cardinal Health, Ms. Foust held various legal roles supporting the U.S. and International nutrition business of Abbott Laboratories (NYSE: ABT). Ms. Foust started her career in private practice at Bailey Cavalieri, LLC, where she focused on banking and financing transactions. She received her undergraduate degree and law degree from The Ohio State University.

Todd W. Garner Executive Vice President, Finance and Chief Financial Officer Age 56

Mr. Garner joined the Company as Executive Vice President and Chief Financial Officer in January 2018. Prior to joining CONMED, he was Vice President Investor Relations at C.R. Bard, Inc. from 2011 to December 2017. Mr. Garner’s previous positions at C.R. Bard, Inc. included Vice President, Controller (Division Chief Financial Officer) for its Medical division from 2007 to 2011, Director of Financial Reporting from 2005 to 2007, and Controller of the Reynosa Operations from 2003 to 2005. Before working at C.R. Bard, Inc., Mr. Garner was the acting Chief Financial Officer and Controller at Echopass Corporation (now Genesys Corporation) from 2000 to 2003, the Controller and Value Planning Manager at Futura Industries, Corp. from 1997 to 2000, Accounting Manager at Excel Communications in 1997, and Accounting Coordinator at Verizon from 1995 to 1996. Mr. Garner began his career at Arthur Andersen LLP, where he was a senior auditor from 1992 to 1995. Mr. Garner holds a Master of Business Administration from the University of Texas – Rio Grande Valley, and a Bachelor of Science in Accounting from Brigham Young University. Mr. Garner is also a Certified Public Accountant.

Richard Glaze Chief Information Officer Age 59

Mr. Glaze joined the Company as Chief Information Officer in November 2023. Prior to joining CONMED, he was IT Vice President, North America at Teva Pharmaceuticals (NYSE: TEVA) from August 2020 to November 2023. Prior to working at Teva Pharmaceuticals, Mr. Glaze was the IT Vice President, North America for SUN Pharmaceuticals (NSE: SUNPHARMA) from 2016 to 2020, IT Vice President at Ikaria (now Mallinckrodt Pharmaceuticals, NYSE: MNK) from 2013 to 2016, Sr. IT Director at Hospira (now Pfizer, NYSE: PFE) from 2010 to 2013, and held various positions at Johnson and Johnson (NYSE: JNJ) from 2002 to 2010. Mr. Glaze began his career in consulting, working at Andersen Consulting (now Accenture), Price Waterhouse Coopers, IBM, and KPMG Consulting (now BearingPoint) from 1991 to 2002. Mr. Glaze holds a Master of Business Administration from the Stern School of Business at New York University and a Bachelor of Science from Princeton University.

Brent Lalomia Executive Vice President, Regulatory Affairs, Quality Assurance, Clinical Affairs, and Commercial Operations Age 50

Mr. Lalomia was promoted to the role of Executive Vice President, Regulatory Affairs, Quality Assurance, Clinical Affairs, and Commercial Operations in March 2025. Prior to this, he assumed the role of Vice President, Quality Assurance, Regulatory Affairs, Customer Experience, and Logistics in May 2023. Prior to this, Mr. Lalomia joined CONMED as the Vice President, Quality Assurance and Regulatory Affairs in 2019. Prior to joining the Company, Mr. Lalomia worked for Stryker Corporation (NYSE: SYK) from 1996 to 2019, most recently as the Vice President, Quality Assurance and Facilities Management of the Stryker Instruments Division from 2014 to 2019. Mr. Lalomia holds a Master of Business Administration from the University of Notre Dame and a Bachelor of Science in Mechanical Engineering from Western Michigan University.

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Andrew Moller Vice President, Corporate Controller Age 50

Mr. Moller joined CONMED as Vice President, Corporate Controller in February 2025. Prior to joining the Company, he was employed by Smith & Nephew from May 2019 to December 2024, where he most recently served as Global Controller and CFO Asia-Pacific. Prior to Smith & Nephew, Mr. Moller held various finance and audit positions at Stanley Black & Decker, Inc. and Coca-Cola Company. Prior to this, he was an auditor with Ernst & Young LLP. Mr. Moller is a Certified Public Accountant and graduated with a Bachelor of Science in Business Administration from the College of Charleston and a Master of International Business Studies from the University of South Carolina.

Johonna Pelletier Treasurer and Vice President, Tax Age 52

Ms. Pelletier was promoted to Treasurer and Vice President, Tax in April 2015. She joined the Company in 2005 in the role of Tax Director. Prior to joining the Company, she worked for PricewaterhouseCoopers, where she most recently served as a Tax Senior Manager. Ms. Pelletier is a Certified Public Accountant and graduated with a Bachelor of Science in Accounting from Le Moyne College.

Peter K. Shagory Executive Vice President, Strategy and Corporate Development Age 56

Mr. Shagory joined the Company as Executive Vice President, Strategy and Corporate Development in May 2015. Mr. Shagory has more than 25 years of experience in healthcare venture investing and mergers and acquisitions through his previous venture capital, investment banking, and corporate roles. Prior to joining the Company, Mr. Shagory led the strategy and business development efforts for Cardinal Health’s (NYSE: CAH) Medical Products Group within the Medical Segment from 2013 to 2015, where he played a key role in Cardinal Health’s entry into interventional cardiovascular and the advanced wound care categories. Prior to that, Mr. Shagory led the healthcare and life sciences investment effort at Baird Venture Partners from 2004 to 2013, focusing on medical technology and research tools and diagnostics. Mr. Shagory earned a Master of Business Administration from Dartmouth’s Tuck School of Business and a Bachelor of Science in Finance from Miami University in Oxford, Ohio.

28	2025 Proxy Statement

PROPOSAL TWO: Advisory Vote on Named Executive Officer

Compensation

In accordance with Section 14A of the Exchange Act, the Board requests your advisory vote on named executive officer compensation.

The Compensation Discussion and Analysis (“CD&A”) beginning on page 30 describes the Company’s compensation philosophy and pay practices relative to the Named Executive Officers (“NEOs”). As described in the CD&A, compensation paid to the NEOs is heavily influenced by the Company’s financial performance, balancing the incentives to drive short-term and long-term goals. Further, the Compensation Committee and the Board of Directors believe that the Company’s compensation policies, procedures and philosophy serve to attract, retain and motivate the NEOs to achieve value for our stockholders.

The Board encourages stockholders to read the CD&A for a more complete description of the Company’s executive compensation policies and practices, as well as the Summary Compensation Table and other related compensation tables and narratives. The Compensation Committee and the Board of Directors believe the policies and procedures are effective in achieving the Company’s goals and that the compensation of our NEOs reported in this Proxy Statement reflects and supports these compensation policies and procedures.

Accordingly, we are asking stockholders to approve the following non-binding resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative disclosure in the Proxy Statement.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Compensation Committee and the Board of Directors will review and consider the voting results when evaluating our executive compensation programs.

At the 2023 Annual Meeting, stockholders recommended that we continue to hold annual advisory “say-on-pay” votes. The Board determined to follow the stockholders’ recommendation and continues to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of the NEOs each year at the annual meeting of stockholders. The next advisory vote on the compensation of our NEOs will occur at the Company’s 2026 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote “FOR” this advisory resolution.

2025 Proxy Statement	29

Compensation Discussion and Analysis

The following Compensation Discussion & Analysis (“CD&A”) provides a description of CONMED’s executive compensation philosophy and programs and, more specifically, discusses the process to determine the compensation of our named executive officers (“NEOs”), as identified below.

Name	Title

Patrick J. Beyer[1]	Chief Operating Officer (Current President and Chief Executive Officer)

Todd W. Garner	Executive Vice President, Finance and Chief Financial Officer

Peter Shagory	Executive Vice President, Strategy and Corporate Development

Brent Lalomia	Vice President, Quality Assurance, Regulatory Affairs, Customer Experience, and Logistics (Current Executive Vice President, Regulatory Affairs, Quality Assurance, Clinical Affairs, and Commercial Operations)

Curt R. Hartman[2]	Chair of the Board, President, and Chief Executive Officer (Current Special Advisor)

Stanley (Bill) W. Peters[3]	Former President, Advanced Surgical and Advanced Endoscopic Technologies

Heather L. Cohen[4]	Special Advisor; Former Executive Vice President and Chief Human Resources and Legal Officer and Secretary

1 Mr. Beyer was appointed President and CEO of the Company effective as of January 1, 2025. Prior to this role, Mr. Beyer was appointed Chief Operating Officer of the Company in April 2024, having served as President International and Global Orthopedics since October 2020.

2 Mr. Hartman’s service as Chair of the Board ceased effective as of October 31, 2024, and Mr. Hartman’s service as a member of the Board and as President and CEO of the Company ceased effective as of December 31, 2024. Effective as of January 1, 2025, Mr. Hartman transitioned into a non-executive officer role and continued full-time employment in such role through March 2, 2025. As of March 3, 2025, Mr. Hartman commenced service as Special Advisor to the Company, which service will continue until March 3, 2027.

3 While Mr. Peters is a named executive officer he was not serving as an executive officer at the end of the fiscal year, as disclosed in our Current Report on Form 8-K filed with the SEC on August 14, 2024.

4 While Ms. Cohen is a named executive officer she was not serving as an executive officer at the end of the fiscal year as her role transitioned to Special Advisor, as disclosed in our Current Report on Form 8-K filed with the SEC on April 24, 2024.

30	2025 Proxy Statement

Compensation Discussion and Analysis

Overview of Executive Compensation

Compensation Philosophy

CONMED’s compensation philosophy is grounded in the need to attract, motivate, and retain top talent who deliver performance aligned with stockholder interests and to foster an entrepreneurial mindset through appropriate balancing of growth and risk over the short and long term, in a manner that is cost efficient.

Compensation Philosophy in Action

The Company’s executive compensation program is designed to support the principles of the compensation philosophy, as detailed below:

Compensation Philosophy Principle	How our compensation program supports this principle
Attract, retain, and motivate top talent.

•   We provide competitive compensation programs that attract and retain talented executives with a strong track record of success, resulting in a high-performing and stable leadership team.

•   We continue to monitor market trends and adjust compensation programs accordingly, where relevant.

Provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as facilitate executive retention.

•   Our incentive programs are designed to drive accountability for executing our strategy.

•   For our commercial executives, annual bonuses are tied, in part, to their respective commercial performance; for corporate executives, annual bonuses are tied to total company performance; annual equity awards for all executives are based on overall company performance.

•   We set target performance levels that are challenging and aligned to the goals we communicate to investors.

•   We set and reward achievement of commensurately more challenging goals with above-target payout levels.

Align the executives’ interests with those of stockholders through incentives linked to specific performance of objective goals.

•   Our program provides an appropriate mix of compensation elements balancing short-term and long-term considerations.

•   Cash payments reward achievement of short-term goals, while equity awards encourage our executives to deliver sustained strong results over multi-year performance periods.

•   We continue to emphasize the portion of our executive compensation delivered in the form of long-term equity incentive compensation, rather than cash, to further align our executives with investors’ interests.

2025 Proxy Statement	31

Compensation Discussion and Analysis

Compensation Philosophy Principle	How our compensation program supports this principle
Appropriately balance growth and risk.

•   Our equity awards have specific holding and retention requirements for senior executives (including all our NEOs), which discourage excessive risk taking by keeping long-term compensation aligned with our share price performance even after it is earned.

•   The Compensation Committee and Board retain discretion to adjust compensation for quality of performance and lack of adherence to Company values.

Executive Compensation Best Practices

Best Practices We Employ

✔ Majority of NEO compensation tied to long-term performance

✔ Equity awards require a “double trigger” for Change in Control vesting acceleration

✔ Stock ownership guidelines of 4x salary for CEO, 3x for the CFO, and 1x for other NEOs

✔ Robust holding requirements until minimum share ownership requirements are achieved

✔ Caps on incentive plan payouts

✔ Compensation Committee is comprised entirely of independent directors

✔ Compensation Committee engages an independent compensation consultant

✔ Compensation Committee regularly meets in executive session without management present

✔ Annual risk assessment of the compensation programs

✔ Minimum vesting schedule of at least 12 months for equity awards

✔ Incentive program designs do not encourage excessive risk taking

✔ Clawback policy that applies to incentive-based compensation received by executive officers, consistent with SEC and NYSE requirements

✔ The CEO is not present during any deliberations or voting of the Compensation Committee or Board regarding CEO compensation

Practices We Avoid

✘ Hedging and pledging stock are prohibited

✘ Our equity plan does not permit repricing of underwater stock options without stockholder approval

✘ We do not provide executive perquisites other than for international employees where such perquisites are common

✘ Excise tax “gross-ups” are not included in our employment arrangements

✘ We do not pay dividends on unvested equity awards

✘ We do not guarantee our annual bonus payments; each bonus requires a threshold of performance

32	2025 Proxy Statement

Compensation Discussion and Analysis

2024 Say-On-Pay Vote Results

The Compensation Committee reviewed the voting results on the advisory resolution on named executive officer compensation, commonly referred to as a “say-on-pay” resolution, when evaluating our executive compensation program and noted that 96.2% of the shares voted by stockholders at the 2024 Annual Stockholders Meeting were in favor of the compensation program. The Compensation Committee believes that these voting results reflect strong stockholder support for our current compensation policies and practices. Accordingly, we did not make significant changes to our executive compensation program, policies, or practices based on the results of the vote. The Compensation Committee will continue to review our executive compensation program as well as consider the outcome of our “say-on-pay” votes when making future compensation decisions for the NEOs.

Key Compensation Elements Summary

Fixed	At Risk
Short Term		Long Term Equity Based
Salary	Annual Bonus	Performance Stock Units	Stock Options
Provide base pay level aligned with roles, responsibilities, and individual performance to attract and retain top talent.	Deliver on annual pre-determined financial goals. Serves as key compensation vehicle for driving financial performance each year.	Focus executives on the achievement of longer-term financial performance directly aligned to relative Total Shareholder Return (“TSR”).	Reward stock price performance over time.

Base salaries are based on a review of compensation paid by peer companies and other survey data. Base salary is evaluated annually, and subject to adjustment based on individual performance, or in connection with an executive taking on substantially increased responsibilities.

Bonus targets as a percentage of base salary range from 60% to 110%.

A significant portion of target total direct compensation ranging from 74% for the former CEO, Mr. Hartman, to an average of 65% for the other NEOs, consists of equity compensation vesting over 3, 4, or 5 years.

The 2024 equity awards granted to the former CEO, Mr. Hartman, were awarded with 50% in target value in PSUs and 50% in target value in stock options.

For our other executives, the target value was split 75% in stock options and 25% in PSUs. For 2025, Mr. Beyer’s equity award will be comprised of 50% PSUs and 50% stock options consistent with the equity mix for the former CEO.

While there is no fixed formula, the Compensation Committee seeks an appropriate balance between these elements that is market-competitive and puts a significant portion of compensation “at risk” depending on the Company’s performance. In addition, the Compensation Committee believes that senior executives who have a greater and more direct impact and influence over the Company’s overall performance should receive a significant proportion of compensation in the form of equity relative to their total compensation, thus seeking to align the executive’s incentives and impact with the value the executive brings to the Company-wide performance.

Recent Compensation Package Improvements

Inclusion of PSUs in long-term incentive compensation opportunity

We believe that an equity program that features a heavy weighting of stock options appropriately attracts, retains, and rewards our executives. We believe stock options align the executives’ interests with those of our stockholders because they have no value unless the stock price increases over time. The annual cycle of awards regularly aligns the executives’ interests with those stockholders at various cost bases and underscores the belief that the essential talent needed is driven by an entrepreneurial mindset; a mindset that thinks like an owner of the business, motivated to deliver results over the long term.

2025 Proxy Statement	33

Compensation Discussion and Analysis

As disclosed in the Company’s 2023 Proxy Statement, in 2023, we began including a component of PSUs in the mix of the annual executive equity. By continuing to include PSUs in our equity mix, we believe we have introduced another element that strongly aligns pay with performance by assessing the Company’s performance as compared to an identified market comparator group. For further description of this added feature of our program, please refer to the “2024 Equity Compensation” section below.

Enhanced Disclosures

We also continually work to enhance our disclosures around our historical compensation practices to provide more clarity as to why certain forms and amounts of compensation are awarded and how our philosophy and practices are designed to attract, motivate, and reward executives that deliver long-term value for our stockholders.

Inclusion of Operating Cash Flow in Bonus Plan

For 2024, we introduced Operating Cash Flow into our Executive Bonus Plan (replacing the Free Cash Flow goal used in 2023) to drive further focus on inventory management and other working capital management.

Compensation Setting Process

Our Compensation Committee uses a comparative framework to help define the competitive market by referencing specific peer companies and various broad-based executive compensation survey data sources to help with the assessment. Additionally, the Board and the Compensation Committee believe we employ some of the most talented executive officers in our industry. Our executives are routinely recruited as candidates to lead other life science companies. Given the strength of our executives, the Compensation Committee believes it is critical they receive target total direct compensation opportunities reflecting their individual skills and experiences to retain and properly motivate them, while ensuring that the executive compensation is aligned with the creation of long-term value for our stockholders.

We regularly review this competitive market data, which includes data with respect to salary, bonus, total cash compensation, equity, and target total direct compensation.

Total Company performance is the leading factor in informing the appropriate target compensation levels. In addition, when assessing where to position each individual executive’s pay, we also consider other factors such as:

•	Individual performance over time;

•	Anticipated future impact;

•	Experience, unique skills/talents, knowledge;

•	Individual motivators; and

•	Internal equity among executives.

It is with this macro-view that we evaluate the available competitive market data alongside the experience, skills, delivered results, and leadership of individuals. Our peer data is based on public filings and broad-based compensation survey data from the Radford Global Life Sciences Survey.

Each year, the Compensation Committee works with its independent compensation consultant to review compensation for similar positions at other corporations within a designated peer group of companies, to help ensure that the Company’s overall compensation levels, and the elements thereof, are reasonable and appropriate.

As our Company evolves, we continue to revisit and refine this peer group as needed. To select peers for 2024, we worked with Compensia to consider companies that generally fit within the following criteria:

•	Market Capitalization – 1/3 to 3x the Company’s 30-day average market value, now ranging from $1.35 billion to $12.14 billion, with CONMED landing at the 43rd percentile;

•	Revenue – 1/3 to 3x the Company’s trailing twelve-month revenue, now ranging from $366 million to $3.29 billion, with CONMED falling at the 39th percentile;

•	Headcount – 1/3 to 3x the Company’s headcount, now ranging from 1,367 to 12,300, with CONMED being at the 64th percentile.

34	2025 Proxy Statement

Compensation Discussion and Analysis

During 2024, our Peer Group was as follows:

Enovis	Integra LifeSciences	Natus Medical
Globus Medical	LivaNova	Penumbra
Haemonetics	Masimo	Teleflex
ICU Medical	Merit Medical Systems	Varex Imaging

Our peer group for 2024 is the same as 2023, with the exception of the removal of Nevro and NuVasive. Nevro and NuVasive were removed from the peer group as they fell outside of the above Market Capitalization and Headcount criteria. Enovis and Teleflex were added based on the aforementioned criteria and financial fit.

Key Compensation Decisions

Role of Board of Directors, Management, and Independent Compensation Consultant

The Compensation Committee oversees all aspects of compensation for our executives, with the full Board reviewing and approving compensation matters related to the CEO based on recommendations from the Compensation Committee.

The Compensation Committee considers the recommendation of the CEO along with the Executive Vice President, Human Resources, in reviewing and approving the base salaries of the executives (other than the CEO, and with the Executive Vice President, Human Resources not participating in the Compensation Committee discussions relative to his own compensation). In 2024, with the change of roles, our current Executive Vice President, Human Resources, maintains no involvement in Compensation Committee discussions related to his own compensation.

In making compensation recommendations for the executives, the CEO considers the individual’s contribution to the Company’s performance and exercises judgment and discretion when considering any additional factors that should appropriately affect the executive’s salary, such as market competitiveness, current compensation data provided by its independent compensation consultant, compensation data derived from the proxy statements of the peer group companies described above and, as appropriate, compensation data gathered from third-party compensation surveys generally available to the Company. No specific formula is used to weigh or evaluate these factors; rather, the CEO considers such factors on the whole when making a base salary recommendation.

In determining executive compensation for 2024, consistent with 2023, the Compensation Committee continued to seek advice and input from Compensia. They also reviewed recommendations from the CEO and the Executive Vice President, Human Resources regarding the performance and compensation of the other executive officers. The Board of Directors, based on the Compensation Committee’s recommendation, reviews and approves the CEO’s compensation.

Since 2022, the Company has retained Infinite Equity, an objective, third-party equity compensation consultant, to evaluate our equity program and assess a range of equity vehicles and their alignment to our compensation philosophy, the impact from an expense perspective, and market competitiveness.

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Compensation Discussion and Analysis

Risk Assessment

The Compensation Committee annually evaluates the Company’s compensation programs to assess whether such programs, as designed or administered, might facilitate or encourage excessive risk-taking by employees. In 2024, the Compensation Committee concluded that the programs are not reasonably likely to have a material adverse effect on the Company, in part due to the following program elements: (i) limits provided on annual incentive and long-term performance awards, (ii) the potential opportunity derived from long-term incentive programs outweighs the benefit available under the annual incentive programs thereby creating a focus on sustained Company operational and financial performance, and (iii) the stock ownership guidelines impacting all executives. Among the design features that mitigate the likelihood of excessive risk-taking are:

•	Multiple metrics that balance revenue and profitability

•	Linear payout schemes with performance thresholds and caps

•	Reasonable pre-set goals which are well-defined and communicated

•	A strong recoupment policy

•	Training on our Code of Conduct and other policies that educate employees on appropriate behaviors and the consequences of inappropriate actions; and

•	Balance of short and long-term compensation that aligns with creating value in our stock

Compensation Mix

2024 CEO Target Pay Mix	2024 Other NEO Average Target Pay Mix[1]

(1)	Mr. Peters and Ms. Cohen are not included in this calculation.

2024 Base Salary

An NEO’s salary is initially established based upon an evaluation of the competitive base salaries for similar positions in the competitive market. Absent a promotion or some other unusual circumstance, such as a change in responsibilities, base salaries are reviewed once per year.

The Compensation Committee approved the adjustments for the other executive officers, while it recommended, and the independent members of the Board approved, the base salary adjustment for the former CEO, Mr. Hartman. The Committee considers current competitive market data in combination with other internal factors when setting annual target pay levels,

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Compensation Discussion and Analysis

such as changes to market data year-over-year, internal pay equity, individual performance, job scope and criticality to the role. As to the process for reviewing the base salary for the CEO, the Compensation Committee considers the Company’s performance, the CEO’s contribution and his responsibilities, as well as the competitive talent market. The base salary adjustments effective as of March 2024 were as noted in the chart below.

Name	2024 Base Salary	2023 Base Salary	% Change 2024 Compared to 2023

Patrick J. Beyer(1)	$600,710	$551,604	9%

Todd W. Garner(2)	$600,000	$541,600	11%

Peter Shagory	$370,524

Brent Lalomia	$321,000

Curt R. Hartman	$968,000	$950,000	2%

Stanley W. (Bill) Peters	$481,148	$453,913	6%

Heather L. Cohen(3)	$668,226	$420,000	59%

(1)

Mr. Beyer is located in the United Kingdom, and, while the amounts shown in this table are expressed in U.S. dollars, his salary is paid in British pounds. This amount was converted to U.S. dollars using exchange rates of £0.7961 and £0.7868 to U.S. $1.00 on December 31, 2024 and December 29, 2023 (the last business day of the year), respectively. Due to currency fluctuations between December 29, 2023 and December 31, 2024, this increase (10% in British pounds) differs from the actual experienced compensation change when shown in U.S. dollars. Mr. Beyer received a 3% increase bringing his base salary to $561,515 (converted from GBP using the December 31, 2024 exchange rate) on March 1, 2024 in line with our standard merit cycle. Effective April 24, 2024, Mr. Beyer assumed the role of Chief Operating Officer which increased his compensation to £478,225 per annum (“Base Salary”) as disclosed in our Current Report on Form 8-K filed with the SEC on April 24, 2024. https://www.sec.gov/ix?doc=/Archives/edgar/data/0000816956/000119312524110117/d827323d8k.htm

(2)

Mr. Garner received a 4% increase bringing his base salary to $563,264 on March 1, 2024 in line with our standard merit adjustment cycle. On November 1, 2024, his base salary was increased to $600,000 based on performance.

(3)

On March 1, 2024, Ms. Cohen was given a 3% merit increase as part of our standard merit adjustment cycle. On April 20, 2024, her base salary increased to $668,226 in accordance with the commencement of her special advisor role as disclosed in our Current Report on Form 8-K filed with the SEC on April 24, 2024. https://www.sec.gov/ix?doc=/Archives/edgar/data/0000816956/000119312524110117/d827323d8k.htm

2025 Proxy Statement	37

Compensation Discussion and Analysis

2024 Executive Bonus Plan

The Company maintains the stockholder-approved Executive Bonus Plan, which may be used to provide short-term incentive compensation opportunities to the executive officers, including our NEOs. The 2024 annual incentive plan for our CEO, other NEOs and all other officers elected by the Board was based on financial, strategic and operational goals. For the NEOs, annual target bonus opportunities and performance metrics, as recommended by the CEO and Executive Vice President, HR, and approved by the Compensation Committee are established in the first quarter of the year by the Compensation Committee and the Board of Directors at the meeting typically held in late February or early March.

Executive Bonus Plan Performance Goals for 2024

The Executive Bonus Plan performance metrics and related goals for 2024 were initially selected and established by the Compensation Committee and approved by the full Board in February 2024, as described below. The bonus payments were conditioned upon the achievement of certain threshold performance levels and were to be measured on a sliding scale between threshold and maximum performance. The weighting of each performance metric (in each case, expressed as a percentage of the NEO’s base salary as of December 31, 2024) varied by position, although given the importance of profitability, Adjusted Diluted Net EPS was the most heavily weighted performance metric for all NEOs. The thresholds, targets and maximum performance levels for each performance metric were as follows:

	Threshold	Target	Maximum

Patrick J. Beyer

Net Sales (FX Adjusted)	5.60%	28.00%	56.00%

Adjusted Diluted Net EPS	8.00%	40.00%	80.00%

Operating Cash Flow	2.40%	12.00%	24.00%

Total	16.00%	80.00%	160.00%

Todd W. Garner

Net Sales (FX Adjusted)	5.60%	28.00%	56.00%

Adjusted Diluted Net EPS	8.00%	40.00%	80.00%

Operating Cash Flow	2.40%	12.00%	24.00%

Total	16.00%	80.00%	160.00%

Peter Shagory

Net Sales (FX Adjusted)	5.20%	26.00%	52.00%

Adjusted Diluted Net EPS	6.50%	32.50%	65.00%

Operating Cash Flow	1.30%	6.50%	13.00%

Total	13.00%	65.00%	130.00%

Brent Lalomia

Net Sales (FX Adjusted)	3.60%	18.00%	36.00%

Adjusted Diluted Net EPS	4.80%	24.00%	48.00%

Operating Cash Flow	0.60%	3.00%	6.00%

RAQA Compliance(1)	1.80%	9.00%	18.00%

Ops Distribution(2)	1.20%	6.00%	12.00%

Total	12.00%	60.00%	120.00%

Curt R. Hartman

Net Sales (FX Adjusted)	7.70%	38.50%	77.00%

Adjusted Diluted Net EPS	11.00%	55.00%	110.00%

Operating Cash Flow	3.30%	16.50%	33.00%
Total	22.00%	110.00%	220.00%

38	2025 Proxy Statement

Compensation Discussion and Analysis

	Threshold	Target	Maximum

Heather L. Cohen

Net Sales (FX Adjusted)	5.20%	26.00%	52.00%

Adjusted Diluted Net EPS	6.50%	32.50%	65.00%

Operating Cash Flow	1.30%	6.50%	13.00%

Total	13.00%	65.00%	130.00%

(1)	RAQA Compliance measures effectiveness and compliance of ConMed’s quality management system.

(2)	Ops Distribution measures effectiveness and financial efficiency of distribution operations.

(3)

Mr. Peters has been removed from this table as he was not considered serving as an executive officer at the end of the fiscal year as he was not an active employee as of December 31, 2024 and was therefore not eligible for the executive bonus plan. Ms. Cohen remained eligible for a prorated bonus based on her period of service during 2024 as Executive Vice President and Chief Human Resources and Legal Officer, as she remained in her Special Advisor role through December 31, 2024.

Adjusted Diluted Net EPS (“Adjusted EPS”) for these purposes was adjusted for items such as amortization of intangible assets, amortization of deferred financing fees, unusual items, including restructuring charges, impairment charges, changes in tax or accounting rules, acquisitions or other special or nonrecurring events. Executive Bonus Plan goals are based on the Company’s financial results as reported under GAAP but may be adjusted at the Compensation Committee’s discretion to reflect the impact of specified corporate transactions, changes in foreign currency exchange rates, accounting or tax changes and items that may not be indicative of or are unrelated to our core operating results so that the operating results of the Company are calculated on a comparable basis from year to year. A reconciliation of GAAP performance measures to non-GAAP performance measures for Adjusted EPS performance is shown on page 94. The Compensation Committee structured this scale to incentivize our executives with challenging targets based upon the Company’s internal goals and guidance to investors.

2024 Actual Performance Results and Bonus Payouts

For 2024, the Company achieved the following results:

Goal	Threshold	Target	Maximum	Actual Result	Associated Payout Percent

Net Sales (FX Adjusted)*	$1,227.8	$1,364.3	$1,637.1	$1,314.6	81.8%

Adjusted Diluted Net EPS*	$3.91	$4.34	$5.21	$4.17	80.5%

Operating Cash Flow	$152.3	$169.2	$203.0	$167.0	93.4%

Net Sales (FX Adjusted) and Operating Cash Flow are represented above in millions. All performance metrics have a threshold payment of 20%, target payment of 100% and maximum payment of 200%. The targets for Net Sales (FX Adjusted) and Adjusted EPS shown above represent growth from 2023. Free Cash Flow was introduced in 2023 and adjusted to Operating Cash Flow in 2024.

*	Refer to the “GAAP to Non-GAAP Reconciliations” section for the most directly comparable GAAP measure, GAAP net sales and GAAP diluted earnings per share.

Applying these results, bonuses were earned as follows:

Name	Bonus Target (as % of Base Salary	Net Sales (FX Adjusted) Achieved	Adjusted EPS Performance Achieved	Operating Cash Flow	Commercial Goals (3)	FY 2024 Actual Performance Achieved (as % of target bonus)	FY 2024 Earned Bonus (as % of YE base salary)	FY 2024 Earned Bonus ($)

Patrick J. Beyer(1)	80%	81.8%	80.5%	93.4%	n/a	82.9%	66.3%	$398,343

Todd W. Garner	80%	81.8%	80.5%	93.4%	n/a	82.9%	66.3%	$397,872

Peter Shagory	65%	81.8%	80.5%	93.4%	n/a	82.3%	53.5%	$198,236

Brent Lalomia	60%	81.8%	80.5%	93.4%	118%	90.9%	54.6%	$175,093

Curt R. Hartman	110%	81.8%	80.5%	93.4%	n/a	82.9%	91.2%	$882,613

Heather L. Cohen(2)	65%	81.8%	80.5%	93.4%	n/a	82.3%	53.5%	$69,751

2025 Proxy Statement	39

Compensation Discussion and Analysis

(1)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his bonus compensation is paid in British pounds. This amount was converted to U.S. dollars using an exchange rate of £0.7961 to U.S. $1.00, which was the spot rate as of December 31, 2024. Effective as of the start of his service as President and CEO of the Company on January 1, 2025, Mr. Beyer’s target award opportunity under the Executive Bonus Plan will be 100% of base salary.

(2)

Ms. Cohen’s FY 2024 Earned Bonus amount was prorated based on her period of service during 2024 as Executive Vice President and Chief Human Resources and Legal Officer. Ms. Cohen was not eligible to receive any bonus based on her service as Special Advisor, which service commenced effective as of April 20, 2024.

(3)

Represents functional goals in RAQA including Substantial Compliance and Operations Distribution. Substantial Compliance measures effectiveness and compliance of ConMed’s quality management system. Operations Distribution measures effectiveness and financial efficiency of distribution operations.

2024 Equity Compensation

Equity compensation is a critical element of our executive compensation program to attract, motivate and retain exceptional executive talent who lead with an entrepreneurial mindset. Equity awards are granted to our executive officers, including our NEOs, under our 2018 Long-Term Incentive Plan (the “LTIP”). The Compensation Committee generally determines the amount of equity compensation for each NEO other than the CEO, based in part on recommendations from the CEO and Executive Vice President, Human Resources. Additionally, the Compensation Committee reviews the expense and the annual and aggregate dilutive impact of our equity awards. Future awards will be granted under our 2025 Long-Term Incentive Plan, subject to the approval of our stockholders as explained in Proposal 3.

For 2024, our executive equity awards were granted in the form of stock options and PSUs. In the case of Mr. Hartman, the value mix granted in 2024 was 50% stock options and 50% in PSUs. For the other executive officers, the value mix awarded was 75% stock options and 25% PSUs. The Compensation Committee believes that these awards will deliver meaningful stability in executive leadership, which is advantageous to the Company’s continued growth.

In the event of a change in control of the Company, these equity awards are subject to “double-trigger” vesting on a termination of the NEO’s employment by the Company other than for “cause” or by the NEO for “good reason” (each as defined in the applicable award agreement) within two years following the change in control (as defined in the applicable award agreement).

In determining the appropriate level of equity awards for 2024, the Compensation Committee took into consideration the long-term incentive market rate (50th percentile) along with a variety of other factors, including the number of awards outstanding and shares remaining available for issuance under the Company’s equity incentive plan, the number of shares that would be issued under contemplated awards over the range of potential performance achievement, the total number of the Company’s outstanding shares, the resulting implications for stockholder dilution, the number of shares granted to our executives year-over-year, the Company’s performance, the competitive talent market, and the individual and collective performance of the executive team. Once the equity award values were established, the number of PSUs and stock options granted was determined based on the value on the grant date. Annual equity award recommendations are generally presented to the Compensation Committee for review and approval in February of each year. Off-cycle awards may be considered in special circumstances, which may include hiring, retention or acquisition transactions. Any small differences between the Targeted Grant Value and the value reported in the 2024 Summary Compensation Table on page 46 are due to rounding based on the actual fair value of the stock options and PSUs on the grant date as determined for financial reporting purposes.

The targeted equity grant value for each NEO for 2024 was established as follows:

NEO	Target Grant Value	Stock Options	PSUs

Patrick J. Beyer(1)	$2,000,000	44,677	4,208

Todd W. Garner(2)	$2,000,000	44,677	4,208

Peter Shagory	$850,000	18,988	1,789

Brent Lalomia	$850,000	18,988	1,789

Curt R. Hartman(3)	$5,315,000	79,154	22,368

Stanley (Bill) W. Peters	$1,500,000	33,508	3,156

Heather L. Cohen	$1,500,000	33,508	3,156

(1)

Mr. Beyer received a one-time equity award on April 24, 2024, with a target grant value of $800,000 in connection with his promotion to Chief Operating Officer. The grant value was split 75% in options and 25% in performance share units, equating to 1,925 PSUs and 20,060 options, which are not reflected in the table above.

(2)	Mr. Garner was granted 22,727 RSUs on November 1, 2024 as indicated below in the 2024 Grants of Plan-Based Awards Table.

40	2025 Proxy Statement

Compensation Discussion and Analysis

(3)
Subject to Mr. Hartman’s continued service through the expiration of his advisory period, as discussed elsewhere in this proxy statement, equity awards previously granted to Mr. Hartman will vest in accordance with the vesting schedules established in the original equity awards through the termination his service relationship with the Company at the expiration of the advisory period. Any equity awards with vesting dates scheduled to occur after such date will be cancelled and forfeited.

As noted above, a portion of the long-term incentive compensation opportunities granted to our executive officers, including our NEOs, in 2024 consisted of PSUs with a three-year performance period. The PSUs are to be earned and vest on our relative TSR compared to the TSR of Standard &
Poor’s
Healthcare Equipment Select Index. The awards “cliff” vest after a three-year performance period (measured from the date of the grant). If the Company’s relative TSR performance to the Index is at or below the 25th percentile, there will be no payment. The maximum payment is equal to 200% of the target number of units granted. Each earned unit may be settled through the issuance of one share of our common stock.

Performance Level	Achievement Relative to Index Percentile	Payout Percentage

Maximum	75 th or above	200%

Target	50 th	100%

Threshold	25 th	50%

Below Threshold	Below 25 th	0%
Stock Options
The stock options granted to our NEOs effective March 1, 2024, vest ratably over five years with 20% of each award vesting annually.
Timing of Decisions
The Company provides the following discussion of the timing of option awards in relation to the disclosure of material nonpublic information, as required by Item 402(x) of Regulation
S-K.
Generally, the Company grants equity incentive compensation awards on a predetermined schedule. In February of each year, the Compensation Committee reviews and approves the value and amount of the award to be granted. With respect to our CEO’s equity incentive compensation award, the independent members of the Board, review and approve the value and amount of the equity incentive compensation to be awarded. The grant of approved equity incentive compensation awards then typically occurs in March, which is usually after the filing of the Company’s Annual Report on Form
10-K,
which is generally filed in the last two weeks of February.
With respect to the CEO’s equity incentive compensation award, the independent members of the board, do not take material nonpublic information into account when determining the timing and terms of equity incentive compensation awards. Instead, the timing of grants is in accordance with the yearly compensation cycle. Equity incentive compensation awards may occasionally be awarded on an off-cycle
basis, including to new hires. The Company has not timed the disclosure of material nonpublic information to affect the value of executive compensation. Any coordination between the grant of an award and the release of material nonpublic information that could be expected to affect such award’s value is generally precluded by the predetermined schedule, using the methodology described above.
During 2024, there were no stock option awards granted to any NEO within four business days preceding, or within one business day following, the filing of any report on Forms
10-K,
10-Q,
or
8-K
that discloses materials nonpublic information.
Stock Ownership Guidelines
The Company’s stock ownership guidelines are designed to encourage stock ownership so that our executive officers, including our NEOs, have a direct stake in the Company’s future and to directly align their interests with those long-term interests of stockholders. The guidelines are as follows:

Position	Required Salary Multiple

President and CEO	4x base salary

CFO	3x base salary

All other executive officers	1x base salary

2025 Proxy Statement	41

Compensation Discussion and Analysis

Our executive officers are required to be in compliance with these guidelines within five years of becoming subject to this policy. These ownership guidelines also contain a retention requirement for equity-based awards until such time as the minimum share ownership is achieved. Each executive officer must retain 50% of all net RSUs and exercised Stock Options or SARs (in each case, after-tax) until the minimum ownership level is achieved. A complete copy of these guidelines is available on the Company’s website (https://www.conmed.com/en/why-conmed/esg/corporate-governance).

All NEOs were in compliance with the guidelines based on their position as of December 31, 2024.

Policy Prohibiting Hedging and Pledging of Company Stock

The Company maintains an insider trading policy governing the purchase, sale and other disposition of our securities by the non-employee members of our Board of Directors, and employees (including our executive officers), and by the Company. This policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to the Company. This policy prohibits our executive officers and non-employee directors from hedging or otherwise pledging Company stock or those from buying or selling derivative securities related to the Company’s stock, such as puts or calls on Company stock, since such securities may diminish the alignment that the Company is trying to foster. This policy does not prohibit our executive officers or non-employee directors from purchasing the Company’s convertible notes or any other security issued directly by the Company that may be a derivative from or into the Company’s common stock. This policy also prohibits our executive officers and non-employee directors from purchasing Company stock on margin, from borrowing against Company stock on margin, or from pledging Company stock as collateral for a loan. A copy of this policy is filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 18, 2025.

Additional Compensation Policies and Practices

Retirement Benefits

All employees in the United States, including our U.S. based NEOs, are eligible to participate in the Retirement Savings Plan. The Company also maintains the Benefits Restoration Plan for eligible employees, including the NEOs. The following summary of the terms of these plans is qualified in its entirety by reference to the complete plan documents.

•

Retirement Savings Plan: The Retirement Savings Plan (the “Savings Plan”) is a tax-qualified (Section 401(k)) retirement savings plan pursuant to which all U.S. employees are eligible after completing three months of service, including the NEOs who meet the Savings Plan’s requirements. The Savings Plan provides a matching contribution up to a maximum of seven percent of the participant’s (including each NEO’s) compensation per pay period during the year up to $7,000 annually, as detailed in the plan documents, and subject to certain legal restrictions. The Company reserves the right, in its sole discretion, to provide a discretionary match.

•

Benefits Restoration Plan: The Company has established a Benefits Restoration Plan effective January 1, 2010. The Benefits Restoration Plan is a nonqualified deferred compensation plan that provides eligible employees, including the NEOs (other than Mr. Beyer), the opportunity to defer receipt of up to 50% of their base salary and up to 100% of their annual bonus and to receive seven percent matching contributions or other contributions from the Company. In addition, similar to the Savings Plan, the Company has the discretion to contribute to the Benefits Restoration Plan in addition to the match. The funds are invested based upon the investments selected by the participant from the investments available under the Savings Plan.

A participant is 100% vested in the participant’s contributions and any earnings. Upon a “change in control” of the Company, the unvested portion of a participant’s account will automatically become vested. For purposes of the Benefits Restoration Plan, a “change in control” has the meaning provided in any written agreement between any participant and the employer, if applicable, and if there is no such written agreement with the employer defining a change in control, then a change in control generally means an acquisition of 25% or more of the outstanding voting shares or a change in a majority of the Board of Directors. The vesting requirements align with those of the Savings Plan, which provides for vesting of 20% of any Company contributions for each year of service, such that an employee is 100% vested in any Company contribution after five years of service. As a United Kingdom resident, Mr. Beyer is not eligible to participate in the Benefits Restoration Plan. Instead, he participates in a program designed to compensate him in a similar fashion in accordance with practices in the United Kingdom.

42	2025 Proxy Statement

Compensation Discussion and Analysis

•	Retirement Pension Plan: As of May 14, 2009, pension accruals under the CONMED Corporation Retirement Pension Plan were frozen, and participants do not accrue any additional benefits after that date.

Corporate Aviation Policy

In September 2019, the Board (excluding Mr. Hartman, who recused himself from voting) approved the purchase of fractional aircraft interests. Consistent with the Company efforts to reduce our impact on the environment, the Company also purchased corresponding carbon-offsets and adopted a policy regarding the use of corporate aircraft. The Board believes the use of the aircraft pursuant to the policy enhances productivity, minimizes distractions, and maximizes the efficient use of travel time by our executives, as well as other employees whose travel on the aircraft is approved by the CEO. Pursuant to the Company policy, Messrs. Beyer, Hartman and Garner and other executive officers are permitted to use the plane for business purposes. Executives do not use the plane for personal travel. If the spouse, family member or guest of Messrs. Beyer, Hartman, Garner or another executive officer is permitted to accompany an executive on a flight, the related executive officer is responsible for the income imputed for tax purposes, as well as any associated taxes. Pursuant to the policy, all executive officers are responsible for the payment of any tax on the income imputed to them. CONMED does not provide any reimbursement or any gross-up payment with respect to Mr. Beyer’s personal taxes on any taxable income in US or UK aside from US/UK taxes on imputed income which CONMED does cover.

Clawback Policy

On December 1, 2023, the Company adopted a Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation the (“Mandatory Clawback Policy”) regarding accounting restatements in connection with the SEC’s adoption of new rules to implement Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and corresponding NYSE listing standards. The Mandatory Clawback Policy generally requires recoupment of erroneously awarded incentive-based compensation (including any compensation granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure) received by current and former executive officers (as defined in Rule 10D-1 of the Exchange Act), including our NEOs, during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under U.S. federal securities laws.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation (including performance-based compensation) in excess of $1 million per year paid by a public company to its “covered employees.” While the Compensation Committee considers the tax consequences, including the application of Section 162(m), as one factor when making a decision regarding executive compensation, the Compensation Committee retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate and in the best interests of the Company and our stockholders, including to recognize performance, meet market demands and retain key executives.

Employment Contracts

As a general matter, all Company employees are employed on an “at-will” basis, and the Company does not enter into employment agreements except with respect to the enforcement of confidentiality, non-compete and non-solicitation covenants, and as may be customary in regions outside of the United States (as is the case with Mr. Beyer’s compensation arrangements, discussed below).

Mr. Hartman’s Compensation Arrangements and Transition Agreement

Effective November 9, 2014, the Company entered into a letter agreement with Mr. Hartman, outlining the terms of his employment as President and CEO of the Company (the “CEO Employment Letter”). The CEO Employment Letter was amended as of December 28, 2020. The CEO Employment Letter provided Mr. Hartman with a minimum base salary of $710,000 and a target bonus equal to 100% of his annual base salary. The CEO Employment Letter also provides that Mr. Hartman is subject to certain restrictive covenants, including confidentiality and non-disparagement covenants, and two-year post-termination restrictions on competition and solicitation of the Company’s customers and employees. Additionally, as outlined in the CEO Employment Letter, Mr. Hartman participates in the Executive Severance Plan as described below. The December 28, 2020, amendment updated the terms of Mr. Hartman’s employment in connection with the designation of Largo, Florida, as the

2025 Proxy Statement	43

Compensation Discussion and Analysis

Company’s headquarters. As with several other Executive Officers, including Mr. Garner, the terms of employment were updated to note that the Company would provide an office for him near his residence for when he was not at the Largo headquarters, and to provide for Delaware as the source of controlling law and the exclusive forum for any disputes concerning the employment terms.

On October 30, 2024, the Company entered into a letter agreement with Mr. Hartman (the “Transition Letter Agreement”), as disclosed in our Current Report on Form 8-K filed with the SEC on October 30, 2024. Pursuant to the Transition Letter Agreement, Mr. Hartman’s service as Chair of the Board ceased as of October 31, 2024. Mr. Hartman continued to serve as President and CEO of the Company and as a member of the Board through December 31, 2024. As of January 1, 2025, Mr. Hartman transitioned to a non-executive officer role and continued full-time employment in such role through March 2, 2025 (such period, the “Initial Transition Period”). As of March 3, 2025, Mr. Hartman commenced service as a Special Advisor to the Company, which service will continue (unless earlier terminated pursuant to the Transition Letter Agreement) until March 3, 2027 (such date, the “Separation Date”, and such period, the “Advisory Period”).

Pursuant to the Transition Letter Agreement, as compensation for services performed during the Initial Transition Period, Mr. Hartman continued to receive his then-current base salary but will not be eligible to receive any bonus under the Company’s short-term incentive plan for 2025 based on his service during the Initial Transition Period or otherwise. Mr. Hartman was eligible for a full bonus based on actual performance under the Company’s short-term incentive plan for his service during 2024, as discussed elsewhere in this Proxy Statement.

Pursuant to the Transition Letter Agreement, as compensation for services performed during the Advisory Period, subject to certain preconditions and satisfaction of his obligations set forth in the Transition Letter Agreement, including compliance with restrictive covenants, Mr. Hartman will be paid a consulting fee equal to the sum of (i) $1,936,000 plus (ii) two times the average of his earned annual incentive bonus for each of completed years 2023 and 2024, in the aggregate (the “Special Advisor Fee”). The full value of these payments equals $4,215,212. 50% of the Special Advisor Fee will be payable in regular biweekly installments in accordance with the Company’s regular payroll practices during the first year of the Advisory Period (i.e., 2025), and 50% of the Special Advisor Fee will be payable in a lump sum within 60 days following the commencement of the second year of the Advisory Period (i.e., by March 1, 2026), in each case, subject to Mr. Hartman’s ongoing compliance in all material respects with all obligations under the Transition Letter Agreement. Mr. Hartman will not be eligible to receive any bonus under the Company’s short-term incentive plan based on his service as a Special Advisor. Subject to Mr. Hartman’s continued service, equity awards previously granted to him will vest in accordance with the vesting schedules established in the original equity awards through the Separation Date. Any equity awards with vesting dates scheduled to occur after the Separation Date will be cancelled and forfeited. Mr. Hartman will remain eligible to earn a prorated portion of any outstanding unvested PSUs based on actual performance for the performance period. The prorated portion will be determined based on the number of full years completed from the beginning of the performance period until the effective date of his termination of employment, and shall be payable within 60 days following the applicable performance-vesting date.

Mr. Hartman’s receipt of the payments and benefits set forth in the Transition Letter Agreement is subject to (1) his execution and non-revocation of a general release of claims in favor of the Company, including any claims under the Company’s Executive Severance Plan or any other severance plan or agreement (a “Release”), within 30 days after the date of his transition from the role of President and CEO; (2) his execution and non-revocation of a supplemental Release within 30 days after the Separation Date; and (3) his cooperation and other agreements set forth in the Transition Letter Agreement.

Mr. Hartman will remain subject to non-competition and non-solicitation obligations during the term of his service and for one year thereafter, as well as perpetual confidentiality and mutual non-disparagement obligations. In the event of Mr. Hartman’s death, disability, or termination of employment by the Company without Cause or by Mr. Hartman for a Breach Termination or CIC Good Reason Termination (each, as defined in the Transition Letter Agreement) prior to the Separation Date, the full remaining amount of any unpaid Special Advisor Fee that would otherwise have been payable through the Separation Date will become immediately due and payable, and all of Mr. Hartman’s equity awards which would have vested through the scheduled end of the Advisory Period will immediately vest, in each case, pursuant to the terms and conditions of the Transition Letter Agreement and subject to Mr. Hartman’s or his estate’s or beneficiary’s execution of a supplemental Release, as applicable.

Mr. Beyer’s Service Agreement

Mr. Beyer and CONMED U.K. Limited entered into a Service Agreement, dated April 25, 2019, outlining the terms of his continued employment as President, International (the “Initial Service Agreement”). The Initial Service Agreement provided

44	2025 Proxy Statement

Compensation Discussion and Analysis

Mr. Beyer with a base salary of £319,000, as well as a monthly car allowance of £1,000. Under the Initial Service Agreement, Mr. Beyer may also participate in CONMED U.K. Limited’s occupational pension scheme, to which CONMED U.K. Limited will make contributions of £10,000 per annum for each year Mr. Beyer participates and CONMED U.K. Limited will also pay Mr. Beyer a pension allowance of £69,382.34, which it reserves the right to vary or withdraw at any time. Mr. Beyer may be awarded discretionary bonuses from time to time and may also be eligible to participate in the Executive Severance Plan (as described below) and the CONMED Corporation Executive Bonus Plan (as described above), and may also receive certain medical, life and disability insurance benefits.

The Initial Service Agreement was terminable by either party on six months’ written notice. CONMED U.K. Limited may terminate the agreement with immediate effect by paying to Mr. Beyer, within 28 days of giving notice of such termination, all or the remaining part of Mr. Beyer’s base salary for the then unexpired period of notice. In such event, the Company may reduce the payments or benefits otherwise due to Mr. Beyer under the Executive Severance Plan to avoid duplication of payments or benefits. Upon such termination, the Company may require Mr. Beyer not to perform any services (or perform only specified services) in accordance with garden leave policies applicable to employees in the U.K. Under the Initial Service Agreement, Mr. Beyer is subject to certain restrictive covenants, including confidentiality covenants and restrictions on competition and solicitation of the Company’s customers and employees that range from six months to one year post- termination.

While the Initial Service Agreement remained active, the terms were modified in connection with Mr. Beyer’s promotion to the role of Chief Operating Officer of the Company, effective as of April 24, 2024 (“Amendment Number 1”), to include a base salary of £478,225 per annum and a target award opportunity under the Company’s short-term incentive plan equal to 80% of his base salary. In connection with the promotion, as disclosed elsewhere in this Proxy Statement, Mr. Beyer received a one-time equity award with a target value of $800,000, with 75% of the target value delivered in the form of a stock option and 25% in the form of a PSU award, subject to the terms set forth in the applicable award agreement. In addition, pursuant to Amendment Number 1, Mr. Beyer is entitled to certain tax equalization benefits.

On October 30, 2024, the Company and Mr. Beyer entered into an amendment and restatement of the Initial Service Agreement, as amended by Amendment Number 1 (“Amendment Number 2”), as disclosed in our Current Report on Form 8-K filed with the SEC on October 30, 2024, establishing his compensation as President and Chief Executive Officer effective January 1, 2025. The provisions of Mr. Beyer’s Initial Service Agreement, as amended by Amendment Number 1, remain in full force and effect, subject to the following principal changes pursuant to Amendment Number 2, among other changes:

•

Mr. Beyer will be paid a base salary of $850,000 per annum, which will be paid in British pounds sterling (“GBP”) and will be converted into GBP based on the year ended average exchange rate or as otherwise agreed between Mr. Beyer and the Company.

•	Mr. Beyer’s target award opportunity under the Company’s short-term incentive program will be equal to 100% of his base salary.

•

Mr. Beyer will be eligible to participate in the Company’s long-term incentive plans in a manner consistent with awards to other senior executives granted from time to time. Mr. Beyer’s 2025 award will have an approximate grant date target fair market value of $5 million and will comprise 50% PSUs and 50% stock options.

In addition, Mr. Beyer will be eligible to participate in the Company’s employee benefit plans and programs applicable to senior executives of the Company generally, as may be in effect from time to time, including, without limitation, participation in the Company’s Executive Severance Plan at the level applicable to the Company Chief Executive Officer. Mr. Beyer remains subject to certain customary restrictive covenants, including, but not limited to, certain non-solicitation and non-competition obligations for a period of 12 months after termination of employment and a perpetual confidentiality provision.

As a supplement to Mr. Beyer’s Service Agreement as amended, in connection with Mr. Beyer assuming additional responsibilities the Company committed to provide Mr. Beyer with housing, a car and certain airfare to permit him to work in Largo, Florida, for the Company’s benefit, rather than his home in the United Kingdom, as well as a tax gross-up to ensure that Mr. Beyer did not bear the costs for the taxable value that Mr. Beyer incurred as a result of assuming these responsibilities at the Company’s request. Although the Company pays for these directly, the costs for these items are included in the “Other Compensation” column of the 2024 Summary Compensation Table.

2025 Proxy Statement	45

Compensation Discussion and Analysis

Ms. Cohen’s Letter Agreement

As disclosed in our Current Report on Form 8-K filed with the SEC on April 24, 2024, Ms. Cohen transitioned to a Special Advisor to the Company commencing on April 20, 2024, and will serve in that role for the period April 20, 2024 through April 19, 2025. Pursuant to a letter agreement (the “Cohen Letter Agreement”) between the Company and Ms. Cohen, in exchange for her agreement to provide advisory services, she will receive the following compensation for the period of April 20, 2024 through April 19, 2025:

•	A base salary of $668,226.50; and

•

Continued participation in the employee benefit plans for which she has been eligible including, without limitation, participation in the Benefits Restoration Plan, the 401(k) Plan, and the other health and welfare benefit plans provided to the Company’s employees.

In addition, subject to certain preconditions and satisfaction of her obligations set forth in the Cohen Letter Agreement, including a cooperation agreement, on April 20, 2026, Ms. Cohen will receive an additional payment of $334,113.25, which will also be subject to clawback in the event of a cooperation failure or recoupment outcome (each as defined in the Cohen Letter Agreement).

Ms. Cohen’s receipt of these payments and benefits, as well as the equity award treatment described in the following paragraph, is subject to her execution and non-revocation of a general release of claims in favor of the Company, including any claims under the Company’s Executive Severance Plan, and her cooperation and other agreements set forth in the Cohen Letter Agreement.

Ms. Cohen will remain subject to a non-competition restriction and non-solicitation obligations for one year following the termination of her service, as well as customary indefinite confidentiality and non-disparagement obligations. In addition, subject to Ms. Cohen’s continued service and compliance with the release requirement described above, equity awards previously granted to Ms. Cohen will vest in accordance with the vesting schedules established in the original equity awards through April 19, 2025 and will be subject to clawback or repayment in the event of a cooperation failure or recoupment outcome (each as defined in the Cohen Letter Agreement). Any equity awards with vesting dates scheduled to occur after April 19, 2025 will be cancelled and forfeited. In the event of Ms. Cohen’s death, or disability prior to April 19, 2025, the salary and payments for her service as an advisor that would otherwise have been payable through April 19, 2025 (and were not paid) will become immediately due and payable, subject to execution of a supplemental general release of claims.

46	2025 Proxy Statement

Compensation Committee Report

This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee and the full Board of Directors has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because the value of senior management’s short-term incentives are balanced by the value of longer-term incentives. Employees below the senior management level are provided annual incentives that are lower in relation to salary and therefore do not have an incentive that results in risk to the Company as a result of compensation practices or structure.

Submitted by the Compensation Committee,

Brian Concannon (Chair)

LaVerne Council	John Workman

2025 Proxy Statement	47

2024 Summary Compensation Table

The following table provides information regarding the compensation earned in 2022, 2023 and 2024 by our NEOs, which includes our Chief Executive Officer during 2024 (Mr. Hartman, whose service as Chief Executive Officer continued through December 31, 2024), our Chief Financial Officer, and our three other most highly compensated executive officers (including Mr. Beyer, whose service as Chief Executive Officer commenced as of January 1, 2025), as determined by reference to total compensation for 2024, who were serving as executive officers at the end of 2024. In addition, this table includes Ms. Cohen and Mr. Peters, who were not serving as executive officers at the end of 2024.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compensation[5] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6] ($)	All Other Compensation[7] ($)	Total

Curt R. Hartman Chair, President & Chief Executive Officer	2024	$966,230	$0	$2,657,542	$2,657,200	$882,622	$0	$202,961	$7,366,555
	2023	$950,000	$0	$2,657,526	$2,657,441	$1,396,590	$0	$103,058	$7,764,615
	2022	$946,055	$0	$0	$6,340,000	$425,106	$0	$124,334	$7,835,495

Todd W. Garner Executive Vice President, Finance and Chief Financial Officer	2024	$565,776	$0	$2,099,933	$1,499,807	$397,860	$0	$79,337	$4,642,713
	2023	$538,971	$0	$425,064	$1,274,951	$579,057	$0	$53,821	$2,871,864
	2022	$521,653	$30,000	$0	$2,789,600	$171,124	$0	$60,702	$3,573,079

Patrick J. Beyer(8) Chief Operating Officer	2024	$584,833	$0	$699,883	$2,099,802	$398,331	$0	$517,236	$4,300,085
	2023	$548,926	$0	$425,064	$1,274,951	$505,300	$0	$545,070	$3,299,311
	2022	$501,460	$58,781	$0	$2,789,600	$165,318	$0	$497,612	$4,012,771

Peter Shagory EVP Strategy & Corp Development	2024	$368,725	$0	$212,551	$637,427	$198,230	$0	$7,112	$1,424,045

Brent Lalomia Vice President, Quality Assurance, Regulatory Affairs, Customer Experience, and Logistics	2024	$317,700	$0	$212,551	$637,427	$175,073	$0	$49,608	$1,392,359

Stanley W. (Bill) Peters President, Advanced Surgical & Advanced Endoscopic Technologies	2024	$316,226	$0	$374,964	$1,124,864	$0	$0	$770,902	$2,586,956
	2023	$451,709	$0	$274,982	$824,966	$389,339	$0	$56,035	$1,997,031
	2022	$434,015	$25,000	$0	$1,775,200	$124,179	$0	$64,923	$2,423,317

Heather Cohen Executive Vice President & Chief Human Resources and Legal Officer & Secretary	2024	$596,363	$0	$374,964	$1,124,864	$69,432	$0	$85,085	$2,250,708
	2023	$420,000	$0	$249,944	$749,962	$361,397	$6,433	$39,075	$1,826,811
	2022	$408,775	$0	$0	$1,673,760	$111,056	$0	$41,176	$2,234,767

(1)

Salary reflects actual salary earned for the calendar year. Salary levels are adjusted annually, typically in March. Accordingly, any salary levels listed in the CD&A may not match amounts actually paid during the course of the year.

(2)	Bonus reflects the 2022 one-time discretionary payments. There were no discretionary bonus payments made in 2023 or 2024.

(3)

Amounts in this column reflect the grant date fair value of RSUs and PSUs in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 10, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2024 Annual Report on Form 10-K (available at https://conmed.gcs-web.com/static-files/d1f207ff-b9c4-4423-829f-b20457227def)

(4)

Amounts in this column reflect the grant date fair value of stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 10, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2024 Annual Report on Form 10-K.

(5)

Non-Equity Incentive Plan Compensation represents payouts under the Company’s Executive Bonus Plan. See “Executive Bonus Plan Performance Goals for 2024” on page 38 in the CD&A for an additional discussion of 2024 annual incentive payments under the Company’s Executive Bonus Plan.

(6)

Amount in this column represents the increase in the actuarial present value of the executive’s accumulated benefit under the CONMED Corporation Retirement Pension Plan (a defined benefit plan) during 2024. For 2024, the actuarial value decreased for Ms. Cohen. Actuarial value computations are based on the assumptions established in accordance with Compensation – Retirement Benefits Topic of the FASB ASC 715 and discussed in Note 13, (“Employee Benefit Plans”), to the Consolidated Financial Statements in Item 15 to the Company’s 2024 Annual Report on Form 10-K. There were no above-market earnings on nonqualified deferred compensation. For more information regarding Ms. Cohen’s pension benefits, please see the Pension Benefits table below.

48	2025 Proxy Statement

Summary Compensation Table

(7)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, all of his cash compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rates as of December 31, 2024, December 29, 2023, December 30, 2022, respectively, (the last business day of the year) of £0.7961, £0.7868, and £0.834, to U.S. $1.00. If we had converted Mr. Beyer’s 2024 total compensation at the December 31, 2024, spot exchange rate, his total compensation would have been $4,292,725.

(8)	All other compensation is described in the chart below.

	401(k) Employer Contributions(1)	Benefit Restoration Plan Employer Contributions(2)	Certain Other Payments(3)	Total All Other Compensation

Patrick J. Beyer	$—	$—	$517,236	$517,236

Todd W. Garner	$7,000	$72,251	$86	$79,337

Peter Shagory	$7,000		$112	$7,112

Brent Lalomia	$7,000	$27,884	$14,724	$49,608

Curt R. Hartman	$7,000	$163,981	$31,980	$202,961

Stanley W. (Bill) Peters	$7,000		$763,902	$770,902

Heather L. Cohen	$7,000	$57,999	$20,086	$85,085

(1)	Amounts represent 2024 Company matching contributions to employee 401(k) plan accounts on the same terms offered to all other employees.

(2)	Amounts represent 2024 Company matching contributions to the Benefits Restoration Plan (“BRP”).

(3)

For Mr. Beyer in 2024, other payments include retirement plan payments of $152,879 for participation in a program designed to compensate him in a similar fashion as the BRP in accordance with practices in the UK, and payments of $15,073 in respect of his U.K. car as provided for in his Service Agreement. Also included in the ‘Certain Other Payments’ column are $114,339 representing costs associated with personal air travel, $81,600 representing the rental cost of a Company-provided apartment, a supplemental payment of $10,000 to cover the projected cost for health insurance under standard employees plans made available to employees in the United States, $7,360 in personal legal fees, $5,721 for the cost of a rental car the Company provided for Mr. Beyer’s use in Largo, Florida in line with his COO responsibilities, $90,277 related to tax gross-ups on the portion of certain other payments deemed taxable in the U.S., and $86 for a gift. In addition, there are payments of $39,901 for tax preparation services given the complexities of Mr. Beyer’s role. For Mr. Peters, such payments include $13,408 in costs associated with attending a sales force award trip, $86 for a gift and $750,407 paid in severance. Ms. Cohen received $20,000 in personal legal fees and a gift of $86, and Mr. Garner received a gift of $86. Mr. Lalomia received a gift of $453 and a trip with a value of $14,271. Mr. Shagory received a gift of $112. Mr. Hartman received $31,980 in personal legal fees. All other compensation does not include the costs for health insurance, long-term disability insurance, life insurance and other benefits generally available to other employees on the same terms as those offered to the officers listed above. Messrs. Hartman, and Garner had imputed income as a result of their spouse, family member or guests accompanying them on business flights. As there was no incremental cost to the Company for such flights, there is no incremental value for perquisite purposes included in the ‘All Other Compensation’ column.

2025 Proxy Statement	49

2024 Grants of Plan-Based Awards Table

The table below summarizes the estimated cash awards under the Executive Bonus Plan, as well as equity compensation granted during 2024. Information regarding the terms of these awards can be found under the headings “Executive Bonus Plan” and “Equity Compensation” in the CD&A.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)[3]	All Other Option Awards: Number of Securities Underlying Options (#)[3]	Exercise or Base Price of Option Awards ($)[4]	Grant Date Fair Value of Stock and Option Awards ($)[5]

Patrick J. Beyer	3/1/2024	—	—	—	—	—	—	—	44,677	$79.95	$1,499,807
	3/1/2024	—	—	—	1,104	4,208	8,416	—	—	—	$499,952
	4/24/2024	—	—	—	—	—	—	—	20,060	$70.01	$599,995
	4/24/2024	—	—	—	963	1,925	3,850	—	—	—	$199,931
	NA	$240,284	$480,568	$961,136	—	—	—	—	—	—

Todd W. Garner	3/1/2024	—	—	—	—	—	—	—	44,677	$79.95	$1,499,807
	3/1/2024	—	—	—	1,104	4,208	8,416	—	—	—	$499,952
	11/1/2024	—	—	—	—	—	—	22,727	—	—	$1,599,981
	NA	$240,000	$480,000	$960,000	—	—	—	—	—	—	—

Peter Shagory	3/1/2024	—	—	—	—	—	—	—	18,988	$79.95	$637,427
	3/1/2024	—	—	—	895	1,789	3,578	—	—	—	$212,551
	NA	$120,420	$240,841	$481,681	—	—	—	—	—	—	—

Brent Lalomia	3/1/2024	—	—	—	—	—	—	—	18,988	$79.95	$637,427
	3/1/2024	—	—	—	895	1,789	3,578	—	—	—	$212,551
	NA	$96,300	$192,600	$385,200	—	—	—	—	—	—	—

Curt R. Hartman	3/1/2024	—	—	—	—	—	—	—	79,154	$79.95	$2,657,542
	3/1/2024	—	—	—	11,319	22,368	44,736	—	—	—	$2,657,542
	NA	$532,400	$1,064,800	$2,129,600	—	—	—	—	—	—	—

Stanley W. (Bill) Peters	3/1/2024	—	—	—	—	—	—	—	33,508	—	$1,124,864
	3/1/2024	—	—	—	1,578	3,156	6,312	—	—	—	$374,964
	NA	$147,522	$295,043	$590,087	—	—	—	—	—	—	—

Heather L. Cohen	3/1/2024	—	—	—	—	—	—	—	33,508	$79.95	$1,124,864
	3/1/2024	—	—	—	1,578	3,156	6,312	—	—	—	$374,964
	NA	$140,595	$281,190	$562,380	—	—	—	—	—	—	—

(1)

Non-Equity Incentive Compensation represents earnings under the Company’s Executive Bonus Plan. The threshold, target and maximum compensation for all NEOs based on a percentage of the NEO’s base salary on December 31, 2024. The compensation is based on financial factors as well as individual goals as further described in “2024 Executive Bonus Plan” on page 38 During 2024, Mr. Hartman, Mr. Garner, Mr. Beyer, Mr. Peters, Ms. Cohen, Mr. Shagory and Mr. Lalomia earned non-equity incentive compensation equal to 91.2%, 66.3%, 66.3%, 0%, 53.5%, 53.5% and 54.5%, respectively, of their base salaries. Ms. Cohen’s 2024 earned bonus amount was prorated based on her period of service during 2024 as Executive Vice President and Chief Human Resources and Legal Officer, as described elsewhere in this Proxy Statement.

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his non-equity incentive plan compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 31, 2024 (the last business day of the year) of £0.7961 to U.S. $1.00.

(2)

Amounts in these columns represent the possible range (threshold to target to maximum) of PSUs, which will be settled in shares of Common Stock, that would be earned based on the achievement of pre-established performance goals for the 2024 to 2026 performance period. The number of PSUs earned could be zero if performance is below threshold.

(3)	RSU awards granted as of November 1, 2024 vest annually over a period of two years.

50	2025 Proxy Statement

2024 Grants of Plan-Based Awards Table

(4)

Amounts shown in column (j) represent the total number of shares subject to stock options granted to the NEOs. Stock option awards granted as of March 1, 2024 and April 24, 2024 for all NEOs vest ratably annually over a period of five years.

(5)	Represents the closing market price of a share of common stock on the date of the grant of the stock option .

(6)

Amounts in this column reflect the grant date fair value of stock options, PSUs and RSUs in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 10, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2024 Annual Report on Form 10-K.

Material terms related to the NEOs’ compensation are described in the 2024 CD&A, footnotes to the Summary Compensation Table, the 2024 Grants of Plan-Based Awards table and under the section “Potential Payments on Termination or Change-in-Control”.

2025 Proxy Statement	51

Outstanding Equity Awards at Fiscal Year End 2024 Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

	Option Awards[4]					Stock Awards

Name	Grant Date[1]	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)[2]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)[5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[6]

Patrick J. Beyer	3/1/2017	57,000	—	$41.93	3/1/2027	—	—	—	—
	3/1/2018	57,000	—	$59.96	3/1/2028	—	—	—	—
	3/1/2019	56,000	—	$78.76	3/1/2029	—	—	—	—
	3/2/2020	44,000	11,000	$97.69	3/2/2030	—	—	—	—
	3/1/2021	28,050	18,700	$122.55	3/1/2031	—	—	—	—
	3/1/2022	22,000	33,000	$144.55	3/1/2032	—	—	—	—

	3/1/2023	6,442	25,770	$96.16	3/1/2033	—	—	2,920	$199,845

	3/1/2024	—	44,677	$79.95	3/1/2034	—	—	4,208	$287,996

	4/24/2024	—	20,060	$70.01	4/24/2034	—	—	1,925	$131,747

Todd W. Garner	1/2/2018	5,100	—	$50.61	1/2/2028	—	—	—	—
	3/1/2019	48,000	—	$78.76	3/1/2029	—	—	—	—
	3/2/2020	42,400	10,600	$97.69	3/2/2030	—	—	—	—
	3/1/2021	27,030	18,020	$122.55	3/1/2031	—	—	—	—
	3/1/2022	22,000	33,000	$144.55	3/1/2032	—	—	—	—
	3/1/2023	6,442	25,770	$96.16	3/1/2033	—	—	2,920	$199,845

	3/1/2024	—	44,677	$79.95	3/1/2034	—	—	4,208	$287,996

	11/1/2024	—	—	—	—	22,727	$1,555,436	—	—

Peter Shagory	5/11/2015	4,500	—	$55.42	5/11/2025	—	—	—	—
	3/1/2017	9,435	—	$41.93	3/1/2027	—	—	—	—
	3/1/2018	14,040	—	$59.96	3/1/2028	—	—	—	—
	3/1/2019	14,160	—	$78.76	3/1/2029	—	—	—	—
	3/2/2020	11,500	3,450	$97.69	3/2/2030	—	—	—	—

	3/1/2021	11,730	7,820	$122.55	3/1/2031	—	—	—	—

	3/1/2022	8,000	12,000	$144.55	3/1/2032	—	—	—	—

	3/1/2023	3,031	12,128	$96.16	3/1/2033	—	—	1,374	$94,037

	3/1/2024	—	18,988	$79.95	3/1/2034	—	—	1,789	$122,439

52	2025 Proxy Statement

Outstanding Equity Awards at Fiscal Year End 2024 Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

	Option Awards[4]					Stock Awards

Name	Grant Date[1]	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)[2]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)[5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[6]

Brent Lalomia	6/17/2019	2,500	—	$83.15	6/17/2029	—	—	—	—
	3/2/2020	3,200	800	$97.69	3/2/2030	—	—	—	—
	3/1/2021	2,400	1,600	$122.55	3/1/2031	—	—	—	—
	3/1/2022	3,200	4,800	$144.55	3/1/2032	—	—	—	—
	3/7/2022	—	—	$0.00	3/7/2032	150	$10,266	—	—
	3/1/2023	2,463	9,854	$96.16	3/1/2033	—	—	1,116	$76,379

	3/1/2024	—	18,988	$79.95	3/1/2034	—	—	1,789	$122,439

Curt R. Hartman	2/27/2015	118,300	—	$51.30	2/27/2025	—	—	—	—
	3/1/2017	96,650	—	$41.93	3/1/2027	—	—	—	—
	3/1/2018	175,000	—	$59.96	3/1/2028	—	—	—	—
	3/1/2019	200,000	—	$78.76	3/1/2029	—	—	—	—
	3/2/2020	164,000	41,000	$97.69	3/2/2030	—	—	—	—

	3/1/2021	104,550	69,700	$122.55	3/1/2031	—	—	—	—

	3/1/2022	50,000	75,000	$144.55	3/1/2032	—	—	—	—

	3/1/2023	13,428	53,713	$96.16	3/1/2033	—	—	18,256	$1,249,441

	3/1/2024	—	79,154	$79.95	3/1/2034	—	—	22,368	$1,530,866

Stanley W. (Bill) Peters	3/1/2023	—	—	—	—	—	—	629	$43,049

Heather L. Cohen	3/2/2020	20,000	5,000	$97.69	3/2/2030	—	—	—	—
	3/1/2021	12,750	8,500	$122.55	3/1/2031	—	—	—	—
	3/1/2022	13,200	19,800	$144.55	3/1/2032	—	—	—	—
	3/1/2023	3,789	15,159	$96.16	3/1/2033	—	—	1,717	$117,511
	3/1/2024	—	33,508	$79.95	3/1/2034	—	—	3,156	$215,997

(1)	Grant dates of each award granted are noted in column b.

(2)	Stock options for all NEOs vest ratably annually over a period of five years beginning on the date of grant.

(3)	In most cases, RSUs for all NEOs vest annually over a period of four years beginning on the date of grant Mr. Garner’s RSUs granted in November vest over two years.

(4)	Value shown for unvested RSUs is based on the December 31, 2024 (the last trading day of the year) closing stock price on the NYSE of $68.44.

(5)	PSUs for all NEOs are subject to being earned and vested at the end of a three-year performance period from the date of the grant.

(6)

Represents the intrinsic value of PSUs calculated by taking the product of (a) $68.44, which was the closing market price per share of our common stock as of December 31, 2024 (the last business day of the year), and (b) the number of PSU awards at the target performance level.

2025 Proxy Statement	53

2024 Option Exercises and Stock Vested Table

(a)	(b)	(c)	(d)	(e)

	Option Awards[1]		Stock Awards[3]

Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise[2] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[4] ($)

Curt R. Hartman	30,000	$703,800	—	—

Todd W. Garner	—	—	—	—

Patrick J. Beyer	—	—	—	—

Stanley W. (Bill) Peters	34,000	$605,260	—	—

Heather L. Cohen	128,500	$3,026,322	—	—

Peter Shagory	—	—	—	—

Brent Lalomia	—	—	75	$6,375

(1)	Amount relates to stock options or stock appreciation rights exercised during 2024.

(2)	Calculated by multiplying the number of shares purchased by the difference between the exercise price of the option and the market price of the Common Stock on the date of exercise.

(3)	Amount relates to RSUs that vested during 2024.

(4)	Calculated by multiplying the number of shares vested by the market price of the Common Stock on the date of vesting.

54	2025 Proxy Statement

2024 Non-Qualified Deferred Compensation Table

The table below shows the executive contributions, Company contributions and aggregate earnings related to deferred compensation for all NEOs during 2024. Effective January 1, 2010, the Company began offering a Benefits Restoration Plan to eligible employees, including all NEOs, except Mr. Beyer, who participates in a program designed to compensate him in a similar fashion in accordance with practices in the UK. The Benefits Restoration Plan provides the opportunity to defer receipt of up to 50% of base salary and up to 100% of bonus compensation and to receive 7% matching contributions from the Company that would otherwise be unavailable under our 401(k) plan because of limits imposed by the Internal Revenue Code. Refer to the section “Retirement Benefits—Benefits Restoration Plan” in the CD&A for further information.

(a)	(b)	(c)	(d)	(e)	(f)

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY2 ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Todd W. Garner	$67,455	$72,251	$142,973	—	$902,100

Peter Shagory	—	—	$5,994	—	$41,170

Brent Lalomia	$4,650	$27,884	$3,204	—	$35,738

Curt R. Hartman	$317,153	$163,981	$1,079,329	—	$6,704,174

Stanley W. (Bill) Peters	$77,868	—	$152,818	—	$1,210,653

Heather L. Cohen	$66,579	$57,999	$661,690	—	$3,261,955

(1)	Executive contributions related to the Benefit Restoration Plan were included in earnings in 2024 and reported in the 2024 Summary Compensation Table above.

(2)	Registrant contributions related to the Benefit Restoration Plan were included in earnings in 2024 and reported in the 2024 Summary Compensation Table above.

Pension Benefit Table

As discussed in the CD&A under the heading “Retirement Benefits,” the Company sponsors the CONMED Corporation Retirement Pension Plan (“the Retirement Plan”). Under the Retirement Plan, upon the later of age 65 or the completion of five years of participation, a participant is entitled to annual pension benefits equal to the greater of: (a) 1.65% of a participant’s average monthly compensation multiplied by years of benefit service, with the product being reduced by 0.65% of a participant’s monthly covered wages multiplied by years of benefit service (not to exceed 35), or (b) the benefit the participant would have been entitled to prior to December 31, 2003. Special plan provisions exist for early retirement, deferred retirement, death or disability prior to eligibility for retirement and lump sum benefit payments. A participant is vested after five years of service. The participant may elect one of the following forms of payment: lump sum distribution for benefits earned through December 31, 2003, single life annuity or joint and survivor annuity. The pension accruals were frozen under the Retirement Plan effective May 14, 2009, therefore, no additional benefits accrued after that date. As a result, years of actual service will not equal the years of credited service noted below. During 2024, the only NEO with years of credited service under the plan was Ms. Cohen. The following table reflects the present value of accumulated benefits payable and years of credited service, determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements.

(a)	(b)	(c)	(d)	(e)

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During the Last Fiscal Year ($)

Heather L. Cohen	CONMED Corporation Retirement Pension Plan	6	$61,637	$0

(1)

Amount in this column reflect the actuarial present value of the executive’s accumulated benefits in accordance with Compensation – Retirement Benefits Topic of the FASB ASC 715. The assumptions made in the valuation of these awards are set forth in Note 13, (“Employee Benefit Plans”), to the Consolidated Financial Statements in Item 15 to the Company’s 2024 Annual Report on Form 10-K.

2025 Proxy Statement	55

Potential Payments on Termination or Change in Control

Executive Severance Plan

The Company maintains an executive severance plan (the “Executive Severance Plan”) in which all of the NEOs participated as of December 31, 2024, other than Ms. Cohen and Mr. Peters. The CEO’s benefit under the Executive Severance Plan is two times base salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination of employment, and three times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned for a change in control (as defined in the Executive Severance Plan) involuntary termination of employment. The CFO’s and Executive Vice President, General Counsel and Corporate Secretary’s benefit under the Executive Severance Plan is one and one-half times base salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination of employment, and two and one-half times base salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned for a change in control involuntary termination. Each other NEO’s severance benefit is one times base salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination of employment without cause or for good reason, and two times base salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned level for a change in control (as defined in the Executive Severance Plan) involuntary termination of employment without cause or for good reason. Benefits due to a participant under the Executive Severance Plan may be reduced or eliminated in the event the participant receives duplicative termination payments or benefits under any other plan, program, policy, individually negotiated agreement or other arrangement.

The Compensation Committee periodically reviews the Executive Severance Plan as part of its overall review of the executive compensation program. No changes were made for 2024 to the plan document which may be found here https://www.sec.gov/Archives/edgar/data/816956/000081695615000007/cnmd63015ex101.htm.

Termination/No Change in Control

The table below represents the payments the NEOs would receive under the Executive Severance Plan if their employment were terminated by the Company without cause or resigned for good reason on December 31, 2024, and no change in control of the Company had occurred. The table assumes the termination of employment by the Company without cause (as defined in the Executive Severance Plan) with respect to each NEO. No payments will be made, other than accrued benefits, if an NEO’s employment is terminated for “cause” or the NEO resigns without “good reason”.

Name	Salary Continuation or Severance ($)[1]

Todd W. Garner	$1,632,697

Patrick J. Beyer(2)	$1,058,345

Peter Shagory	$624,411

Brent Lalomia	$510,641

Curt R. Hartman	$4,215,203

Heather L. Cohen	$883,801

(1)

For each NEO, the amount reported the sum of the executive’s base salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned as of December 31, 2024 multiplied by the applicable severance multiple as defined in the Executive Severance Plan payable as a lump sum. The severance multiple is defined as two for the CEO, one and one-half for the CFO and one for each other NEO.

(2)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 31, 2024 (the last business day of the year) of £0.7961 to U.S. $1.00.

Under the terms of the Company’s equity award programs, the vesting date for all outstanding stock options, SARs, RSUs, and PSUs granted to any NEO would accelerate to the date of termination of employment due to death or disability. In those

56	2025 Proxy Statement

Potential Payments on Termination or Change in Control

circumstances, the value of equity awards vesting would be the same as described below for a termination of employment in connection with a change in control of the Company.

Termination/Change in Control

The table below represents the earnings the NEOs would receive upon a qualifying termination of employment in connection with a change in control of the Company on December 31, 2024, under the Executive Severance Plan and under the terms of the Benefits Restoration Plan, as applicable, as further described in the CD&A. For certain items below, the values are based on the closing price of $68.44 per share, which was the closing market price of our common stock as of December 31, 2024.

As discussed in the “2024 Equity Compensation” section in the CD&A, all equity awards are subject to “double-trigger” vesting on a termination of the NEO’s employment by the Company other than for “cause” or by the NEO for “good reason” (each as defined in the applicable award agreement) within two years following the change in control of the Company (as defined in the applicable award agreement). Our equity compensation awards also include standard non-competition restrictions, non-solicitation restrictions, as well as trade secret and confidentiality obligations.

Name	Salary Continuation or Severance ($)[1]	Intrinsic Value of Unvested Stock Awards ($)[2]	Intrinsic Value of Unvested Options and SARs ($)[2]	Value of Unvested Company BRP Contributions ($)	Total ($)

Patrick J. Beyer	$1,973,529	$552,995	—	—	$2,526,524

Todd W. Garner	$2,481,711	$1,976,684	—	—	$4,458,395

Peter Shagory	$1,163,873	$185,130	—	—	$1,349,003

Brent Lalomia	$932,066	$183,624	—	—	$1,115,690

Curt R. Hartman	$5,608,309	$2,363,849	—	—	$7,972,158

Heather L. Cohen	$1,697,923	$294,360	—	—	$1,992,283

(1)

Amount represents the sum of the NEO’s base salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned as of December 31, 2024, multiplied by the applicable severance multiple as set forth in the Executive Severance Plan payable as a lump sum. The severance multiple is three for the CEO, two and one-half for the CFO, and two for each other NEO.

(2)

As described above in the CD&A under “2024 Equity Compensation,” unvested equity awards held by each NEO are subject to accelerated vesting upon a qualifying termination of employment in connection with a change in control. The intrinsic value of unvested equity awards is calculated by taking the product of (a) $68.44 per share which was the closing market price of our common stock as of December 31, 2024. (the last business day of the year) and (b) the number of PSUs and RSUs subject to acceleration. See the “2024 Grants of Plan-Based Awards Table” and “the Outstanding Equity Awards at Fiscal Year-End” for information on the awards and the unvested portion of such awards.

(3)

The intrinsic value of unvested equity awards is calculated by taking the product of $68.44, which was the closing market price of our common stock as of December 31, 2024 (the last business day of the year) less the exercise price of any stock option. As of December 31, 2024 no exercise price exceeded year end price. All stock options were underwater. See “2024 Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End 2024 Table” for information on the awards and the unvested portion of such awards.

(4)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 31, 2024 (the last business day of the year) of £0.7961 to U.S. $1.00.

(5)	No NEOs would receive any other accelerated or enhanced deferred compensation payments or benefits upon a change in control other than as described in this table.

2025 Proxy Statement	57

Potential Payments on Termination or Change in Control

Mr. Hartman

As discussed in the section above titled “Mr. Hartman’s Compensation Arrangements and Transition Agreement,” on October 30, 2024, the Company entered into the Transition Letter Agreement with Mr. Hartman, pursuant to which he commenced service as a Special Advisor to the Company on January 1, 2025. Pursuant to the Transition Letter Agreement, as compensation for services performed during the Advisory Period, subject to certain preconditions and satisfaction of his obligations set forth in the Transition Letter Agreement, including compliance with restrictive covenants, Mr. Hartman will be paid the Special Advisor Fee 50% in regular biweekly installments in accordance with the Company’s regular payroll practices during the first year of the Advisory Period, and 50% in a lump sum within 60 days following the commencement of the second year of the Advisory Period, in each case, subject to his ongoing compliance in all material respects with all obligations under the Transition Letter Agreement. Mr. Hartman will not be eligible to receive any bonus under the Company’s short-term incentive plan based on his service as a Special Advisor. Subject to Mr. Hartman’s continued service, equity awards previously granted to him will vest in accordance with the vesting schedules established in the original equity awards through the Separation Date. Any equity awards with vesting dates scheduled to occur after the Separation Date will be cancelled and forfeited. Pursuant to the Transition Letter Agreement, Mr. Hartman is required to waive any claim to payments or other benefits under the Executive Severance Plan or any other severance plan or agreement.

Mr. Hartman will remain subject to non-competition and non-solicitation obligations during the term of his service and for one year thereafter, as well as perpetual confidentiality and mutual non-disparagement obligations. In the event of Mr. Hartman’s death, disability, or termination of employment by the Company without Cause or by him for a Breach Termination or CIC Good Reason Termination (each, as defined in the Transition Letter Agreement) prior to the Separation Date, the full remaining amount of any unpaid Special Advisor Fee that would otherwise have been payable through the Separation Date will become immediately due and payable, and all of his equity which would have vested through the scheduled end of the Advisory Period will immediately vest, in each case, pursuant to the terms and conditions of the Transition Letter Agreement and subject to Mr. Hartman’s or his estate’s or beneficiary’s execution of a supplemental Release, as applicable.

Ms. Cohen

As discussed in the section above titled “Ms. Cohen’s Letter Agreement,” pursuant to the Cohen Letter Agreement, Ms. Cohen will receive the following compensation for the period of April 20, 2024 through April 19, 2025:

•	Ms. Cohen will be paid a salary of $668,226.50 in regular payroll installments and subject to applicable taxes and withholding.

•

Ms. Cohen will be eligible to continue to participate in the benefit plans for which she has been eligible including, without limitation, participation in the Benefits Restoration Plan, the 401(k) Plan, and health and welfare benefits.

In addition, subject to certain preconditions and the satisfaction of her obligations set forth in the Cohen Letter Agreement, including a cooperation agreement, on April 20, 2026, Ms. Cohen will receive an additional payment of $334,113.25, which will also be subject to clawback in the event of a cooperation failure or recoupment outcome (each as defined in the Cohen Letter Agreement).

Ms. Cohen will remain subject to a non-competition restriction and non-solicitation obligations for one year following the termination of her service, as well as customary indefinite confidentiality and non-disparagement obligations. In addition, equity awards previously granted to Ms. Cohen will vest in accordance with the vesting schedules established in the original equity awards through April 19, 2025 and will be subject to clawback or repayment in the event of a cooperation failure or recoupment outcome (each as defined in the Cohen Letter Agreement). Any equity awards with vesting dates scheduled to occur after 19, 2025, will be cancelled and forfeited. In the event of Ms. Cohen’s death or disability prior to April 19, 2025, the salary and payments for her service as an advisor that would otherwise have been payable through April 19, 2025 (and were not paid) will become immediately due and payable, subject to execution of a supplemental general release of claims. In such event, the intrinsic value of unvested stock awards and stock options that would immediately vest based on Ms. Cohen’s equity award holdings as of December 31, 2024, and based on the closing price of $68.44 per share, which was the closing market price of our common stock as of December 31, 2024, is $294,360 and $0, respectively. Pursuant to the Cohen Letter Agreement, Ms. Cohen is required to waive any claim to payments or other benefits under the Executive Severance Plan or any other severance plan or agreement.

58	2025 Proxy Statement

Potential Payments on Termination or Change in Control

Mr. Peters

Mr. Peters’ employment with the Company terminated on August 31, 2024. In connection with his departure, Mr. Peters received the compensation and benefits payable on a non-change in control qualifying termination under the Company’s Executive Severance Plan, in the total amount of $750,407.

2025 Proxy Statement	59

Pay Ratio

We are required by Item 402(u) of Regulation S-K to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.

During 2024, the principal executive officer of the Company was Curt Hartman. For 2024, Mr. Hartman’s annual total compensation was $7,366,555 and our median employee’s annual total compensation was approximately $45,460 resulting in an estimated pay ratio of 162:1.

Given there was no change in the Company’s employee population or employee compensation arrangements as of December 31, 2024, that the Company believes would result in a significant change to the pay ratio disclosure, the same median employee was used for the 2024 analysis as was used for the 2023 analysis, as permitted under Item 401(u).

We identified the median employee in 2023 by using all 3,840 active employees of the Company and its consolidated subsidiaries (excluding Mr. Hartman) as of December 31, 2023, whether employed full-time or part-time. Taxable earnings consisted of:

(A) base salary, (B) the target bonus, commission and/or management bonus paid during the period, and (C) other miscellaneous compensation items. Where applicable, currency of earnings was converted to U.S. dollars using an exchange rate as of our determination date.

After identifying our median employee, who is located in the U.S., we calculated the 2024 annual total compensation for both the median employee and Mr. Hartman using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

60	2025 Proxy Statement

Pay Versus Performance
The Company’s executive compensation has been highly correlated with the Company’s performance. Each year, the Compensation Committee assesses the performance of the Company over time, the prior year’s performance, as well as the anticipated performance in the coming year to determine the appropriate level of compensation.
The Pay versus Performance table below shows the strong link between Compensation Actually Paid (“CAP”) and the performance of the Company. The strong correlation between TSR and CAP results from two factors: (i) the role of revenue growth and adjusted diluted net earnings per share in driving the executive bonus plan payouts; and (ii) the fact that our NEOs do not realize value from stock options unless stockholders also see an increase in the stock price, which is the sole driver of value for the stock options (as we do not allow for dividend equivalents for unvested stock options). The Company added PSUs to its long-term incentive compensation program in 2023. These PSUs will be earned and vest based on the relative performance of the Company’s TSR compared to an index of similar companies.

					Value of Initial Fixed $100 Investment Based On:

Fiscal Year	Summary Compensation Table (SCT) Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Total Shareholder Return (4)	Peer Group Total Shareholder Return (4)	Net Income (in $M)	Adjusted Diluted Net Earnings Per Share (5)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$7,366,555	($4,765,014)	$2,766,144	($45,286)	$63.84	$137.81	$132.4	$4.17
2023	$7,764,615	$13,280,569	$2,498,754	$3,900,605	$101.04	$124.22	$64.5	$3.45
2022	$7,835,495	($8,291,607)	$3,060,984	($792,323)	$81.19	$113.92	($80.6)	$2.65
2021	$9,374,480	$23,174,447	$2,345,015	$5,176,896	$128.81	$140.40	$62.5	$3.21
2020	$6,461,620	$8,417,084	$1,706,722	$2,092,471	$101.14	$117.63	$9.5	$2.18

(1)	The PEO and Non-PEO NEOs included in the above compensation reflect the following:

Fiscal Year	PEO	Non-PEO NEOs

2024	Curt R. Hartman	Todd W. Garner, Patrick J. Beyer, Stanley (Bill) W. Peters, Heather L. Cohen, Peter Shagory, Brent Lalomia

2023	Curt R. Hartman	Todd W. Garner, Patrick J. Beyer, Stanley (Bill) W. Peters, Heather L. Cohen

2022	Curt R. Hartman	Todd W. Garner, Patrick J. Beyer, Stanley (Bill) W. Peters, Heather L. Cohen

2021	Curt R. Hartman	Todd W. Garner, Patrick J. Beyer, Stanley (Bill) W. Peters, Daniel S. Jonas

2020	Curt R. Hartman	Todd W. Garner, Patrick J. Beyer, John E. (Jed) Kennedy, Stanley (Bill) W. Peters

2025 Proxy Statement	61

(2)
The following table sets forth the adjustments made to the SCT Total for the PEO during each year presented to determine compensation actually paid (CAP) to the PEO, with “fair value” calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, as of the end of the specified period.

Fiscal Year	2024

SCT Total	$7,366,555

Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($5,314,742)

Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$4,032,496

Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	($8,134,626)

Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0

Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($2,714,697)

Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0

Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$0

Compensation Actually Paid	($4,765,014)

(3)
The following table sets forth the adjustments made to the SCT Total for
Non-PEO
NEOs during each year presented to determine compensation actually paid (CAP) to
Non-PEO
NEOs, with “fair value” calculated in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC as of the end of the specified period.

Fiscal Year	2024

SCT Total	$2,766,144

Exclusion of Change in Pension Value	$0

Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($1,849,840)

Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$1,324,143

Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	($1,360,395)

Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0

Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($505,872)

Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	($419,466)

Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$0

Compensation Actually Paid	($45,286)

(4)
Pursuant to Item 402(v) of Regulation
S-K,,
each year reflects what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount were invested on December 31, 2019. The Peer Group referenced for purposes of TSR comparisons reflects the group of companies in the S&P 500 Health Care Equipment Index, which is the industry peer group as reflected in our Annual Report on Form
10-K
pursuant to Item 201(e) of Regulation
S-K
for the fiscal year ended December 31, 2024.

62	2025 Proxy Statement

(5)
Adjusted diluted net earnings per share (“EPS”) is a financial measure that the Company believes is an important performance measure to link compensation actually paid to our PEO and non-PEO
NEOs to the Company’s performance. Adjusted diluted net EPS is a non-GAAP
measure. Refer to the “GAAP to
Non-GAAP
Reconciliations” section of this proxy statement for the most directly comparable GAAP measure, GAAP diluted earnings (loss) per share.

Most Important Performance Measures
The table below lists our most important performance measures used to link compensation actually paid to our NEOs for 2024 to Company performance, as further described in the sections titled “2024 Executive Bonus Plan” and “2024 Equity Compensation” of the CD&A.

2024 Most Important Performance Measures (Unranked)
• Revenue	• Operating Cash Flow
• Adjusted Diluted Net Earnings per Share	• Three-year relative shareholder return
Relationship Between Compensation and Financial Performance
The table below shows the alignment between Compensation Actually Paid (CAP) to our CEO and Average CAP to the
non-CEO
NEOs, and our performance, consistent with our compensation philosophy as described in our “Compensation Discussion and Analysis.” The following graph displays CONMED TSR, Peer Group TSR, the CAP for our PEO and the average non-PEO
NEO CAP, for the years 2020, 2021, 2022, 2023, and 2024.

CONMED Corporation CAP vs TSR
$25
$20
$15
$10
$5
$0
-$5
-$10
Compensation Actually Paid ($M)
$160
$140
$120
$100
$80
$60
Value of $100 Investment from 12/31/2019
$8.42
$2.09
$23.17
$5.18
($8.29)
($0.79)
$13.28
$3.90
($4.77)
($0.05)
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP ($M) - HARTMAN, CURT
Avg NEO CAP ($M)
CNMD TSR
S&P 500 Health Care Equipment (Sub Ind) TSR

2025 Proxy Statement	63

The following graph displays Net Income and CAP of our PEO and the average non-PEO
NEOs for the years 2020, 2021, 2022, 2023, and 2024.

CONMED Corporation CAP vs Net Income
Compensation Actually Paid ($M)
$25
$20
$15
$10
$5
$0
-$5
-$10
Net Income ($M)
$160
$110
$60
$10
($40)
($90)
$8.42
$2.09
$23.17
$5.18
($8.29)
($0.79)
$13.28
$3.90
($4.77)
($0.05)
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP ($M) - HARTMAN, CURT
Avg NEO CAP ($M)
Net Income ($M)

The following graph displays our Company selected measure, Adjusted Diluted Net EPS, and the CAP for our PEO and the average non-PEO
NEO CAP for the years 2020, 2021, 2022, 2023, and 2024.

CONMED Corporation CAP vs Adjusted Diluted Net Earnings Per Share
Compensation Actually Paid ($M)
Adjusted Diluted Net Earnings Per Share
$25
$20
$15
$10
$5
$0
-$5
-$10
$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
$8.42
$2.09
$23.17
$5.18
($8.29)
($0.79)
$13.28
$3.90
($4.77)
($0.05)
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP ($M) - HARTMAN, CURT
Avg NEO CAP ($M)
Adjusted Diluted Net Earnings Per Share

64	2025 Proxy Statement

Board of Directors and Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Transactions

The Company’s Board of Directors, which is presently composed of Patrick Beyer, David Bronson, Brian P. Concannon, LaVerne Council, Charles M. Farkas, Martha Goldberg Aronson, Mark Kaye, Barbara J. Schwarzentraub and John L. Workman, establishes the compensation plans and specific compensation levels previously for Mr. Hartman in his role as President and CEO, for Mr. Beyer in his role as President and CEO and for other executive officers through the Compensation Committee, and administers the Company’s equity incentive plans through the Compensation Committee. Mr. Hartman did not, and Mr. Beyer does not, participate in any deliberations or voting of the Compensation Committee or Board regarding CEO compensation. During the year ended December 31, 2024, Brian Concannon, LaVerne Council, Charles Farkas, Jerome Lande, and John Workman served as members of our Compensation Committee. No member of our Compensation Committee is or has been an officer or employee of the Company. No member of our Compensation Committee or our Board is or has been in 2024 an executive officer of another entity at which one of our executive officers serves or has in 2024 served on either the Board of Directors or Compensation Committee.

In March 2003, the Audit Committee adopted a written policy specifying that it would pre-approve all transactions in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including, without limitation, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, other than related party transactions to any person or entity that are, individually or in the aggregate on an annual basis, more than $5,000. This was reaffirmed in the Audit Committee Charter adopted as of December 2024. Pursuant to the related-party policy, which the Audit Committee reviews annually, requests for pre-approvals can be submitted to the Chair of the Audit Committee for pre-approval, with the Chair to report any such pre-approvals at the next scheduled meeting of the Audit Committee. Under the policy, such related-person transactions as further defined in the Company’s related-party policy must be approved or ratified by the Audit Committee. Further, any related-party transaction in which the projected spending is over $50,000 requires management to secure competitive bids to ensure that any proposal is reasonable with respect to costs. The Audit Committee may also determine that the approval or ratification of such transaction should be considered by all the disinterested members of the Board. Related persons include any of our directors or executive officers and their family members.

In considering whether to approve or ratify any related-person transaction, the Chair or Audit Committee, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to: the size of the transaction and the amount payable to or receivable from a related person; the nature of the interest of the related person in the transaction; the Company’s prior dealings, if any, with the related party; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related-person transactions, at least once a year, all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware.

The Company employs Devon Hartman, who is the daughter-in-law of Mr. Hartman, as a product manager. As such, she is paid a salary and is enrolled in the Employee Incentive Program at a rate commensurate with others in similar positions within the company with similar performance and experience levels. In addition, she is eligible to participate in other compensation programs, such as the Retirement Savings Plan, on the same terms available to all other employees. During 2024, she earned total compensation of $151,001.18.

2025 Proxy Statement	65

Insurance for Directors and Officers

The Company has entered into directors’ and officers’ insurance policies with Travelers Casualty and Surety Co. of America, XL Specialty Insurance Company, Illinois National Insurance Company (AIG), Argonaut Insurance Company / Fair American Insurance Company, Continental Casualty Company, Endurance Assurance Corporation, Berkeley Insurance Company, Westfield Insurance Company and Ascot Insurance Company, at a total cost of $1,046,267, which covers directors and officers of the Company and its subsidiaries.

66	2025 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of March 24, 2025, by each director and director nominee, by each of the NEOs, by all directors and executive officers as a group, and by each stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock.

Name	Shares Owned Directly or Indirectly	Shares Vesting or Exercisable in 60 days	Total Ownership	Percentage

Patrick J. Beyer	10,807	321,231	332,038	1.1%

David Bronson	16,762	23,766	40,528	*

Heather Cohen(1)	42,928	76,080	119,008	*

Brian P. Concannon	9,637	16,209	25,846	*

LaVerne Council	3,569	9,974	13,543	*

Charles M. Farkas	20,346	23,766	44,112	*

Todd W. Garner	277	196,959	197,186	*

Martha Goldberg Aronson(2)	13,912	22,766	36,678	*

Curt R. Hartman(3)	9,996	933,736	943,732	3.1%

Mark Kaye	0	0	0	*

Brent Lalomia(4)	1,130	23,298	24,428	*

Stanley W. (Bill) Peters(5)	1,487	0	1,487	*

Barbara J. Schwarzentraub(6)	5,307	8,659	13,966	*

Peter Shagory	3,897	94,585	98,482	*

John L. Workman	20,412	23,766	44,178	*

Directors and executive officers as a group (19 persons)(7)	108,403	847,226	955,629	3.1%

BlackRock, Inc.(8) 50 Hudson Yards New York, NY 10001			4,610,685	14.9%

The Vanguard Group, Inc.(9) 100 Vanguard Blvd. Malvern, PA 19355			3,567,752	11.5%

Earnest Partners, LLC(10) 1800 Peachtree Street NE Suite 2300 Atlanta, GA 30309			2,784,300	9.1%

Capital Research Global Investors(11) 333 South Hope Street 55th Fl Los Angeles, CA 90071			1,544,542	5.1%

Unless otherwise set forth above, the address of each of the above listed stockholders is c/o CONMED Corporation, 11311 Concept Boulevard, Largo, FL 33773.

*	Less than 1%

(1)	These figures include 5,009 shares beneficially held through a fund whose only investment is CONMED Common Stock in a 401(k) fund, as well as 1,700 shares owned by Ms. Cohen’s spouse.

(2)	These figures include 2,000 shares held in an IRA.

2025 Proxy Statement	67

(3)	These figures do not include 83,500 shares held in a trust in which Mr. Hartman’s spouse is a trustee; Mr. Hartman disclaims any beneficial or other interest in the shares held in the trust.

(4)	These figures include 124 shares beneficially held through a fund whose only investment is CONMED Common Stock in a 401(k) fund.

(5)	These figures include 1,424 shares beneficially held through a fund whose only investment is CONMED Common Stock in a 401(k) fund.

(6)	These figures include 1,442 shares held in a trust.

(7)

As of March 24, 2025, the Company’s directors and executive officers as a group (19 persons) are the beneficial owners of 108,349 shares of Common Stock (excluding stock options, SARs, RSUs and PSUs), which is approximately 0.35% of the Common Stock outstanding.

(8)

Amount reported in the table is based on information contained in a Form 13F filed by BlackRock, Inc. on February 7, 2025, for the quarter ending December 31, 2024. An amendment to Schedule 13G filed with the SEC by BlackRock, Inc. on January 22, 2024, indicates beneficial ownership of shares of Common Stock by virtue of having sole voting power over 4,984,368 shares of Common Stock and sole power to dispose of 5,031,016 shares of Common Stock in its role as investment advisor for certain funds.

(9)

Amount reported in the table is based on information contained in a Form 13F filed by The Vanguard Group, Inc. on February 11, 2025, for the quarter ending December 31, 2024. An amendment to Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 13, 2024, indicates beneficial ownership of shares of Common Stock by virtue of having shared voting power over 56,625 shares of Common Stock, sole power to dispose of 3,330,420 shares of Common Stock and shared power to dispose of 89,591 shares of Common Stock in its role as investment advisor for certain funds.

(10)

An amendment Schedule 13G filed with the SEC by Earnest Partners, LLC on November 13, 2024, indicates beneficial ownership of shares of Common Stock by virtue of having sole voting power over 1,867,201 shares of Common Stock, shared voting power over 417,606 shares of Common Stock and sole power to dispose of 2,784,300 shares of Common Stock in its role as investment advisor for certain funds.

(11)

An amendment to Schedule 13G filed with the SEC by Capital Research Global Investors on November 13, 2024, indicates beneficial ownership of shares of Common Stock by virtue of having sole voting power over 1,544,542 shares of Common Stock and sole power to dispose of 1,544,542 shares of Common Stock in its role as investment advisor for certain funds.

On March 24, 2025, the record date, there were 444 stockholders of record of 30,929,767 shares of the Company’s Common Stock.

68	2025 Proxy Statement

Delinquent Section 16(a) Reports

Pursuant to regulations promulgated by the Securities and Exchange Commission, under Rule 16a-3(e) thereunder, the Company is required to identify each person who, at any time during its fiscal year ended December 31, 2024, was a director, officer or beneficial owner of more than 10% of the Company’s Common Stock that failed to file on a timely basis any reports required to be filed under Section 16(a) of the Exchange Act. Based solely on the review of the Forms 3, 4 and 5 and amendments thereto furnished to the Company and certain representations made to the Company, the Company believes that all filing requirements under Section 16(a) of the Exchange Act were timely met during the fiscal year ended December 31, 2024, except as follows:

•	Brian Concannon, a director, filed one late Form 4 report covering three transactions.

2025 Proxy Statement	69

PROPOSAL THREE: Approval of the 2025 Long-Term Incentive Plan

We are seeking approval of our 2025 Long-Term Incentive Plan (the “Proposed Plan”) to (i) replace both (x) the 2018 Long-Term Incentive Plan of CONMED Corporation (the “2018 Plan”) and (y) the Amended and Restated 2020 Non-Employee Director Equity Compensation Plan of CONMED Corporation (the “2020 Director Plan” and together with the 2018 Plan, the “Prior Plans”); (ii) reserve approximately up to 3,600,000 shares for issuance under the Proposed Plan; and (iii) make other market standard updates, technical revisions in response to changes in the law and other clarifying and administrative changes.

The Board encourages stockholders to read this Proposal 3, which provides among other items, beginning on page 71, a summary of certain key data relating to outstanding equity awards and shares available for future awards under the Prior Plans, information relating to how our Board determined the number of shares proposed to be reserved under the Proposed Plan, a summary of significant changes from the Prior Plans, an overview of the terms and conditions of, and benefits to be received under, the Proposed Plan, and a brief description of the current U.S. federal income tax consequences generally arising with respect to Awards granted under the Proposed Plan.

Required Vote and Board Recommendation

Approval of the Proposed Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board of Directors believes that the approval of the Proposed Plan is in the best interests of the Company because it will provide an incentive for the Company’s employees and non-employee directors to increase their ownership in the Company and will motivate them to improve their performance and hence enhance shareholder value.

Accordingly, we are asking stockholders to approve the following resolution:

RESOLVED, that the stockholders of the Company approve the 2025 Long-Term Incentive Plan in the form annexed to this proxy statement as Exhibit A.

The Board of Directors unanimously recommends a vote “FOR” the approval of the 2025 Long-Term Incentive Plan.

70	2025 Proxy Statement

Executive Summary

On March 24, 2025, upon the recommendation of the Compensation Committee, our Board of Directors unanimously approved the Proposed Plan, subject to approval by our stockholders. The Proposed Plan will be applicable only to awards granted on or after the date the Proposed Plan is approved by our stockholders (the “Effective Date”). The Proposed Plan replaces both (i) 2018 Plan, which was approved by the Company’s stockholders at the 2018 Annual Stockholder Meeting and effective on May 23, 2018, and (ii) the 2020 Director Plan, which was approved by the Company’s stockholders at the 2020 Annual Stockholder Meeting and effective on May 21, 2020. If adopted, the Proposed Plan will be the only plan of the Company pursuant to which stock-based awards are granted.

Our Board believes that the Proposed Plan will promote the interests of stockholders and is consistent with the principles of good corporate governance. Certain significant ways in which the Proposed Plan terms differ from the terms of the Prior Plans are summarized below, as are certain material terms of the Proposed Plan itself. These summaries are qualified in their entireties by reference to the complete text of the Proposed Plan, which is attached hereto as Exhibit A.

If the Proposed Plan is not approved by our stockholders, then the 2018 Plan and 2020 Director Plan will remain in full force and effect in accordance with their terms. Whether the Proposed Plan is approved by our stockholders or not, each award granted under the Prior Plans will continue to be subject to the terms and provisions applicable to such award under the applicable award agreement, and the Prior Plans.

Summary of Significant Changes to the Prior Plans

Increase in Share Authorization

Currently, the 2018 Plan is authorized to issue 4,400,000 shares of Common Stock of which 306,798 remain available for issuance as of March 31, 2025, and the 2020 Director Plan is authorized to issue 150,000 shares of Common Stock of which 32,913 remain available for issuance as of March 31, 2025. In order to ensure that there will be sufficient shares for grant in future years, the Proposed Plan increases the total number of shares authorized for issuance by reserving up to 3,600,000 shares.

Modified Fungible Share Counting Method

We believe it is important to manage stockholder dilution that could arise as a result of our equity incentive programs. Currently, shares granted under the 2018 Plan as full-value awards are counted against the 2018 Plan’s share reserve as 3.29 shares for every share granted, and shares granted pursuant to stock options or SARs are counted against the 2018 Plan’s share reserve on a one-to-one basis. The 2020 Director Plan does not have a share counting method (shares granted pursuant to all awards under the 2020 Director Plan are counted against the 2020 Director Plan’s share reserve on a one-to-one basis). Shares granted under the Proposed Plan as full-value awards will be counted against the Proposed Plan’s share reserve as 2.28 shares for every share granted. Shares granted under the Proposed Plan pursuant to stock options or SARs will continue to be counted against the Proposed Plan’s share reserve on a one-to-one basis. This method of depleting the share reserve under the Proposed Plan (commonly referred to as “fungible share” counting) is intended to balance potential stockholder dilution concerns with the Company’s desire to have flexibility to grant the types of equity awards that are most appropriate for a particular recipient in a particular set of circumstances.

Other Changes

The Proposed Plan reflects the following additional changes, among others:

•	Clawback: Clarifies Company’s clawback rights on Awards.

•

Restrictions on Dividends and Dividend Equivalents: Clarifies that equity-based Awards (excluding Stock Options and SARs) can provide for dividend and dividend equivalent rights in the discretion of the Committee, provided that in no event may such payments be made unless and until the Award to which they relate vests.

•	Termination Date: Sets the termination date of the Proposed Plan as ten years following its effective date.

•	Governing Law: Provides that all rights and obligations under the Proposed Plan will be construed in accordance with and governed by the laws of the State of Delaware.

•	Address Other Updates in Law and Market Practice: The Proposed Plan makes other technical revisions in response to changes in the law and other clarifying and administrative changes.

2025 Proxy Statement	71

Key Data Relating to Outstanding Equity Awards and Shares Available

The following table includes information relating to outstanding equity awards and shares available for future awards under the Prior Plans as of March 31, 2025 (without giving effect to approval of the Proposed Plan under this Proposal 3):

	2018 Plan	2020 Director Plan

Total shares underlying outstanding stock options	3,804,603	109,442

Weighted-average exercise price of outstanding stock options	$93.60	$99.31

Weighted-average remaining term of outstanding stock options (years)	5.9	7.8

Total shares underlying outstanding unvested full value awards (e.g., RSUs, PSUs)	186,826	3,657

Weighted-average grant date fair value of outstanding unvested full value awards (e.g., RSUs, PSUs)	$107.06	$107.06

Total shares currently available for grant(1)	306,798	32,913

(1)

To the extent any awards are granted under the 2018 Plan and 2020 Plan after March 31, 2025, the proposed share reserve will be reduced by one (1) share for every one (1) share subject to an option or SAR and 2.28 shares for every one (1) share subject to an award other than an option or share appreciation right.

As shown in the table above, 339,711 shares in aggregate remained available for grant under the Prior Plans as of March 31, 2025, which will no longer be available upon approval of the Proposed Plan by our stockholders. In adopting the Proposed Plan, our Board has determined that [any awards granted under the Prior Plans after March 31, 2025 and prior to the effective date of the Proposed Plan will reduce the number of shares available under the Proposed Plan.

Determination of Shares to be Available for Issuance

The Proposed Plan provides for the issuance of equity-based awards covering up to 3,600,000 shares of Common Stock.

Based on our current granting practices, which include granting primarily stock option awards [and PSUs], our Board believes that the additional 3,600,000 shares available for grant under the Proposed Plan (taking into account the fungible share counting method to be used with the Proposed Plan and described below) would provide sufficient shares for equity-based compensation needs of the Company for approximately 3 years following the effective date of the Proposed Plan.

Currently, the Prior Plans combined are authorized to issue 4,550,000 Shares of Common Stock in aggregate, of which approximately 339,711 remain available for issuance. Based on our burn rate discussed below, we estimate that our remaining shares available for grant will be insufficient to sustain our current grant practices beyond 2025. Therefore, if stockholders do not approve the Proposed Plan, our future ability to issue equity-based awards other than cash-settled awards will be limited, and could, among other things:

•

Inhibit alignment with stockholders. As described in the Compensation Discussion and Analysis section of this Proxy Statement, the Company awards equity compensation to our non-employee directors and NEOs, as well as other employees, in order to, as applicable, align their interests with those of stockholders, encourage long-term retention, and provide a counter-balance to the incentives offered by the Company’s Executive Bonus Plan, which reward the achievement of comparatively short-term performance goals.

•

Impede ability to attract and retain talent. The successful implementation of our business objectives depends largely on our ability to attract, retain and reward talented employees and non-employee directors.

•

Increase volatility in reported earnings and compensation expense. Replacing equity-settled awards with cash-settled awards could increase compensation expense and could contribute to volatility in our reported earnings. Under current accounting rules, the charges for cash-settled awards would be based on quarterly fluctuations in our stock price. This would increase the cost of compensation if our stock price appreciates and lead to unpredictable quarterly results.

Burn Rate

The following table sets forth information regarding awards granted and earned, the burn rate for each of the last three fiscal years and the average burn rate over the last three years. Burn rate measures how much equity we are granting to employees or other service providers as equity compensation, as compared to our total number of shares outstanding. Burn rate is

72	2025 Proxy Statement

measured as shares granted during the fiscal year under the plan as a percentage of the weighted average number of common shares outstanding for the applicable year.

Burn Rate Summary

	FY 2024	FY 2023	FY 2022	Average

A Stock options and SARs granted(1)	686,984	563,490	729,474	659,983

B Restricted stock and restricted stock units granted(1)	47,080	22,816	21,180	30,359

C Performance share units(1)	44,388	30,192		37,290

D Net increase in diluted shares due to equity awards(A+B+C)(1)	869,920	669,506	771,834	770,420

E Weighted average shares outstanding	30,846,000	30,668,000	30,040,000	30,518,000

F Burn rate(D/E)(2)	2.8%	2.2%	2.6%	2.5%

(1)	Reflects the gross number of shares underlying awards made to employees and non employee directors during the respective year.

(2)	Not adjusted for forfeitures, withholding and expirations, which would reduce the burn rate if taken into account.

Share Overhang

Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to motivate, retain, and ensure that the Company’s leadership team, key employees and other service providers are focused on its strategic priorities. Following the approval of the Proposed Plan by our stockholders, the total potential dilution or “overhang” (as commonly calculated) resulting from the Proposed Plan, based on our fully diluted shares of Common Stock and our request for up to 3,600,000 shares to be available for awards under the Proposed Plan would be 19.9% as shown in the table below. The overhang is calculated as follows, in each case as of March 31, 2025: (x) the sum of (1) 3,600,000 shares newly-available under the Proposed Plan, and (2) 4,104,528 shares underlying previously granted outstanding awards divided by (y) 38,634,295 shares outstanding. The Company takes into account the relevant accounting and tax impact of all potential forms of equity awards in designing our grants.

The following table sets forth certain information as of March 31, 2025 with respect to the Company’s equity compensation

Potential Overhang with 3,600,000 Requested Shares

Outstanding Stock Options under 2018 Plan	3,804,603

Outstanding RSUs/PSUs under 2018 Plan	186,826

Shares Available for Grant under 2018 if the Proposed Plan is approved(1)	0

Outstanding Stock Options under 2020 Director Plan	109,442

Outstanding RSUs under 2020 Director Plan	3,657

Outstanding Stock Appreciation Rights under 2020 Director Plan	0

Shares Available for Grant under 2020 Director Plan if the Proposed Plan is approved(2)	0

Shares Requested under the Proposed Plan(3)	3,600,000

Total Potential Overhang under the Proposed Plan(4)	7,704,528

Shares of Company Common Stock Outstanding	30,929,767

Fully Diluted Shares of Company Common Stock(5)	38,634,295

Potential Dilution of 3,600,000 Requested Shares as a Percentage of Diluted Shares of Company Common Stock	19.9%

(1)	Regardless of whether the Proposed Plan is approved by stockholders, the 2018 Plan will expire on June 30, 2028, and no further awards may be granted under the 2018 Plan as of such date.

(2)

Regardless of whether the Proposed Plan is approved by stockholders, the 2020 Director Plan will expire on May 20, 2030, and no further awards may be granted under the 2020 Director Plan as of such date.

2025 Proxy Statement	73

(3)

To the extent any awards are granted under the 2018 Plan and 2020 Plan after March 31, 2025, the proposed share reserve will be reduced by one (1) share for every one (1) share subject to an option or SAR and 2.28 shares for every one (1) share subject to an award other than an option or share appreciation right.

(4)	Represents the sum of the total equity awards outstanding and the shares requested under the Proposed Plan.

(5)	Represents the sum of the shares of Company Common Stock outstanding plus the total potential overhang under the Proposed Plan.

We believe that the benefits to our stockholders resulting from equity award grants to our senior employees and other service providers, including alignment with stockholder interests, outweigh the potential dilutive effect of grants under the Proposed Plan.

Overview of the Proposed Plan

The purpose of the Proposed Plan is to promote the long-term financial interests of the Company, including its growth and performance, by encouraging employees of the Company and its subsidiaries and the Company’s non-employee directors who provide important services to the Company and its subsidiaries to acquire an ownership position in the Company, enhancing the ability of the Company and its subsidiaries to attract and retain employees of outstanding ability and highly qualified individuals who are not current employees of the Company as members of the Board of Directors, and providing employees and non-employee directors with an interest in the Company parallel to that of the Company’s stockholders. To achieve these purposes, the Company may grant awards (“Awards”) of options, restricted shares, restricted share units, SARs, performance shares, performance share units and other equity-based awards to key employees selected by the Committee, as well as non-employee directors, all in accordance with the terms and conditions set forth in the Proposed Plan. The Proposed Plan includes numerous features designed to reflect our commitment to good corporate governance practices. For example, consistent with best practices, the Proposed Plan prohibits the payment of dividends on unvested awards (including awards subject to performance-based vesting) and repricing and reloads of stock options and stock appreciation rights without stockholder approval.

Administration

The Proposed Plan will be administered by the Compensation Committee or such other committee of the Board as the Board may select from time to time to administer the Proposed Plan pursuant to its terms (the “Committee”). A majority of the Committee will constitute a quorum, and the acts of a majority will be the acts of the Committee. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of its number or any officer of the Company to execute and deliver documents on behalf of the Committee and the Committee may allocate among its members and, to the extent permitted by applicable law, delegate to any person who is not a member of the Committee any of its administrative responsibilities as it deems appropriate in its sole discretion. The Committee may delegate its authority to grant Awards to Participants to the Company’s Chief Executive Officer, subject to the limits of the Proposed Plan and terms and limitations as the Committee may determine. The determination of the Committee on all matters relating to the Proposed Plan or any award agreement will be entitled to the maximum deference permitted by law and will be final, binding and conclusive and non-reviewable and non-appealable and may be entered as a final judgment in any court having jurisdiction. Notwithstanding anything to the contrary in the Proposed Plan, the Board of Directors may, in its sole discretion, at any time and from time to time, grant Awards or administer the Proposed Plan. The Board of Directors will have all of the authority and responsibility granted to the Committee under the Proposed Plan.

Subject to the provisions of the Proposed Plan, the Committee (or its delegate, within limits established by the Committee) will have the authority in its sole discretion to (i) exercise all of the powers granted to it, and make all determinations, under the Proposed Plan (including but not limited to, selection of the Participants, determination of the type, size and terms of Awards to be made to Participants, determination of the shares, share units or types of other awards subject to Awards under the Proposed Plan, the restrictions, conditions and contingencies to be applicable in the case of specific Awards, and the time or times at which Awards will be exercisable or at which restrictions, conditions and contingencies will lapse), (ii) construe, interpret and implement and correct any defect, supply any omission and reconcile any inconsistency in the Proposed Plan and all award agreements and determine disputed facts related thereto; provided that, with respect to all claims or disputes arising out of any determination of the Committee that materially adversely affects a Participant’s Award, (a) the affected Participant will file a written claim with the Committee for review, explaining the reasons for such claim, and (b) the Committee’s decision must be written and must explain the decision, (iii) establish, prescribe, amend and rescind any rules and regulations relating to the Proposed Plan, including rules governing its own operations, (iv) determine the terms and provisions of any agreements

74	2025 Proxy Statement

entered into under the Proposed Plan, (v) amend any outstanding award agreement to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, or, to the extent permitted under applicable tax laws, to waive or amend any goals, restrictions or conditions set forth in such award agreement, or reflect a change in the Participant’s circumstances and (vi) determine whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, shares of Common Stock, other securities, Other Awards or other property, (B) exercised or (C) canceled, forfeited or suspended, (2) shares of Common Stock, other securities, Other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant thereof or of the Committee and (3) Awards may be settled by the Company, any of its subsidiaries or affiliates or any of its or their designees.

The Committee will not be permitted to reduce the exercise price of a Stock Option (or reduce the reference price of a SAR) after such Award has been granted, except in connection with certain changes in our capital structure.

No member of the Board of Directors or the Committee or any employee of the Company or its subsidiaries or affiliates will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Proposed Plan or any Award, except as otherwise specified by the terms of Proposed Plan, and each such covered person will be indemnified and held harmless by the Company to the extent provided by the Proposed Plan or otherwise.

Amendment and Termination

The Board of Directors may amend, suspend or terminate the Plan or any portion thereof and any award agreement at any time, provided that (i) no amendment will be made without stockholder approval if such approval is necessary in order for the Proposed Plan to continue to comply with Rule 16b-3 under the Exchange Act, (ii) such amendments shall be effected in a manner compliant with applicable tax law and subject to the provisions of the Proposed Plan regarding Section 409A of the Code and (iii) an award agreement may not be amended to materially adversely impair the rights of a Participant without the Participant’s consent.

Subject to earlier termination pursuant to the terms of the Proposed Plan or by the action of the Board of Directors, the Proposed Plan will remain in effect until May 20, 2035.

Eligibility

All employees of the Company and its subsidiaries who have demonstrated significant potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Committee in its sole discretion, are eligible to be Participants in the Proposed Plan. In addition, the Committee may from time to time deem other employees of the Company or its subsidiaries to receive equity awards consistent with legal requirements. In addition, all non-employee directors of the Company are eligible to be Participants in the Proposed Plan. The granting of any Award to a Participant shall not entitle that Participant to, nor disqualify that Participant from, participation in any other grant of an Award. As of March 31, 2025, the Company and its subsidiaries have approximately 3,886, regular, active employees who are eligible to participate in the Proposed Plan and approximately 8 non-employee directors who are eligible to participate in the Proposed Plan.

Shares Subject to the Proposed Plan; Other Limitations of Awards

On March 31, 2025, the last reported sales price for our Common Stock was $60.39 per share. Subject to adjustment in connection with certain changes in our capital structure as provided in Section 18 of the Proposed Plan, the number of shares of Common Stock which will be available for the grant of Awards under the Proposed Plan will be equal to up to 3,600,000 shares, all of which will be available for the grant of incentive stock options. Any shares of Common Stock granted as Awards other than Stock Options and SARSs will be counted against this limit as 2.28 shares for every share granted. The shares of Common Stock issued under the Proposed Plan may be authorized and unissued shares, treasury shares or shares acquired in the open market specifically for distribution under the Proposed Plan, as the Company may from time to time determine.

In adopting the Proposed Plan, our Board has determined that any awards granted under the Prior Plans after March 31, 2025 and prior to the effective date of the Proposed Plan will reduce the number of shares available under the Proposed Plan.

Generally, if any Award under the Proposed Plan or any Prior Plan, in whole or in part, expires unexercised, is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, if shares of Common Stock are

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surrendered or withheld from any Award to satisfy a Participant’s income tax or other withholding obligations, or if shares of Common Stock owned by the Participant are tendered to pay for the exercise of a stock option under the Proposed Plan, then those shares covered by such expired, forfeited, terminated or canceled Awards or the number of shares equal to the number of shares surrendered or withheld in respect thereof will again become available to be delivered pursuant to Awards granted under the Proposed Plan. The number of shares that are returned to the Proposed Plan will be returned at the same ratio at which such Award counted against the total shares available for Award under the Proposed Plan or a Prior Plan, as applicable, at the time of grant. Shares of Common Stock that are subject to a SAR granted in tandem with a Stock Option but not issued on exercise of the Stock Option will not thereafter be available to be delivered pursuant to Awards under the Proposed Plan. Any shares of Common Stock (a) delivered by the Company, (b) with respect to which Awards are made by the Company and (c) with respect to which the Company becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, will not be counted against the shares of Common Stock available for Awards under the Proposed Plan.

The Committee has the authority, and the obligation, to adjust the number of shares of Common Stock issuable under the Proposed Plan and to adjust the terms of any outstanding Awards, in such manner as it deems appropriate to prevent the enlargement or dilution of rights, or otherwise with respect to Awards, for any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from certain corporate transactions that affect the capitalization of the Company.

Awards may be granted under the Proposed Plan through the assumption of or substitution for awards held by employees or non-employee directors of a company who become employees or non-employee directors of the Company or any subsidiary as a result of the merger or consolidation of the employer company with the Company or any subsidiary, or the acquisition by the Company or any subsidiary of the assets of the employer company, or the acquisition by the Company or any subsidiary of stock of the employer company as a result of which it becomes a subsidiary. The terms, provisions, and benefits of the assumed or substitute Awards so granted may vary from the terms, provisions, and benefits set forth in or authorized by the Proposed Plan to such extent as the Committee at the time of the grant may deem appropriate.

Types of Awards

Awards under the Proposed Plan may consist of: (i) stock options (either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonstatutory stock options) granted pursuant to Section 7 of the Proposed Plan (“Stock Options”), (ii) performance shares granted pursuant to Section 8 of the Proposed Plan (“Performance Shares”), (iii) performance share units granted pursuant to Section 8 of the Proposed Plan (“Performance Share Units”), (iv) stock appreciation rights granted pursuant to Section 9 of the Proposed Plan (“SARs”), (v) restricted shares granted pursuant to Section 10 of the Proposed Plan (“Restricted Shares”), (vi) restricted share units granted pursuant to Section 10 of the Proposed Plan (“Restricted Share Units”) and (vii) other types of equity-based Awards which the Committee determines to be consistent with the purpose of the Proposed Plan and the interests of the Company, granted pursuant to Section 11 of the Proposed Plan (including dividend equivalent rights) (“Other Awards”). In addition, the Committee may from time to time grant to non-employee directors other grants of cash as may be deemed appropriate by the Board of Directors. Awards of Performance Shares, Performance Share Units, Restricted Shares, Restricted Share Units and Other Awards may provide the Participant with voting rights but may not provide for the payment of dividends or dividend equivalents, in each case, prior to vesting.

The award agreement pursuant to which any Stock Option that is intended to qualify as an incentive stock option is granted will specify that the option granted thereby will be treated as an incentive stock option, and the award agreement pursuant to which any nonstatutory stock option is granted will specify that the option granted thereby will not be treated as an incentive stock option. The Committee will establish the option price at the time each Stock Option or SAR is granted, which price will not be less than 100% of the fair market value of the Common Stock on the date of grant (or, in the case of an incentive stock option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and of any subsidiary or parent corporation of the Company, 110% of the fair market value). Stock Options and SARs will be exercisable for such period as specified by the Committee, but in no event may such Stock Options or SARs be exercisable for a period of more than ten years (or, in the case of an incentive stock option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and of any subsidiary or parent corporation of the Company, five years) after their date of grant.

The option price of each share as to which a Stock Option is exercised will be paid in full at the time of such exercise; payment will be made (i) in cash, (ii) by tender of shares of Common Stock owned by the Participant valued at fair market value as of the

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date of exercise, subject to such guidelines for the tender of Common Stock as the Committee may establish, (iii) in such other consideration as the Committee deems appropriate, or (iv) by a combination of cash, shares of Common Stock and such other consideration. In addition, the Committee, in its sole discretion, may grant to a Participant the right to transfer Common Stock acquired upon the exercise of a part of a Stock Option in payment of the exercise price payable upon immediate exercise of a further part of the Stock Option.

A Participant electing to exercise a SAR must deliver written notice to the Company of the election identifying the SAR and, if applicable, the related option with respect to which the SAR was granted to the Participant, and specifying the number of whole shares of Common Stock with respect to which the Participant is exercising the SAR. Upon exercise of the SAR, if applicable, the related option will be deemed to be surrendered to the extent that the SAR is exercised. SARs may be exercised only (i) on a date when the fair market value of a share of Common Stock exceeds the exercise price stated in the award agreement or, if applicable, the award agreement for the Stock Option related to that SAR and (ii) in compliance with any restrictions that may be set forth in the award agreement pursuant to which the SAR was granted. The amount payable upon exercise of a SAR may be paid by the Company in cash, or, if the Committee determines in its sole discretion, in shares of Common Stock or in a combination of cash and shares of Common Stock; provided, however, that if the SAR is granted in connection with a Stock Option, then in no event will the total number of shares of Common Stock that may be paid to a Participant pursuant to the exercise of a SAR exceed the total number of shares of Common Stock subject to the related Stock Option. A SAR will terminate and may no longer be exercised upon the first to occur of (a) if applicable, exercise or termination of the related Stock Option or (b) any termination date specified in the award agreement pursuant to which the SAR is granted. In addition, the Committee may, in its sole discretion at any time before the occurrence of a Change in Control (as defined in the Proposed Plan), amend, suspend or terminate any SAR under the Plan without the holder’s consent; provided that, in the case of amendment, no provision of the SAR, as amended, will be in conflict with any provision of the Proposed Plan.

Dividend Equivalent Rights; No Right to Payment Until the Award Vests

The Committee may include in the award agreement with respect to any Award (other than grants of options, SARS or cash not based on the value of shares of Common Stock) a dividend equivalent right entitling the Participant to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the shares of Common Stock covered by such Award if such shares of Common Stock had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in the applicable award agreement. In the event such a provision is included in an award agreement, the Committee will determine whether such payments will be made in cash, in shares of Common Stock or in another form, whether they will be conditioned upon the exercise of the Award to which they relate (subject to compliance with Section 409A of the Code), the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate; provided that in no event may such payments be made unless and until the Award to which they relate vests.

Except as otherwise provided in Section 18 of the Proposed Plan in connection with certain changes in our capital structure, no adjustments will be made for dividends or distributions on, or other events relating to, shares of Common Stock subject to an Award for which the record date is prior to the date such shares are delivered.

Award Agreements

Each Award under the Proposed Plan will be evidenced by an award agreement setting forth the terms and conditions, as determined by the Committee, which will apply to such Award, in addition to the terms and conditions specified in the Proposed Plan. The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under the Proposed Plan or any award granted under any other plan of the Company. By accepting an Award pursuant to the Proposed Plan, a Participant thereby agrees that the Award will be subject to all of the terms and provisions of the Proposed Plan and the applicable award agreement.

Minimum Vesting

All Awards under the Proposed Plan will generally be subject to a 12-month minimum vesting period; during this 12-month period, no portion of an award made under the Proposed Plan will vest. This will not apply to Awards that are assumed, or substituted for, in connection with Section 22 of the Proposed Plan. In addition, under the terms of the Proposed Plan, up to 5% of the shares of the Company’s Common Stock available for grant may be granted with a shorter minimum vesting period. Any award agreement may also provide that shares of Common Stock issued or acquired in connection with the applicable Award will be subject to additional holding requirements specified in such award agreement.

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No Repricing

Unless otherwise approved by the Company’s stockholders, Stock Options and SARs will not be repriced (other than in connection with certain changes in our capital structure as provided in Section 18 of the Proposed Plan), repurchased for cash or other consideration, or cancelled in conjunction with the grant of a new Stock Option or SAR with a lower exercise price, in each case on a date when the exercise price of such Stock Option or SAR is equal to or exceeds the fair market value of a share of Common Stock.

No Automatic Reloads

Unless otherwise approved by the Company’s stockholders, Stock Options and SARs will not be subject to automatic reload provisions.

No Rights as a Stockholder Unless Otherwise Specified

The award agreement will specify whether (and under what circumstances) a Participant (or other person having rights pursuant to an Award) will have any of the rights of a stockholder of the Company with respect to shares of Common Stock subject to an Award.

Clawback

All Awards under the Proposed Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time (including, without limitation the Company’s Recoupment Policy, as it may be amended from time to time) to the extent provided in such policy and, in accordance with such policy, the requirement that the Awards be repaid to the Company after they have been distributed to the Participant.

Annual Limits for Non-Employee Director Grants

The aggregate value of cash compensation and Awards (based on the fair market value of stock-based Awards, in each case determined at the date of grant) granted to any one non-employee director in respect of any calendar year, solely with respect to his or her service as a non-employee director, may not exceed $400,000.

Change in Control – Awards Other than Non-Employee Director Grants

The Proposed Plan provides that, unless otherwise provided in an award agreement or the Committee determines otherwise, in the event of a Change in Control (as defined in the Proposed Plan) in which Awards granted to Participants other than non-employee directors are not assumed, substituted or otherwise continued, (i) the restrictions applicable to all Restricted Shares and Restricted Share Units will lapse and such shares and share units will be deemed fully vested, (ii) all Performance Shares and Performance Share Units will be deemed to be earned based on the greater of the target level of performance and the level of performance actually achieved at the date of the Change in Control with respect to all open performance periods as reasonably determined by the Committee in its sole discretion, (iii) each Stock Option and SAR that is not exercisable in full will be deemed fully vested, and (iv) Awards may be cancelled for fair value, as determined pursuant to the terms of the Proposed Plan. In addition, if the consideration paid to the Company’s stockholders in respect of any Change in Control transaction includes contingent value rights, the Committee may determine if the Awards are (x) valued at the consummation of such Change in Control taking into account such contingent consideration or (y) entitled to a share of the contingent consideration. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting Awards as it may deem equitable and in the best interests of the Company.

Unless otherwise provided in the applicable award agreement or the Committee determines otherwise, in the event of a Change in Control in which Awards granted to Participants other than non-employee directors are assumed, substituted or otherwise continued, (i) all Performance Shares and Performance Share Units will be deemed earned based on the greater of the target level of performance and the level of performance actually achieved at the date of the Change in Control with respect to all open performance periods as reasonably determined by the Committee in its sole discretion and remain subject to any and all time-vesting conditions , and (ii) the Awards will not automatically vest upon a Change in Control, but if a Participant’s employment is terminated by the Company or any successor entity without Cause or if the Participant resigns for Good Reason (each, as defined in the Proposed Plan), in each case, within two years after a Change in Control, (x) the restrictions applicable to all Restricted Shares, Restricted Share Units, Performance Shares and Performance Share Units will lapse and such shares and share units will be deemed fully vested, and (y) each Stock Option and SAR that is not exercisable in full will be deemed fully vested.

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The Committee may, in its discretion, include additional provisions and limitations in any agreement documenting Awards as it may deem equitable and in the best interests of the Company.

Change in Control – Non-Employee Director Grants

Unless otherwise provided in an award agreement or the Committee determines otherwise, in the event of a Change in Control, with respect to Awards granted to non-employee directors (i) each Stock Option and SAR will be deemed fully vested and exercisable, (ii) the restrictions applicable to all Restricted Share Units will lapse and such Restricted Share Units will be deemed fully vested, (iii) any performance conditions will be deemed satisfied in full based on the greater of the target level of performance and the level of performance actually achieved at the date of the Change in Control with respect to all open performance periods as reasonably determined by the Committee in its sole discretion, and (iv) all Awards will be paid in cash if so specified by the Committee, in such amount as specified by the terms of the Proposed Plan.

The Committee may, in its discretion, include additional provisions and limitations in any agreement documenting Awards as it may deem equitable and in the best interests of the Company.

Termination of Non-Employee Director Service

The Proposed Plan provides that, upon termination of service as a non-employee director, such grantee’s awards of Stock Options or SARs which are vested will be exercisable at any time prior to the expiration date of the [Option or ]SAR or within one year after the date of such termination, whichever is the shorter period. Upon termination of service as a non-employee director, the shares of Common Stock underlying such grantee’s awards of Restricted Share Units which are then vested will be delivered to the grantee. Unless otherwise specified in an award agreement, any unvested Stock Options, SARs or Restricted Share Units will terminate upon the termination of the grantee’s service as a non-employee director.

Withholding

The Company will generally have the right to deduct from any payment to be made pursuant to the Proposed Plan the amount of any taxes required by law to be withheld, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan.

Nontransferability

No Award will be assignable or transferable, and no right or interest of any Participant will be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution, subject to limited exceptions for nonstatutory stock options as specified in the Proposed Plan.

No Right to Employment; Right of Discharge Reserved

The grant of an Award will not be construed as giving a Participant the right to be retained in the employ of the Company or any subsidiary or remain in the service of the Company or any of its subsidiaries as a non-employee director, nor will it create any obligation on behalf of the Board of Directors to nominate any non-employee director for re-election.

Right to Offset

The Company and its subsidiaries and affiliates are generally permitted offset against any obligation to deliver shares of Common Stock (or other property or cash) under the Proposed Plan or any award agreement any outstanding amounts the grantee then owes to the Company or its subsidiaries or affiliates.

Foreign Participants

To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Proposed Plan, the Committee may, in its sole discretion and without amending the Plan, (a) establish special rules (including, without limitation, as set forth in the French Sub Plan(s) attached to the Proposed Plan) applicable to Awards to Participants who are foreign nationals, are employed outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules and (b) cause the Company to enter into an agreement with any local subsidiary pursuant to which such subsidiary will reimburse the Company for the cost of such equity incentives.

New Proposed Plan Benefits

Awards granted under the Proposed Plan will be determined based on the discretion of the Committee and therefore cannot be calculated. There is no formula used to determine the number or value of awards. As a result, we cannot determine the number or type of Awards that will be granted under the Proposed Plan to any participant. If the Proposed Plan had been in effect for

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the 2024 fiscal year when awards were granted, the benefits or amounts received by, or allocated to, our non-employee directors, NEOs, other executive officers and non-executive officers and employees would have been identical to the benefits or amounts actually received by or allocated to such persons under the Prior Plans , as applicable, in that the proposed terms of the Proposed Plan would not have an impact on the amount or nature of the awards the Committee issued for the 2024 fiscal year. The awards granted during the 2024 fiscal year under the Prior Plans, as applicable, are set forth in the tables below.

On March 31, 2025, the last reported sales price for our Common Stock was $60.39 per share.

2018 Plan

Name and Position	Number of Shares Subject to Options	Number of Units(1)	Dollar value ($)(2)

Curt R. Hartman, Special Advisor; Former Chair of the Board, President, and Chief Executive Officer	79,154	22,368	$2,657,542

Patrick J. Beyer, President and Chief Executive Officer; Former Chief Operating Officer	64,737	6,133	$699,883

Todd W. Garner, Executive Vice President, Finance and Chief Financial Officer	44,677	26,935	$2,099,933

Peter Shagory, Executive Vice President, Strategy & Corp Development	18,988	1,789	$212,551

Brent Lalomia, Executive Vice President, Regulatory Affairs, Quality Assurance, Clinical Affairs, and Commercial Operations; Former Vice President, Quality Assurance, Regulatory Affairs, Customer Experience, and Logistics	18,988	1,789	$212,551

Stanley (Bill) W. Peters, Former President, Advanced Surgical and Advanced Endoscopic Technologies	33,508	3,156	$374,964

Heather L. Cohen, Special Advisor; Former Executive Vice President and Chief Human Resources and Legal Officer and Secretary	33,508	3,156	$1,124,864

Executive Group	286,540	81,115	$7,888,399

Non-Executive Director Group	—	—	—

Non-Executive Officer Employee Group	332,902	7,000	$725,200

1.	Includes all restricted stock and performance stock units (at target) granted in 2024.

2.	Dollar value reflects the grant date fair value of all stock options, restricted and performance stock units (at target) granted in 2024.

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2020 Plan

Name and Position	Number of Shares Subject to Options	Number of Units(1)	Dollar value ($)(2)

Curt R. Hartman, Special Advisor; Former Chair of the Board, President, and Chief Executive Officer	—	—	—

Patrick J. Beyer, President and Chief Executive Officer; Former Chief Operating Officer	—	—	—

Todd W. Garner, Executive Vice President, Finance and Chief Financial Officer	—	—	—

Peter Shagory, Executive Vice President, Strategy & Corp Development	—	—	—

Brent Lalomia, Executive Vice President, Regulatory Affairs, Quality Assurance, Clinical Affairs, and Commercial Operations; Former Vice President, Quality Assurance, Regulatory Affairs, Customer Experience, and Logistics	—	—	—

Stanley (Bill) W. Peters, Former President, Advanced Surgical and Advanced Endoscopic Technologies	—	—	—

Heather L. Cohen, Special Advisor; Former Executive Vice President and Chief Human Resources and Legal Officer and Secretary	—	—	—

Executive Group	—	—	—

Non-Executive Director Group	38,521	3,353	$258,785

Non-Executive Officer Employee Group	—	—	—

1.	Includes all restricted stock and performance stock units [(at target)] granted in 2024.

2.	Dollar value reflects the grant date fair value of all stock options, restricted stock and performance stock units (at target) granted in 2024.

U.S. Federal Tax Considerations

The following is a brief description of the current U.S. federal income tax consequences generally arising with respect to Awards. This summary is not intended to constitute tax advice and is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences or federal employment taxes. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of U.S. federal income taxation that may be relevant in light of a holder’s personal investment circumstances. Recipients of Awards are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their Awards.

Stock Options and SARs

The grant of an option or SAR will create no tax consequences for the recipient or the Company. A recipient will not recognize taxable income upon exercising an incentive stock option (“ISO”) (except that the alternative minimum tax may apply). Upon exercising an option (other than an ISO) or SAR, the recipient generally will recognize ordinary income equal to the excess of the fair market value of the freely transferable and nonforfeitable shares (and/or cash or other property) acquired on the date of exercise over the exercise price.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the recipient generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares at the date of exercise of the ISO over the exercise price, and (ii) the amount realized upon the disposition of the ISO shares over the exercise price. Otherwise, a recipient’s disposition of shares acquired upon the exercise of an option (including an ISO for which the ISO holding periods are met) or SAR generally will result in short-term or long-term (which will always be the case for ISOs if the holding periods are met) capital gain or loss measured by the difference between the sale price and the recipient’s tax basis in such shares (the tax basis in option shares generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the option).

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Restricted Stock Units and Performance Stock Units

A recipient of a restricted stock unit (whether time-vested or subject to achievement of performance goals) will not be subject to income taxation at grant. Instead, a recipient will be subject to income tax at ordinary rates on the fair market value of the Common Stock or the amount of cash received on the date of delivery in settlement of the restricted stock unit. The recipient’s tax basis for purposes of determining any subsequent gain or loss from the sale of the Common Stock will be equal to the fair market value of the Common Stock (if any) received on the delivery date, and the recipient’s holding period (for capital gain purposes) with respect to such Common Stock will begin at the delivery date. Gain or loss resulting from any sale of Common Stock delivered to a recipient will be treated as long- or short-term capital gain or loss depending on the length of the holding period.

Restricted Stock

Generally, a recipient of a restricted stock Award will not recognize ordinary income at grant unless the Award is vested at grant. Instead, the recipient generally will recognize ordinary income when the restricted stock becomes vested, equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. The recipient may, however, file an election with the Internal Revenue Service to recognize ordinary income, as of the grant date, equal to the excess, if any, of the fair market value of the shares on the grant date over any amount paid by the participant in exchange for the shares. The recipient’s basis for determining gain or loss upon the subsequent disposition of shares acquired pursuant to the award will be the amount paid for the stock plus any ordinary income recognized either when the shares are received or when the stock becomes vested. Upon the disposition of any shares received pursuant to the award, the difference between the sales price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long- or short-term depending on the period the recipient held such shares after the vesting date.

Dividend Equivalents

A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant. When a dividend equivalent is paid, the grantee generally will recognize ordinary income.

Other Equity-Based Awards and Other Cash Awards

A grantee will recognize ordinary income upon receipt of cash pursuant to a cash award. The federal income tax consequences of other equity-based awards will depend on how the awards are structured.

Deduction

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the recipient in connection with the delivery of Common Stock (or cash) pursuant to an award of restricted stock units or performance stock units, the vesting of restricted stock or the exercise of a stock option or SAR. The Company will not be entitled to any tax deduction with respect to an ISO if the recipient holds the Common Stock for the required holding period prior to disposition of the Common Stock, and is generally not entitled to a tax deduction with respect to any amount that represents a capital gain to a recipient or that represents compensation in excess of $1 million paid to “covered employees” under Section 162(m) of the Code. The currently applicable definition of “covered employees” generally includes the Company’s chief executive officer, chief financial officer, and three other most highly paid executive officers, plus any individual who has been a “covered employee” in any taxable year beginning after December 31, 2016. For more information on Section 162(m) of the Code, see the section entitled “Compensation Discussion and Analysis - Deductibility of Executive Compensation.”

Section 409A

If an award is subject to Section 409A of the Code, but does not comply with the requirements of Section 409A of the Code, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties (including an additional 20% penalty tax and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Proposed Plan and Awards granted under the Proposed Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code.

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Equity Compensation Plan Information

The following table sets forth information about the Company Common Stock that may be issued upon the exercise of stock options, warrants and rights under all of the Company’s equity compensation plans as of March 31, 2025. It does not include information concerning equity securities that may be authorized for issuance under the Proposed Plan, which is being presented for approval at the Annual Meeting.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	4,378,782	$93.60	1,574,093

Equity compensation plans not approved by security holders

Total	4,378,782	$93.60	1,574,093

Consequences of Failing to Approve the Proposal

If the Proposed Plan is not approved by stockholders, the Proposed Plan will not become effective and no awards will be granted under the Proposed Plan, and the Prior Plans will continue in full force and effect in accordance with their terms. Once the share reserve under the 2018 Plan or the 2020 Director Plan is exhausted, as applicable, we may elect to provide compensation through other means, such as cash-settled awards or other cash compensation, to assure that we can attract and retain qualified personnel and non-employee directors.

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PROPOSAL FOUR: Independent Registered Public Accounting Firm

The independent registered public accounting firm for the Company has been PricewaterhouseCoopers LLP since 1982. The Audit Committee appointed PricewaterhouseCoopers LLP to be nominated as our independent registered public accounting firm for 2025, subject to stockholder ratification.

Unless otherwise specified, shares represented by proxies will be voted for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025. Neither our certificate of incorporation nor our by-laws require that stockholders ratify the appointment of our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance. The affirmative vote of a majority of votes cast at the meeting is the threshold for stockholder ratification of the appointment for 2025. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP but may elect to retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting either in person or remotely via the online platform. Those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

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Audit Committee Report

The role of the Audit Committee is to assist the Board of Directors in its oversight of the financial management, independent auditor and financial reporting controls and accounting policies and procedures of the Company. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent”, as required by the applicable listing standards of the New York Stock Exchange and the rules under the Exchange Act, in that no member of the Audit Committee has received any payments, other than compensation for Board services, from the Company, and has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past four years. Ms. Schwarzentraub and Messrs. Bronson, Kaye, and Workman are not currently engaged professionally in the practice of auditing or accounting. Having considered this, the Audit Committee and Board of Directors have determined that Ms. Schwarzentraub and Messrs. Bronson, Kaye, and Workman qualify as “audit committee financial experts” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the implementing regulations and that such qualifications were acquired through relevant education and work experience. The Audit Committee operates pursuant to a charter that was last amended by the Board of Directors in December 2024. A copy of the amended charter, which more fully describes the duties and responsibilities of the Audit Committee, is available on the Company’s website in the corporate governance section (at https://www.conmed.com/en/why-conmed/esg/corporate-governance).

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes, as well as to attend to the matters set forth in the amended charter. In this regard, during 2024, the Audit Committee continued to work with the Vice President of Internal Audit, who reports directly to the Audit Committee, in connection with the Audit Committee’s oversight of the financial management, independent auditor and financial reporting controls and accounting policies and procedures of the Company.

The Audit Committee met fifteen times during 2024 and held numerous discussions with management and with the Company’s independent registered public accounting firm, including in executive meetings without management present. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under PCAOB Auditing Standard No. 16 (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter regarding the independent registered public accounting firm’s independence required by the PCAOB (Rule 3526, Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent registered public accounting firm its independence. In this regard, the Audit Committee evaluates the fees proposed and billed for non-audit services and considers the nature and scope of non-audit services when evaluating the independence of the independent registered public accounting firm, all of which the Audit Committee pre-approves. Taking all these matters into consideration, the Audit Committee has determined that the provision of non-audit services by the independent registered public accounting firm, and the fees and costs incurred in connection with those services, are compatible with the auditor’s independence considering the nature and extent of permissible non-audit services provided to the Company.

To assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the Company’s independent registered public accounting firm. In connection with considering whether to retain PricewaterhouseCoopers LLP, the Audit Committee considers, among other things, its familiarity with the Company’s business and operations, its knowledge of and exposure to the industry as a whole, its quality of communication with the Audit Committee, its ability to provide knowledgeable staff, and the expertise and responsiveness of the national office and other experts in various fields within the audit firm. The members of the Audit Committee and the Board have considered the length of the independent registered public accounting firm’s engagement with the Company, the amount of the fees charged and the tenor of the negotiations concerning such fees, as well as the stockholder ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Considering all these factors, the members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

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Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent”.

Based upon the Audit Committee’s review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Barbara J. Schwarzentraub (Chair)	David Bronson
Mark Kaye	John Workman

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Principal Accounting Fees and Services

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company’s annual financial statements for the years ended December 31, 2024 and December 31, 2023, and fees billed for other services rendered by PricewaterhouseCoopers during those periods. Audit fees were incurred in connection with audit work performed on the integrated audit of the Consolidated Financial Statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as subsidiary audits, accounting consultations, and services in connection with securities offerings. Tax fees include tax compliance, tax planning, and tax advice.

Fee Summary	2024	2023

Total Audit Fees	$2,465,000	$2,451,000

Audit Related Fees	—	—

Tax Fees	$245,000	$199,100

All Other Fees	$2,000	$6,300

Total Fees and Expenses	$2,712,000	$2,656,400

The Audit Committee has adopted procedures requiring prior approval of certain engagements for services rendered by the Company’s independent registered public accounting firm. Consistent with applicable laws, the Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. All fee amounts set forth in the table above were pre-approved.

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Other Business

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the person named in the accompanying proxy will vote such proxy at their discretion.

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Stockholder Proposals for 2026 Annual Meeting

Any stockholders desiring to present a proposal to the stockholders at the 2026 Annual Meeting, which is currently expected to be scheduled on or about May 19, 2026, and who desire that such proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must mail that proposal to the Company so that it is received by the Company at its principal executive offices on or before December 9, 2025. All such proposals must be in compliance with applicable SEC regulations.

Stockholders wishing to propose matters for consideration at the 2026 Annual Meeting but who do not wish to have such proposals included in the Company‘s proxy statement or to propose nominees for election as directors at the 2026 Annual Meeting must follow specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the Corporate Secretary of the Company, c/o CONMED Corporation, 11311 Concept Boulevard, Largo, FL 33773 (Telephone (727) 392-6464). Stockholder proposals, including director nominee proposals, must comply with the conditions set forth in Sections 1.13 and 1.14 of the Company’s by-laws, as applicable, and to be considered timely, notice of a proposal must be received by the Company no earlier than February 19, 2026, and no later than March 23, 2026. The Company’s Corporate Governance and Nominating Committee will consider nominees for election as directors who are proposed by stockholders in a manner that complies with these procedures. In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than March 23, 2026.

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General Information about the Meeting and Voting

The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on Wednesday, May 20, 2025 at 1:30 p.m. EDT, and during any adjournment or postponement thereof (the “Annual Meeting”). The Company is holding the Annual Meeting of Stockholders in person at the offices of the Company at 11311 Concept Boulevard, Largo, FL 33773, and by means of remote communication. The details on how to participate remotely are available within this Proxy Statement, or at www.proxydocs.com/CNMD, and filed with the SEC and described further below.

Stockholders will be able to attend the Annual Meeting in person or participate remotely and may submit questions and vote by registering at www.proxydocs.com/CNMD (the “Meeting Website”) and entering the 12- or 16-digit control number included on their Notice of Internet Availability, their proxy card or their voting instruction form. The matters to be considered and acted upon at the Annual Meeting are described in the foregoing notice of the meeting and this Proxy Statement. This Proxy Statement, the related form of proxy and the Company’s Annual Report to Stockholders, including the Company’s Annual Report on Form 10-K, are being posted to the internet on or about April 8, 2025 to all stockholders of record on March 24, 2025, which is the record date for the Annual Meeting.

Shares of the Company’s common stock, par value $.01 per share (“Common Stock”), represented in person, remotely via the Meeting Website or by proxy will be voted as described in this Proxy Statement or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by the stockholder at any time prior to the voting of the proxy by executing and delivering a later-dated proxy, by delivering a written notice to the Secretary of the Company or by attending the Annual Meeting or voting remotely.

The persons named as proxies are Hollie K. Foust, who is the EVP General Counsel and Corporate Secretary of the Company, and Thomas Fistek, who is the Chief Counsel and Assistant Corporate Secretary of the Company. The cost of preparing, assembling and mailing the proxy, this Proxy Statement and other material enclosed, and all clerical and other expenses of the solicitation of proxies on the Company’s behalf, will be borne by the Company. In addition to the solicitation of proxies on behalf of the Company by use of mail, directors and officers of the Company and its subsidiaries may solicit proxies for no additional compensation by telephone, telegram, e-mail or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

Votes at the Annual Meeting will be tabulated by a representative of Mediant, a BetaNXT business, which has been appointed by the Company’s Board of Directors to serve as the inspector of election.

Proposals to be Voted on at the Annual Meeting

There are four proposals expected to be submitted for stockholder approval at the Annual Meeting, one of which is advisory in nature. The first proposal concerns the election of directors. The second proposal concerns the advisory vote on named executive officer compensation. The third proposal concerns approval of the 2025 Long-Term Incentive Plan. The fourth proposal concerns ratifying the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. These proposals are more fully described above.

Voting Rights

The holders of record of the 30,929,767 shares of Common Stock outstanding on March 24, 2025 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock present remotely via the online platform or by proxy will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes,” as further described below, will be counted for purposes of determining whether there is a quorum for the transaction of business at the meeting. Stockholders are not entitled to cumulative voting rights. Under the rules of the Securities and Exchange Commission (the “SEC”), boxes and a designated blank space are provided on the proxy card for stockholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with Delaware law, such abstentions are not counted in determining the votes cast at the meeting.

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The voting requirements for each proposal are as follows:

•

For Proposal 1 (Election of Directors), under Delaware law and the Company’s by-laws, the director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company (subject to the Company’s majority voting principles described above on page 8 under the heading (Proposal One: Election of Directors). Votes against, and votes withheld in respect of, a candidate have no legal effect, except in the case of votes withheld to the extent they revoke earlier dated proxy cards.

•	For Proposal 2 (Advisory Vote on Named Executive Officer Compensation) seeks the favorable vote of a majority of the votes cast at the meeting required for approval, on an advisory basis.

•	For Proposal 3 (Approval of the 2025 Long-Term Incentive Plan) requires the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the stockholders.

•

For Proposal 4 (Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm) requires the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the stockholders.

When properly executed, a proxy will be voted as specified by the stockholder. If no choice is specified by the stockholder, a proxy will be voted “for all” portions of Proposal (1), “for” Proposals (2), (3) and (4) and in the proxies’ discretion on any other matters coming before the meeting.

Under the rules of the New York Stock Exchange, which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals (1), (2) and (3) are considered “non-discretionary” items and if stockholders do not submit any voting instructions to their brokerage firm, then such stockholder’s broker does not have the authority to vote on these proposals. This is known as a “broker non-vote.” Broker non-votes will not be counted in determining the outcome of Proposals (1), (2) and (3) at the Annual Meeting. The broker non-votes are counted as votes present for purposes of determining a quorum but are not considered votes cast. Proposal (4) will be considered a “discretionary” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have received proxy materials only from the Company and have not furnished voting instructions within ten days prior to the Annual Meeting.

Notice of Internet Availability of Proxy Materials

We are furnishing proxy materials to our stockholders primarily via the Internet in accordance with the notice and access rules of the SEC. On April 8, 2025, we sent to stockholders of record at the close of business on March 24, 2025, a Notice of Internet Availability of Proxy Materials (a “Notice of Internet Availability”) containing instructions on how to access our 2025 Proxy Statement and 2024 Annual Report online, and how to vote in person or online for the 2025 Annual Stockholder Meeting. This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources.

If you received the Notice of Internet Availability and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability.

This 2025 Proxy Statement and our 2024 Annual Report to Stockholders, including our Annual Report on Form 10-K, are available at www.proxydocs.com/CNMD.

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Participating in the Annual Meeting

For Stockholders Who Are Registered Holders

Stockholders of record at the close of business on the record date of March 24, 2025 may attend the Annual Meeting in person, or may participate in the Annual Meeting remotely by accessing the online meeting platform at www.proxydocs.com/CNMD (the “Meeting Website”), clicking on the “I have a login” button and entering the 12- or 16-digit control number found on their proxy card. Once admitted to the Annual Meeting, stockholders will be able to ask questions and vote during the Annual Meeting by following the instructions provided on the online platform and described below. We urge stockholders who plan to attend in person to arrive 15 minutes beforehand, and for those who plan to participate remotely to log on 15 minutes prior to the start of the Annual Meeting.

For Stockholders Whose Shares Are Held by a Broker (in Street Name)

Stockholders who hold shares through a broker, bank or other nominee (“Beneficial Holders”) who have obtained a legal proxy from the record holder and who wish to ask questions or vote, may join the Annual Meeting as a “Stockholder” but must register in advance by emailing an image of the legal proxy, in the Beneficial Holder’s name, from the broker, bank or other nominee that holds the shares as well as the Beneficial Holder’s address to DSMSupport@betanxt.com. A legal proxy can be obtained either by logging into the voting site listed on the previously provided Voter Instruction Form and clicking on “Vote in person at the meeting” or by requesting one through the broker, bank or other nominee who is the registered holder of the shares. After completing this process, the broker, bank or other nominee will provide the Beneficial Holder with a 12- or 16-digit control number that can be used to log in to the Meeting Website to ask questions or vote at the Annual Meeting.

Voting Shares in Person or Remotely

All stockholders are urged to vote and submit proxies in advance of the Annual Meeting by one of the methods described in this Proxy Statement. Stockholders are also encouraged to submit proxies as early as possible to avoid processing delays.

Stockholders who have not voted their shares prior to the Annual Meeting or who wish to change their vote may vote their shares in person at the Annual Meeting, or electronically during the Annual Meeting by clicking on the “Vote Here” field on the Meeting Website.

Asking Questions Remotely

An opportunity will be provided to present questions and comments during the Question-and-Answer session of the Annual Meeting, which will include both questions submitted in advance and questions submitted live. Only stockholders of record as of the close of business on the record date of March 24, 2025, and Beneficial Holders who have registered (as described above) may submit questions for the Annual Meeting.

Questions may be submitted both in advance of and during the Annual Meeting either in person, or by accessing the Meeting Website using the link and password provided above, logging in as a “Stockholder” (as described above) and submitting the question through the “Ask a Question” field.

The Question-and-Answer session will be limited in time. Only questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions and answers, including answers to any pertinent questions that are not addressed during the meeting due to time constraints, will be posted after the meeting on the Meeting Website. The questions and answers will be available as soon as reasonably practical after the Annual Meeting and will remain available until one week after posting.

Please see CONMED’s Rules of Meeting Conduct, which are posted on the Meeting Website at www.proxydocs.com/CNMD for additional information about the rules and procedures for submitting questions.

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Additional Information

Please visit the Meeting Website or CONMED’s Investor Relations webpage at https://www.conmed.com/en-us/investor- relations to access the Proxy Statement and Annual Report, as well as CONMED’s Rules of Meeting Conduct, which provides more information about the conduct of the Annual Meeting, including the Q&A process and how stockholders may have access to management and board members during the Annual Meeting.

Technical assistance will be available through the online platform during the Annual Meeting.

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GAAP to Non-GAAP Reconciliations*

	Reconciliations of Reported Net Income (Loss) to Adjusted Net Earnings (in thousands, except per share amounts, unaudited) Year Ended December 31, 2024

	Gross Profit	Selling & Administrative Expense	Operating Income	Interest Expense	Other Expense	Tax Expense	Effective Tax Rate	Net Income	Basic EPS	Adjustments	Diluted EPS

As reported	$733,032	$478,280	$200,326	$37,297	$—	$30,606	18.8%	$132,423		$—	$132,423

% of sales	56.1%	36.6%	15.3%

EPS									$4.29		$4.25

Shares									30,846	304	31,150

Legal matters	—	(5,097)	5,097	—	—	806		4,291

Restructuring and related costs	235	(1,539)	1,774	—	—	255		1,519

Asset impairment costs	1,414	—	1,414	—	—	203		1,211

Hurricane impact	955	—	955	—	—	829		126

Lease impairment	—	(606)	606	—	—	526		80

Termination of distributor agreement	—	970	(970)	—	—	(139)		(831)
Contingent consideration fair value adjustment	—	41,048	(41,048)	—	—	(1,591)		(39,457)

	$735,636	$513,056	$168,154	$37,297	$—	$31,495		$99,362

Adjusted gross profit %	56.3%
Amortization	$6,000	(28,629)	34,629	(5,700)	—	9,775		30,554
As adjusted		$484,427	$202,783	$31,597	$—	$41,270	24.1%	$129,916		$—	$129,916
% of sales		37.1%	15.5%
Adjusted diluted EPS											$4.17
Shares									30,846	304	31,150
Convertible note hedges											—
Adjusted diluted shares											31,150

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GAAP to Non-GAAP Reconciliations

	Reconciliation of Reported Net Income (Loss) to Adjusted Net Earnings (in thousands, except per share amounts, unaudited) Year Ended December 31, 2023

	Gross Profit	Selling & Administrative Expense	Operating Income	Interest Expense	Other Expense	Tax Expense	Effective Tax Rate	Net Income	Basic EPS	Adjustments	Diluted EPS

As reported	$676,245	$503,040	$120,603	$39,775	$—	$16,369	20.3%	$64,459		$—	$64,459

% of sales	54.3%	40.4%	9.7%

EPS									$2.10		$2.04

Shares									30,668	880	31,548

Acquisition and integration costs	8,617	(752)	9,369	—	—	1,207		8,162

Termination of distributor agreements	—	(2,098)	2,098	—	—	417		1,681

Restructuring and related costs	2,035	(1,578)	3,613	—	—	930		2,683

Software implementation costs	—	(6,056)	6,056	—	—	1,453		4,603
Contingent consideration fair value adjustment	—	2,421	(2,421)	—	—	2,037		(4,458)

	$686,897	$494,977	$139,318	$39,775	$—	$22,413		$77,130

Adjusted gross profit %	55.2%

Amortization	$6,000	(29,068)	35,068	(6,058)	—	9,969		31,157
As adjusted		$465,909	$174,386	$33,717	$—	$32,382	23.0%	$108,287		$—	$108,287
% of sales		37.4%	14.0%
Adjusted diluted EPS											$3.45
Shares									30,668	880	31,548
Convertible note hedges											(142)
Adjusted diluted shares											31,406

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GAAP to Non-GAAP Reconciliations

	Reconciliation of Reported Net Income (Loss) to Adjusted Net Earnings (in thousands, except per share amounts, unaudited) Year Ended December 31, 2022

	Gross Profit	Selling & Administrative Expense	Operating Income	Interest Expense	Other Expense	Tax Expense/ (Benefit)	Effective Tax Rate	Net Income (Loss)	Basic EPS	Adjustments	Diluted EPS

As reported	$571,245	$454,039	$70,054	$28,905	$112,011	$9,720	-13.7%	$(80,582)		$—	$(80,582)

% of sales	54.6%	43.4%	6.7%

EPS									$(2.68)		$(2.68)

Shares									30,040	—	30,040

Acquisition and integration costs	4,540	(10,063)	14,603	—	—	46,965		(32,362)

Legal matters	—	(775)	775	—	—	(462)		1,237

Restructuring and related costs	1,955	(786)	2,741	—	—	6,029		(3,288)

Software implementation costs	—	(6,769)	6,769	—	—	14,889		(8,120)

Contingent consideration fair value adjustment	—	(2,518)	2,518	—	—	5,538		(3,020)

Convertible notes premium on extinguishment	—	—	—	—	(103,125)	(61,521)		164,646

Change in fair value of convertible notes hedges upon settlement	—	—	—	—	(5,460)	(3,257)		8,717

Loss on early extinguishment of debt	—	—	—	—	(3,426)	(2,044)		5,470

	$577,740	$433,128	$97,460	$28,905	$—	$15,857		$52,698

Adjusted gross profit %	55.3%

Amortization	$6,000	(27,791)	33,791	(4,910)	—	9,381		29,320
As adjusted		$405,337	$131,251	$23,995	$—	$25,238	23.5%	$82,018		$2,978	$84,996

% of sales		38.8%	12.6%

Adjusted diluted EPS											$2.65
Shares									30,040	2,656	32,696
Convertible note hedges											(578)
Adjusted diluted Shares											32,118

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GAAP to Non-GAAP Reconciliations

	Reconciliation of Reported Net Income (Loss) to Adjusted Net Earnings (in thousands, except per share amounts, unaudited) Year Ended December 31, 2021

	Gross Profit	Selling & Administrative Expense	Operating Income	Interest Expense	Other Expense	Tax Expense	Effective Tax Rate	Net Income	Basic EPS	Adjustments	Diluted EPS

As reported	$568,036	$414,754	$109,717	$35,485	$1,127	$10,563	14.4%	$62,542		$—	$62,542

% of sales	56.2%	41.0%	10.9%

EPS									$2.14		$1.94

Shares									29,162	3,054	32,216

Restructuring and related costs	—	(414)	414	—	—	109		305

Loss on early extinguishment of debt	—	—	—	—	(1,127)	281		846

	$568,036	$414,340	$110,131	$35,485	$—	$10,953		$63,693

Adjusted gross profit %	56.2%

Amortization	$6,000	(27,133)	33,133	(13,943)	—	11,394		35,682

As adjusted		$387,207	$143,264	$21,542	$—	$22,347	18.4%	$99,375		$—	$99,375

% of sales		38.3%	14.2%

Adjusted diluted EPS											$3.21
Shares									29,162	3,054	32,216
Convertible note hedges											(1,273)
Adjusted diluted Shares											30,943

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GAAP to Non-GAAP Reconciliations

	Reconciliation of Reported Net Income (Loss) to Adjusted Net Earnings (in thousands, except per share amounts, unaudited) Year Ended December 31, 2020

	Gross Profit	Selling & Administrative Expense	Operating Income	Interest Expense	Other Expense	Tax Expense/ (Benefit)	Effective Tax Rate	Net Income	Basic EPS	Adjustments	Diluted EPS

As reported	$460,300	$373,817	$46,010	$44,052	$355	$(7,914)	-493.9%	$9,517		$—	$9,517

% of sales	53.4%	43.3%	5.3%

EPS									$0.33		$0.32

Shares									28,581	883	29,464

Plant underutilization costs	6,586	—	6,586	—	—	739		5,847

Product rationalization costs	2,169	(2,095)	4,264	—	—	460		3,804

Restructuring and related costs	1,087	(4,782)	5,869	—	—	1,807		4,062

Acquisition and integration costs	2,820	(1,192)	4,012	—	—	888		3,124

Manufacturing consolidation costs	3,993	—	3,993	—	—	485		3,508

	$476,955	$365,748	$70,734	$44,052	$355	$(3,535)		$29,862

Adjusted gross profit %	55.3%

Amortization	$6,000	(27,945)	33,945	(13,414)	—	13,037		34,322
As adjusted		$337,803	$104,679	$30,638	$355	$9,502	12.9%	$64,184		$—	$64,184
% of sales		39.2%	12.1%
Adjusted diluted EPS											$2.18

	2024 Sales Summary (in millions, unaudited)

	Net Sales, As Reported	Impact of Foreign Currency	Net Sales, Fx Adjusted
Net Sales	$1,307.0	$7.6	$1,314.6

*

Refer to our 2024 Annual Report on Form 10-K, available at www.CONMED.com, as well as our Form 8-K filings with the SEC on February 5, 2025, January 31, 2024, February 2, 2023, January 26, 2022, and January 27, 2021 for additional information regarding our non-GAAP measures.

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Exhibit A

EXHIBIT A

CONMED CORPORATION

2025 LONG-TERM INCENTIVE PLAN

1.	PURPOSE

The purpose of the 2025 Long-Term Incentive Plan of CONMED Corporation (as amended from time to time, the “Plan”) is to promote the long-term financial interests of CONMED Corporation (the “Company”), including its growth and performance, by encouraging employees of the Company and its subsidiaries and Non-Employee Directors who provide important services to the Company and its subsidiaries to acquire an ownership position in the Company, enhancing the ability of the Company and its subsidiaries to attract and retain employees of outstanding ability and highly qualified individuals who are not current employees of the Company as members of the Board of Directors, and providing employees and Non-Employee Directors with an interest in the Company parallel to that of the Company’s stockholders. To achieve these purposes, the Company may grant Awards of Stock Options, Restricted Shares, Restricted Share Units, Stock Appreciation Rights, Performance Shares, Performance Share Units and Other Awards and Dividend Equivalent Rights to key employees selected by the Compensation Committee as well as Non-Employee Directors, all in accordance with the terms and conditions set forth in the Plan.

The Plan supersedes both (i) the 2018 Long-Term Incentive Plan of CONMED Corporation (the “2018 Plan”) and (ii) the Amended and Restated 2020 Non-Employee Director Equity Compensation Plan of CONMED Corporation (the “2020 Director Plan” and together with the 2018 Plan, the “Prior Plans”), for awards granted on or after the Effective Date, subject to the approval by the stockholders of CONMED Corporation at the May 20, 2025 Annual Stockholder Meeting.

Awards may not be granted under the Prior Plans beginning on the “Effective Date” (as hereinafter defined), but this Plan will not affect the terms and conditions of any equity award grants under the Prior Plans (or any predecessor plans) granted prior to the Effective Date. Awards granted prior to the Effective Date shall be governed by the terms applicable to such awards and as in effect prior to the Effective Date. The terms of the Plan are not intended to affect the interpretation of the terms of the Prior Plans for Awards granted prior to the Effective Date. In the event that this 2025 Long-Term Incentive Plan is not approved by the stockholders of CONMED Corporation, the 2025 Long-Term Incentive Plan shall be null and void and of no force or effect, but the Prior Plans and the Awards granted thereunder (or under any predecessor plans) on or prior to the Effective Date shall remain in full force and effect.

2.	DEFINITIONS. The following definitions are applicable to the Plan:

2.1	“Award” shall mean an award determined in accordance with the terms of the Plan.

2.2	“Award Agreement” shall mean the agreement evidencing an Award as described in Section 12.1 of the Plan.

2.3	“Board of Directors” shall mean the Board of Directors of the Company.

2.4

“Cause” shall mean, unless otherwise provided in an Award Agreement, (a) with respect to a Participant employed pursuant to a written employment or similar agreement which includes a definition of “Cause,” “Cause” as defined in that agreement, (b) the willful and continued failure by a Participant to substantially perform his or her duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (c) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its affiliates.

2.5

“Committee” shall mean the Compensation Committee of the Board of Directors, or such other committee of the Board as the Board may select from time to time to administer the Plan pursuant to Section 4. The Committee shall be composed of not less than two directors of the Company. The Board of Directors may also appoint one or more directors as alternate members of the Committee. No officer or employee of the Company or of any subsidiary shall be a member or alternate member of the Committee. The Committee shall at all times be comprised in such a manner as to satisfy the “non-employee” director standard contained in Rule 16b-3 promulgated under the Exchange Act.

2.6	“Common Stock” shall mean the common stock, par value $.01 per share, of the Company.

2.7	“Effective Date” means the date the Plan is approved by the stockholders of CONMED Corporation.

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2.8	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.9

“Fair Market Value” shall mean, per share of Common Stock, the closing price of the Common Stock on the New York Stock Exchange or, if applicable, principal securities exchange on which the shares of Common Stock are then traded, or, if not traded, the price set by the Committee.

2.10

“Good Reason” means, unless otherwise provided in an Award Agreement, (a) with respect to a Participant employed pursuant to a written employment or similar agreement which includes a definition of “Good Reason,” “Good Reason” as defined in that agreement or (b) with respect to any other Participant, the occurrence of any of the following in the absence of the Participant’s written consent: (i) any material and adverse change in the Participant’s position or authority with the Company as in effect immediately before a Change in Control, other than an isolated and insubstantial action not taken in bad faith and which is remedied by the Company within 30 days after receipt of notice thereof given by the Participant; (ii) the transfer of the Participant’s primary work site to a new primary work site that is more than 50 miles from the Participant’s primary work site in effect immediately before a Change in Control; or (iii) a diminution of the Participant’s base salary in effect immediately before a Change in Control by more than 10%, unless such diminution applies to all similarly situated employees, provided that (x) if the Participant does not deliver to the Company a written notice of termination within 60 days after the Participant has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason and (y) the Participant must give the Company 30 days to cure the event constituting Good Reason.

2.11	“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

2.12	“Non-Employee Director” means any member of the Board of Directors who is not an employee of the Company or any of its subsidiaries.

2.13	“Participant” shall mean, as applicable, (i) an employee of the Company or any subsidiary, in each case who is selected by the Committee to participate in the Plan or (ii) a Non-Employee Director.

3.	SHARES SUBJECT TO THE PLAN.

3.1

Subject to adjustment as provided in Section 18 of the Plan, the number of shares of Common Stock which shall be available for the grant of Awards under the Plan shall be equal to 3,600,000 shares, all of which are available for the grant of incentive stock options. Any shares granted as Awards other than Stock Options or SARs shall be counted against this limit as 2.28 shares for every share granted. The shares of Common Stock issued under the Plan may be authorized and unissued shares, treasury shares or shares acquired in the open market specifically for distribution under the Plan, as the Company may from time to time determine.

3.2

Except as described below, if any Award under the Plan or any Prior Plan, in whole or in part, expires unexercised, is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, if shares of Common Stock are surrendered or withheld from any Award to satisfy a Participant’s income tax or other withholding obligations, or if shares of Common Stock owned by the Participant are tendered to pay for the exercise of a stock option under the Plan, then those shares covered by such expired, forfeited, terminated or canceled Awards or the number of shares equal to the number of shares surrendered or withheld in respect thereof (but, in the case of withheld shares, no greater than the number of shares that would have been withheld pursuant to the minimum statutory withholding rate) shall again become available to be delivered pursuant to Awards granted under the Plan. The number of shares that are returned to the Plan pursuant to the immediately preceding sentence shall be returned at the same ratio at which such Award counted against the total shares available for Award under the Plan or a Prior Plan, as applicable, at the time of grant. Shares of Common Stock that are subject to a SAR granted in tandem with a Stock Option but not issued on exercise of the Stock Option shall not thereafter be available to be delivered pursuant to Awards under the Plan. Any shares of Common Stock (a) delivered by the Company, (b) with respect to which Awards are made by the Company and (c) with respect to which the Company becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares of Common Stock available for Awards under this Plan. Shares of Common Stock which may be delivered pursuant to Awards may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or otherwise acquired for the purposes of the Plan.

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4.	ADMINISTRATION.

4.1

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority of its members present at a meeting (which may be held telephonically) shall be the acts of the Committee. Any action of the Committee may be taken, without a meeting, by a writing or writings signed by all of the members of the Committee, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. In addition, the Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee and the Committee may allocate among its members and, to the extent permitted by applicable law (including the Exchange Act and the Internal Revenue Code), delegate (either generally or specifically) the powers, authorities and discretions conferred on it under this Section 4 as it deems appropriate in its sole discretion. The Committee may allocate among its members and delegate to any person who is not a member of the Committee, or to any administrative group within the Company, any of its administrative powers, responsibilities and duties. The determination of the Committee on all matters relating to the Plan or any Award Agreement will be entitled to the maximum deference permitted by law and shall be final, binding and conclusive and non-reviewable and non-appealable and may be entered as a final judgment in any court having jurisdiction. Notwithstanding anything to the contrary contained herein, the Board of Directors may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. The Board of Directors shall have all of the authority and responsibility granted to the Committee herein.

4.2

Subject to the provisions of the Plan, the Committee (or its delegate, within limits established by the Committee, with respect to employees who are not subject to Section 16 of the Exchange Act) shall have the authority in its sole discretion to (i) exercise all of the powers granted to it, and make all determinations, under the Plan (including but not limited to, selection of the Participants, determination of the type, size and terms of Awards to be made to Participants, determination of the shares, share units or types of Other Awards subject to Awards, the restrictions, conditions and contingencies to be applicable in the case of specific Awards, and the time or times at which Awards shall be exercisable or at which restrictions, conditions and contingencies shall lapse), (ii) construe, interpret and implement and correct any defect, supply any omission and reconcile any inconsistency in the Plan and all Award Agreements and determine disputed facts related thereto; provided that, with respect to all claims or disputes arising out of any determination of the Committee that materially adversely affects a Participant’s Award, (a) the affected Participant shall file a written claim with the Committee for review, explaining the reasons for such claim, and (b) the Committee’s decision must be written and must explain the decision, (iii) establish, prescribe, amend and rescind any rules and regulations relating to the Plan, including rules governing its own operations, (iv) determine the terms and provisions of any agreements entered into hereunder, (v) amend any outstanding Award Agreement to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, or, to the extent permitted under applicable tax laws, to waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or reflect a change in the Participant’s circumstances (e.g., a change to part-time employment status) and (vi) determine whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property, (B) exercised or (C) canceled, forfeited or suspended (including, without limitation, canceling underwater Stock Options or SARs without payment to the Participant in connection with a Change in Control), (2) shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant thereof or of the Committee and (3) Awards may be settled by the Company, any of its subsidiaries or affiliates or any of its or their designees. Other than as provided in Section 18, the Committee shall not be permitted to reduce the exercise price of a Stock Option (or reduce the reference price of a Stock Appreciation Right) after such Award has been granted.

4.3

Subject to the terms of this Plan and terms and limitations as the Committee shall determine, the Committee may delegate its authority to grant Awards to Participants to the Company’s Chief Executive Officer, who may with the written concurrence of the Executive Vice President, Human Resources, grant Awards, subject to annual calendar year limits of 20,000 shares subject to Awards per Participant and 300,000 shares subject to Awards in the aggregate, subject to there being adequate shares in the Plan to cover required equity payouts, in the case of Awards made (a) in situations where the Company is seeking to attract a new hire or recognize employees for special achievements, (b) to new employees as a result of the acquisition by the Company of another company, whether by merger or purchase of stock or substantially all of its assets, which Awards are deemed appropriate by the Chief Executive Officer in connection with the retention of newly acquired employees or (c) in other special circumstances except that no such delegation may be made in the case of Awards to persons who are subject to the

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provisions of Section 16 of the Exchange Act. If the Company’s Chief Executive Officer grants Awards to Participants under this Section 4.3, the Chief Executive Officer will thereafter provide notice to the Committee that such Awards were granted. To the extent that the Committee delegates its authority as provided by this Section 4.3, all references in this Plan to the Committee’s authority to make Awards shall be deemed to include the Chief Executive Officer. The annual limits described in this Section 4.3 may be modified by the Committee with respect to any year or all future years and shall be subject to adjustment as provided in Section 18.1.

4.4

No Liability. No member of the Board of Directors or the Committee or any employee of the Company or its subsidiaries or affiliates (each such person, a “Covered Person”) shall have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (b) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

5.

ELIGIBILITY. All employees of the Company and its subsidiaries, in each case who have demonstrated significant potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Committee in its sole discretion, are eligible to be Participants in the Plan. In addition, the Committee may from time to time deem other employees of the Company or its subsidiaries eligible to participate in the Plan to receive equity awards consistent with legal requirements. In addition, all Non-Employee Directors are eligible to be Participants in the Plan. The granting of any Award to a Participant shall not entitle that Participant to, nor disqualify that Participant from, participation in any other grant of an Award.

6.

AWARDS. Awards under the Plan may consist of: (i) stock options (either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonstatutory stock options) granted pursuant to Section 7 (“Stock Options”), (ii) performance shares granted pursuant to Section 8 (“Performance Shares”), (iii) performance share units granted pursuant to Section 8 (“Performance Share Units”), (iv) stock appreciation rights granted pursuant to Section 9 (“Stock Appreciation Rights” or “SARs”), (v) restricted shares granted pursuant to Section 10 (“Restricted Shares”), (vi) restricted share units granted pursuant to Section 10 (“Restricted Share Units”) and (vii) other types of equity-based Awards which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, granted pursuant to Section 11 (“Other Awards and Dividend Equivalent Rights”). Awards of Performance Shares, Performance Share Units, Restricted Shares, Restricted Share Units and Other Awards may provide the Participant with voting rights but may not provide for the payment of dividends or dividend equivalents, in each case, prior to vesting. Notwithstanding any other provision of the Plan to the contrary, all Awards under the Plan shall be subject to (a) a 12-month minimum vesting period for all awards made under the Plan; during this 12-month period, no portion of an award made under the Plan shall vest (however, this shall not apply to Awards that are assumed, or substituted for, in connection with Section 22 of the Plan) and (b) any clawback or recapture policy that the Company may adopt from time to time (including, without limitation, the Company’s Recoupment Policy, as it may be amended from time to time) to the extent provided in such policy and, in accordance with such policy, the requirement that the Awards be repaid to the Company after they have been distributed to the Participant. Notwithstanding the foregoing, Awards in respect of up to 5% of the shares of the Company’s Common Stock that shall be available for grant under the Plan may be granted with a minimum vesting schedule that is shorter than that mandated in this Section 6. Any Award Agreement may also provide that shares of Common Stock issued or acquired in connection with the applicable Award will be subject to additional holding requirements specified in such Award Agreement.

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7.

STOCK OPTIONS. The Award Agreement pursuant to which any Stock Option that is intended to qualify as an incentive stock option is granted shall specify that the option granted thereby shall be treated as an incentive stock option. The Award Agreement pursuant to which any nonstatutory stock option is granted shall specify that the option granted thereby shall not be treated as an incentive stock option. The Committee shall establish the option price at the time each Stock Option is granted, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant (or, in the case of an incentive stock option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and of any subsidiary or parent corporation of the Company, 110% of the Fair Market Value). Stock Options shall be exercisable for such period as specified by the Committee, but in no event may options be exercisable for a period of more than ten years (or, in the case of an incentive stock option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and of any subsidiary or parent corporation of the Company, five years) after their date of grant. The option price of each share as to which a Stock Option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash, by tender of shares of Common Stock owned by the Participant valued at Fair Market Value as of the date of exercise, subject to such guidelines for the tender of Common Stock as the Committee may establish, in such other consideration as the Committee deems appropriate, or by a combination of cash, shares of Common Stock and such other consideration. The Committee, in its sole discretion, may grant to a Participant the right to transfer Common Stock acquired upon the exercise of a part of a Stock Option in payment of the exercise price payable upon immediate exercise of a further part of the Stock Option.

8.

PERFORMANCE SHARES AND PERFORMANCE SHARE UNITS. Performance Shares may be granted in the form of actual shares of Common Stock or as Performance Share Units having a value equal to an identical number of shares of Common Stock. In the event that a stock certificate is issued in respect of Performance Shares, such certificate shall be registered in the name of the Participant but shall be held by the Company until the time the Performance Shares are earned. The performance conditions and the length of the performance period shall be reflected in the Award Agreement pursuant to which the Performance Shares or Performance Share Units are granted. The Committee shall determine in its sole discretion whether Performance Share Units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.

9.

STOCK APPRECIATION RIGHTS. Stock Appreciation Rights (“SARs”) may be granted either alone or in connection with a Stock Option, as the Committee determines and as reflected in the Award Agreement pursuant to which such SAR is granted. The Committee shall establish the exercise price at the time each SAR is granted, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. Each SAR shall be exercisable for such period as specified by the Committee, but in no event may SARs be exercisable for a period of more than ten years. A SAR granted in connection with an incentive stock option may be granted only when the incentive stock option is granted. A SAR granted in connection with a nonstatutory stock option may be granted either when the related nonstatutory stock option is granted or at any time thereafter, including, in the case of any nonstatutory stock option resulting from the conversion of an incentive stock option to a nonstatutory stock option, simultaneously with or after the conversion. A Participant electing to exercise a SAR shall deliver written notice to the Company of the election identifying the SAR and, if applicable, the related option with respect to which the SAR was granted to the Participant, and specifying the number of whole shares of Common Stock with respect to which the Participant is exercising the SAR. Upon exercise of the SAR, if applicable, the related option shall be deemed to be surrendered to the extent that the SAR is exercised. SARs may be exercised only (i) on a date when the Fair Market Value of a share of Common Stock exceeds the exercise price stated in the Award Agreement or, if applicable, the Award Agreement for the Stock Option related to that SAR and (ii) in compliance with any restrictions that may be set forth in the Award Agreement pursuant to which the SAR was granted. The amount payable upon exercise of a SAR may be paid by the Company in cash, or, if the Committee shall determine in its sole discretion, in shares of Common Stock (taken at their Fair Market Value at the time of exercise of the SAR) or in a combination of cash and shares of Common Stock; provided, however, that if the SAR is granted in connection with a Stock Option, in no event shall the total number of shares of Common Stock that may be paid to a Participant pursuant to the exercise of a SAR exceed the total number of shares of Common Stock subject to the related Stock Option. A SAR shall terminate and may no longer be exercised upon the first to occur of (a) if applicable, exercise or termination of the related Stock Option or (b) any termination date specified in the Award Agreement pursuant to which the SAR is granted. In addition, the Committee may, in its sole discretion at any time before the occurrence of a Change in Control, amend, suspend or terminate any SAR theretofore granted under the Plan without the holder’s consent; provided that, in the case of amendment, no provision of the SAR, as amended, shall be in conflict with any provision of the Plan. If the SAR is granted in connection with a Stock Option, the amendment, suspension or termination of any such SAR by the Committee as described in the immediately preceding sentence shall not affect the holder’s rights in any related Stock Option.

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10.

RESTRICTED SHARES; RESTRICTED SHARE UNITS. Restricted Shares may be granted in the form of actual shares of Common Stock in such amounts and subject to such terms and conditions as the Committee may determine. In addition, the Committee may grant Awards of Restricted Share Units in such amounts and subject to such terms and conditions as the Committee may determine. In the event that a stock certificate is issued in respect of Restricted Shares, such certificate shall be registered in the name of the Participant but shall be held by the Company until the end of the restricted period. The employment or service conditions and the length of the period for vesting of Restricted Shares or Restricted Share Units shall be reflected in the Award Agreement pursuant to which such Restricted Shares or Restricted Share Units are granted. The Committee shall determine in its sole discretion whether Restricted Share Units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.

11.

OTHER AWARDS AND DIVIDEND EQUIVALENT RIGHTS. The Committee may from time to time grant (i) to any Participant, other types of equity-based Awards (including the grant or offer for sale of unrestricted shares of Common Stock and other performance shares) other than Stock Options, SARs, Restricted Shares, Restricted Share Units, Performance Shares and Performance Share Units in such amounts and subject to such terms and conditions, as the Committee shall determine and (ii) to Non-Employee Directors, other grants of cash as may be deemed appropriate by the Board of Directors. Such Other Awards may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock. The terms of such Other Awards shall be reflected in the Award Agreement pursuant to which such Other Award is granted. The Committee may include in the Award Agreement with respect to any Award (other than grants of options, SARs, or cash not based on the value of shares of Common Stock) a dividend equivalent right entitling the Participant to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the shares of Common Stock covered by such Award if such shares of Common Stock had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in shares of Common Stock or in another form, whether they will be conditioned upon the exercise of the Award to which they relate (subject to compliance with Section 409A), the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate; provided that in no event may such payments be made unless and until the Award to which they relate vests.

12.	AWARDS UNDER THE PLAN.

12.1

Award Agreements. Each Award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan. The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Company. By accepting an Award pursuant to the Plan, a Participant thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

12.2

Rights as a Stockholder. The Award Agreement shall specify whether (and under what circumstances) a Participant (or other person having rights pursuant to an Award) shall have any of the rights of a stockholder of the Company with respect to shares of Common Stock subject to an Award. Except as otherwise provided in Section 18, no adjustments shall be made for dividends or distributions (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) on, or other events relating to, shares of Common Stock subject to an Award for which the record date is prior to the date such shares are delivered.

12.3

Required Shareholder Consent. Unless otherwise approved by the Company’s stockholders, Stock Options and SARs will not be (x) repriced (other than in accordance with the adjustment provisions of Section 18.1), (y) repurchased for cash or other consideration, or cancelled in conjunction with the grant of a new Stock Option or SAR with a lower exercise price, in each case on a date when the exercise price of such Stock Option or SAR is equal to or exceeds the Fair Market Value of a share of Common Stock or (z) be subject to automatic reload provisions.

12.4

Annual Limits for Non-Employee Director Grants. Notwithstanding anything in this Plan to the contrary, the aggregate value of cash compensation and Awards (based on the Fair Market Value of stock-based Awards, in each case determined at the date of grant) granted to any one Non-Employee Director in respect of any calendar year, solely with respect to his or her service as a Non-Employee Director, may not exceed $400,000.

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13.	CHANGE IN CONTROL.

13.1

Unless otherwise provided in an Award Agreement or the Committee determines otherwise, in the event of a Change in Control, as hereinafter defined, in which Awards granted to Participants other than Non-Employee Directors are not assumed, substituted or otherwise continued, (i) the restrictions applicable to all Restricted Shares and Restricted Share Units shall lapse and such shares and share units shall be deemed fully vested, (ii) all Performance Shares and Performance Share Units shall be deemed to be earned based on the greater of the target level of performance and the level of performance actually achieved at the date of the Change in Control with respect to all open performance periods as reasonably determined by the Committee in its sole discretion,(iii) each Stock Option and SAR that is not exercisable in full shall be deemed fully vested, and (iv) Awards may be cancelled for fair value equal to: (A) in the event the Change in Control is the result of a tender offer or exchange offer for Common Stock, the final offer price per share paid for the Common Stock or (B) in the event the Change in Control is the result of any other occurrence, the aggregate per share value of Common Stock as determined by the Committee at such time, in each case, less the exercise price or reference price of a Stock Option or SAR. In addition, if the consideration paid to the Company’s stockholders in respect of any Change in Control transaction includes contingent value rights, the Committee may determine if the Awards (including as may be assumed, substituted or otherwise continued as set forth in the paragraph below) are (x) valued at the consummation of such Change in Control taking into account such contingent consideration (with the value determined by the Committee in its sole discretion) or (y) entitled to a share of the contingent consideration. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company. Unless otherwise provided in the applicable Award Agreement or the Committee determines otherwise, in the event of a Change in Control in which Awards granted to Participants other than Non-Employee Directors are assumed, substituted or otherwise continued, (i) all Performance Shares and Performance Share Units shall be deemed earned based on the greater of the target level of performance and the level of performance actually achieved at the date of the Change in Control with respect to all open performance periods as reasonably determined by the Committee in its sole discretion and remain subject to any and all time-vesting conditions, and (ii) the Awards will not automatically vest upon a Change in Control, but if a Participant’s employment is terminated by the Company or any successor entity thereto without Cause or resigns for Good Reason, in each case, within two (2) years after a Change in Control, (x) the restrictions applicable to all Restricted Shares, Restricted Share Units, Performance Shares and Performance Share Units shall lapse and such shares and share units shall be deemed fully vested, and (y) each Stock Option and SAR that is not exercisable in full shall be deemed fully vested. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

13.2

Unless otherwise provided in an Award Agreement or the Committee determines otherwise, in the event of a Change in Control, as hereinafter defined, with respect to Awards granted to Non-Employee Directors (i) each Stock Option and SAR shall be deemed fully vested and exercisable, (ii) the restrictions applicable to all Restricted Share Units shall lapse and such Restricted Share Units shall be deemed fully vested, (iii) any performance conditions shall be deemed satisfied in full based on the greater of the target level of performance and the level of performance actually achieved at the date of the Change in Control with respect to all open performance periods as reasonably determined by the Committee in its sole discretion, and (iv) all Awards shall be paid in cash if so specified by the Committee. The amount of any cash payment in respect of a Restricted Share Unit, Stock Option or SAR shall be equal to: (A) in the event the Change in Control is the result of a tender offer or exchange offer for Common Stock, the final offer price per share paid for the Common Stock or (B) in the event the Change in Control is the result of any other occurrence, the aggregate per share value of Common Stock as determined by the Committee at such time, and (C) in the case of Stock Options or SARs, the difference, if any, between the amount in (A) or (B), as applicable, and the applicable exercise price or reference price of a Stock Option or SAR. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

13.3

A “Change in Control” shall mean, unless otherwise provided in an Award Agreement, the occurrence of any one of the following events: (i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board

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of Directors (the “Company Voting Securities”); provided, however, that the event described in this clause (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any of its subsidiaries, (B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Control Transaction (as defined in clause (ii) below); (ii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company (or any such type of transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for the transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (a) more than 60% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such corporation is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (b) no person (other than any holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination)) immediately following the consummation of the Business Combination becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (c) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Board of Directors at the time of the approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the conditions in clauses (a), (b) and (c) is referred to hereunder as a “Non-Control Transaction”); or (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale of all or substantially all of its assets. Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

14.

TERMINATION OF NON-EMPLOYEE DIRECTOR SERVICE. Upon termination of service as a Non-Employee Director, such grantee’s Awards of Stock Options or SARs which are vested shall be exercisable at any time prior to the expiration date of the Option or SAR or within one year after the date of such termination, whichever is the shorter period. Upon termination of service as a Non-Employee Director, the shares of Common Stock underlying such grantee’s Awards of Restricted Share Units which are then vested shall be delivered to the grantee. Unless otherwise specified in an Award Agreement, any unvested Stock Options, SARs or Restricted Share Units shall terminate upon the termination of a grantee’s service as a Non-Employee Director.

15.

WITHHOLDING. The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan, in each case in an amount not to exceed the maximum individual tax withholding rates applicable to the Participant, as determined by the Company. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of shares of Common Stock whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

16.

NONTRANSFERABILITY. No Award shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution. Notwithstanding the immediately preceding sentence, the Committee may, subject to the terms and conditions it may specify, permit a Participant to transfer any nonstatutory stock options granted to him pursuant to the Plan to one or more of his immediate family members or to trusts established in whole or in part for the benefit of the Participant and/or one or more of such immediate family members. During the lifetime of the Participant, a nonstatutory stock option shall be exercisable only by the Participant or by the immediate family member or trust to whom such Stock Option has been transferred pursuant to the immediately preceding sentence. For purposes of the Plan, the term “immediate family”

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shall mean the Participant’s spouse and issue (including adopted and stepchildren). Any assignment, transfer or other disposition in violation of the provisions of this Section 16 shall be void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any such permitted successors and assigns.

17.

NO RIGHT TO EMPLOYMENT; RIGHT OF DISCHARGE RESERVED. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any subsidiary or remain in the service of the Company or any of its subsidiaries as a Non-Employee Director, nor shall it create any obligation on behalf of the Board of Directors to nominate any Non-Employee Director for re-election to the Board of Directors by the Company’s stockholders. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder. Any obligation of the Company under the Plan to make any payment at any future date merely constitutes the unsecured promise of the Company to make such payment from its general assets in accordance with the Plan, and no Participant shall have any interest in, or lien or prior claim upon, any property of the Company or any subsidiary by reason of that obligation.

18.	ADJUSTMENT OF AND CHANGES IN COMMON STOCK.

18.1

The Committee shall adjust the number of shares of Common Stock authorized pursuant to Section 3.1 and shall adjust the terms of any outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each outstanding Award, the type of property to which the Award relates (including whether such Award may be terminated and settled by payment of cash) and the exercise or strike price of any Award), in such manner as it deems appropriate to prevent the enlargement or dilution of rights, or otherwise deems it appropriate, for any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from a recapitalization, stock-split, reverse stock split, stock dividend, spin-off, split-up, combination or reclassification or exchange of the shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or any other change in corporate structure or event the Committee determines in its sole discretion affects the capitalization of the Company, including a Change in Control or any extraordinary dividend or distribution. After any adjustment made pursuant to this Section 18.1, the number of shares of Common Stock subject to each outstanding Award shall be rounded up or down to the nearest whole number, as determined by the Committee and consistent with the requirements of applicable tax law. Notwithstanding anything in the Plan to the contrary, any adjustments, modifications or changes of any kind made pursuant to this Section 18.1 shall be made in a manner compliant with Section 409A of the Internal Revenue Code (“Section 409A”).

18.2

Except as provided in Section 3.1 or under the terms of any applicable Award Agreement, there shall be no limit on the number or the value of shares of Common Stock that may be subject to Awards to any individual under the Plan.

18.3

There shall be no limit on the amount of cash, securities (other than shares of Common Stock as provided in Section 3.1, as adjusted by 17.1) or other property that may be delivered pursuant to any Award.

19.

AMENDMENT. The Board of Directors may amend, suspend or terminate the Plan or any portion thereof and any Award Agreement at any time, provided that (i) no amendment shall be made without stockholder approval if such approval is necessary in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act, (ii) such amendments shall be effected in a manner compliant with applicable tax law and subject to Section 25 of the Plan and (iii) an Award Agreement may not be amended to materially adversely impair the rights of a Participant without the Participant’s consent.

20.

EFFECTIVE DATE AND TERMINATION. This 2025 Long-Term Incentive Plan of CONMED Corporation is effective as of the Effective Date. Subject to earlier termination pursuant to Section 19 of the Plan or by the action of the Board of Directors, the Plan shall remain in effect until May 20, 2035.

21.

PURCHASE FOR INVESTMENT. Each person acquiring Common Stock pursuant to any Award may be required by the Company to furnish a representation that he or she is acquiring the Common Stock so acquired as an investment and not with a view to distribution thereof if the Company, in its sole discretion, determines that such representation is required to ensure that a resale or other disposition of the Common Stock would not involve a violation of the Securities Act of 1933, as amended, or of applicable blue sky laws. Any investment representation so furnished shall no longer be applicable at any time such representation is no longer necessary for such purposes.

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22.

AWARDS THROUGH THE ASSUMPTION OF OR IN SUBSTITUTION FOR AWARDS GRANTED BY OTHER COMPANIES. Awards may be granted under the Plan through the assumption of or substitution for awards held by employees or non-employee directors of a company who become employees or non-employee directors of the Company or any subsidiary as a result of the merger or consolidation of the employer company with the Company or any subsidiary, or the acquisition by the Company or any subsidiary of the assets of the employer company, or the acquisition by the Company or any subsidiary of stock of the employer company as a result of which it becomes a subsidiary. The terms, provisions, and benefits of the assumed or substitute Awards so granted may vary from the terms, provisions, and benefits set forth in or authorized by the Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the terms, provisions, and benefits of the awards assumed or in substitution for which they are granted. The vesting requirement of Section 6(a) shall not apply to Awards that are assumed or substituted for in connection with this Section 22.

23.

RIGHT TO OFFSET. The Company and its subsidiaries and affiliates shall have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts the grantee then owes to the Company or its subsidiaries or affiliates. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the grantee to the additional tax imposed under Section 409A in respect of an outstanding Award.

24.	GOVERNING LAW. This Plan and all rights and obligations under this Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

25.

SECTION 409A. It is the Company’s intent that the Plan and Awards granted hereunder comply with or be exempt from the requirements of Section 409A and that agreements evidencing Awards be administered and interpreted accordingly. If and to the extent that any payment or benefit under this Plan is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to a Participant by reason of the Participant’s termination of employment or service, then (a) such payment or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company), to the extent required by Section 409A, such payment or benefit shall be made or provided on the date that is six months and one day after the date of the Participant’s separation from service (or earlier death). Any amount not paid in respect of the six-month period specified in the preceding sentence will be paid to the Participant in a lump sum on the date that is six months and one day after the Participant’s separation from service (or earlier death). Each payment made under the Plan shall be deemed to be a separate payment for purposes of Section 409A. If and to the extent that any Award is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and such Award is payable to a Participant upon a Change in Control, then no payment shall be made pursuant to such Award unless such Change in Control constitutes a “change in the ownership of the corporation”, “a change in effective control of the corporation”, or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A; provided that if such Change in Control does not constitute a “change in the ownership of the corporation”, “a change in effective control of the corporation”, or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A, then the Award shall still fully vest upon such Change in Control, but shall be payable upon the original schedule contained in the Award. If and to the extent that any Award is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and such Award is payable to a Participant upon disability, then no payment shall be made pursuant to such Award unless such disability constitutes “disability” within the meaning of Section 409A; provided that if such disability does not constitute “disability” within the meaning of Section 409A, then the Award shall still fully vest upon such disability, but shall be payable upon the original schedule contained in the Award. Neither the Company nor its affiliates shall have any liability to any Participant, Participant’s spouse or other beneficiary of any Participant’s spouse or other beneficiary of any Participant or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A.

26.

COMPLIANCE WITH SEC REGULATIONS. It is the Company’s intent that the Plan comply in all respects with Rule 16b-3 under the Exchange Act. If any provision of the Plan is later found not to be in compliance with such Rule, the provision shall be deemed null and void. All actions with respect to Awards under the Plan shall be executed in accordance with the requirements of Section 16 of the Act, as amended, and any regulations promulgated thereunder. To the extent that any of the provisions contained herein do not conform with Rule 16b-3 of the Exchange Act or any amendments thereto or

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any successor regulation, then the Committee may make such modifications so as to conform the Plan and any Awards granted thereunder to the Rule’s requirements.

27.

FOREIGN PARTICIPANTS. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, in its sole discretion and without amending the Plan, (a) establish special rules (including, without limitation, as set forth in the French Sub Plan(s) attached hereto) applicable to Awards to Participants who are foreign nationals, are employed outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules and (b) cause the Company to enter into an agreement with any local subsidiary pursuant to which such subsidiary will reimburse the Company for the cost of such equity incentives.

28.

OTHER PAYMENTS. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

FRENCH SUB PLAN APPLICABLE TO ELIGIBLE EMPLOYEES OF THE FRENCH SUBSIDIARY, CONMED FRANCE

[PERFORMANCE SHARE UNITS]

1.  Purpose

1.1.   This Sub Plan is an Appendix (the “Appendix”) to the 2025 Long-Term Incentive Plan of CONMED CORPORATION (the “Plan”).

1.2   This Sub Plan (the “Sub Plan”) provides for the grant of free shares (Performance Share Units – PSU, as defined in the Plan) intended to qualify for the favourable tax and social security treatment in France applicable to shares freely granted (attributions gratuites d’actions) under Sections L225-197-1 to L225-197-5 of the Code (“French-Qualified PSUs”), to French Subsidiary’s Employees who are residents in France pursuant to Article 4 A and 4 B of the French tax code (Code général des impôts).This Sub Plan applies only with respect to French-Qualified PSUs granted under the Plan to French Subsidiary’s’ Employees. The purpose of this Sub Plan is to provide certain rules and limitations applicable to the French-Qualified PSUs that may be granted, from time to time, to French Subsidiary’s’ Employees under the Plan, in compliance with the Applicable Laws.

1.3   The Plan and this Sub Plan shall be read together. If any provision of the Plan is restricted, derogated, prohibited or unenforceable under Applicable Laws, such provision shall be ineffective toward the French Subsidiary’s’ Employees only to the extent of such restriction, derogation, prohibition or unenforceability, without invalidating the remaining provisions of the Plan and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.

1.4   This Sub Plan shall be governed and construed by the laws of the State of Delaware in the United States of America (section 24 of the Plan). Notwithstanding the foregoing, it is hereby expressly stated that this Sub Plan is established to meet and implement the conditions set by the French commercial code, the French tax code and the French social security code in order to benefit from the French favourable tax and social security treatment applicable to French tax residents to the grant of free shares to employees. As a consequence, the provisions of this Sub Plan shall be construed in accordance with the Applicable Laws applicable to the grant of free shares to French Subsidiary’s Employees.

2.  Definitions

The following definitions apply to French-Qualified PSUs granted pursuant to this Sub Plan,

“Applicable Laws” means any and all laws, ordinances, regulations, statutes, treaties, rules, codes, principles of law, adopted, enacted, implemented, promulgated, issued, entered or deemed, applicable in France, including but not limited to French corporate, securities, labour, social security, and tax laws.

“Code” means the French Commercial Code. Any reference to any section of the Code shall also be a reference to any successor provision.

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“Disability” means disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfilment of related conditions.

“Subsidiary” means any subsidiary of the Company within the meaning of articles L.225-180 I or L.225- 197-2 I, as applicable, of the Code, and any subsidiary of such subsidiary controlled by the Company with the meaning of such articles, and shall including any branch (succursale) thereof.

“French Subsidiary’s’ Employee” means any employee of the French Subsidiary thereof in a salaried position within the meaning of Applicable Laws and who is a French tax resident within the meaning of articles 4 A and 4 B of the French Tax Code.

3.  Grant of French-Qualified PSUs

3.1   Performance Share Units Terms. Each French-Qualified PSU under the Plan and the Sub Plan shall be evidenced by the Performance Share Units Terms, as applicable, between the French Subsidiary’s Employee and Company. Such Performance Share Unit Terms shall be subject to all applicable terms and conditions of the Plan and the Sub Plan.

3.2   Eligibility. Notwithstanding any other term of the Plan and the Sub Plan, French-Qualified PSUs may be granted only to French Subsidiary’s’ Employees who satisfy the eligibility conditions of Applicable Laws and the Plan.

3.3   Overall Allocation Limit. The maximum percentage of share capital of the Company that may be allocated to the French Subsidiary’s’ Employees as Shares derived from the settlement of Stock Units, including Stock Units that have not been settled yet under former Stock Incentive Plans, shall not exceed 15% on the date of the decision to grant the Stock Units to the French Subsidiary’s’ Employees.

3.4   Individual Allocation Limit. French-Qualified PSUs cannot be granted to French Subsidiary’s’ Employees each holding more than 10% of the share capital of the Company. A grant of Stock Units cannot also result in French subsidiary’s’ Employees each holding more than 10% of the share capital of the Company. Only Company securities held directly for less than seven years by a French Subsidiary’s’ Employee are taken into account in this percentage.

3.5   Authorization Period. The grant of French-Qualified PSUs to French Subsidiary’s’ Employees shall be decided by the Board of Directors and shall arise on or prior to July 21, 2028.

4.  Special terms for French-Qualified PSUs

Under the Sub Plan, the grant, vesting and settlement of Stock Units to the French Subsidiary’s’ Employees shall be governed by the following terms :

4.1  Vesting of French Qualified PSUs

The vesting period at the end of which the Shares will be allocated to the French Subsidiary’s’ Employees (the “Acquisition Period”) cannot be less than two years from the date on which the Board of Directors of Company decided on the grant of the Stock Units to the French Subsidiary’s’ Employee, in accordance with Article L.225-197-1 of the Code.

The Acquisition Period may be reduced in case of death of the French Subsidiary’s’ Employee or in the event of disability of the French Subsidiary’s Employee (see 4.3 and 4.4). No other term nor exemption provided for by the Plan, including but not limited to retirement or Change of Control of the Company, can reduce the Acquisition Period.

4.2  Non-transferability of French-Qualified PSUs

A French-Qualified PSU may not be sold, pledged, assigned, hypothecated, transferred, or otherwise disposed of in any manner other than by will or laws of descent. The French-Qualified PSUs are not transferable by the French Subsidiary’s Employees, except to the heirs in case of death.

4. 3 Death of French Subsidiary’s Employees In accordance with Article L.225-197-3 of the Code for the French-Qualified PSUs, in the event of the death of a French Subsidiary’s’ Employee during the Acquisition Period and subject to the continued Service of the French Subsidiary’s’ Employee through the death date, his or her heirs will have a period of six (6) months from the death to request the allocation of Shares as settlement of the Stock Units. After this six-month period, the right of allocation will become void. Once the heirs are allocated the Shares, they are not bound by any remaining Acquisition Period.

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4.4 Disability of French Subsidiary’s Employees

Upon termination of a French Participant’s status as an Employee as a result of the French Participant’s Disability (construed as the 2nd or 3rd category disability provided for in Article L. 341-4 of the French social security code), the French Participant may request the settlement into Shares of his or her French-Qualified PSUs at any time within twelve (12) months after the date of such termination.

4. 5  Settlement

The settlement of the Stock Units for French Subsidiary’s employees shall be made only in the form of Shares.

4.6  Dividends / dividend equivalents

Until the allocation of French- Qualified PSUs at the end of the Acquisition Period, the French Subsidiary’s Employee shall not be entitled to any shareholder rights. No dividends nor dividend equivalents shall be awarded nor paid to the French Subsidiary’s Employees. If, at any time when there are unvested French-Qualified PSUs outstanding for which the Acquisition Period has not lapsed, the Company declares a cash dividend on the Shares, then, on the payment date of the dividend, the French Participant shall not be entitled to any such dividends or to be credited with “dividend equivalents” in respect to such unvested French-Qualified PSUs.

Date:

FRENCH SUB PLAN APPLICABLE TO ELIGIBLE EMPLOYEES OF THE FRENCH SUBSIDIARY, CONMED

FRANCE [RESTRICTED SHARES UNITS]

1.  Purpose

1.1.   This Sub Plan is an Appendix (the “Appendix”) to the 2025 Long-Term Incentive Plan of CONMED CORPORATION (the “Plan”).

1.2   This Sub Plan (the “Sub Plan”) provides for the grant of free shares (Restricted Share Units – RSU, as defined in the Plan) intended to qualify for the favourable tax and social security treatment in France applicable to shares freely granted (attributions gratuites d’actions) under Sections L225-197-1 to L225-197-5 of the Code (“French-Qualified RSUs”), to French Subsidiary’s Employees who are residents in France pursuant to Article 4 A and 4 B of the French tax code (Code général des impôts).This Sub Plan applies only with respect to French-Qualified RSUs granted under the Plan to French Subsidiary’s’ Employees. The purpose of this Sub Plan is to provide certain rules and limitations applicable to the French-Qualified RSUs that may be granted, from time to time, to French Subsidiary’s’ Employees under the Plan, in compliance with the Applicable Laws.

1.3   The Plan and this Sub Plan shall be read together. If any provision of the Plan is restricted, derogated, prohibited or unenforceable under Applicable Laws, such provision shall be ineffective toward the French Subsidiary’s’ Employees only to the extent of such restriction, derogation, prohibition or unenforceability, without invalidating the remaining provisions of the Plan and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.

1.4   This Sub Plan shall be governed and construed by the laws of the State of Delaware in the United States of America (section 24 of the Plan). Notwithstanding the foregoing, it is hereby expressly stated that this Sub Plan is established to meet and implement the conditions set by the French commercial code, the French tax code and the French social security code in order to benefit from the French favourable tax and social security treatment applicable to French tax residents to the grant of free shares to employees. As a consequence, the provisions of this Sub Plan shall be construed in accordance with the Applicable Laws applicable to the grant of free shares to French Subsidiary’s Employees.

2.  Definitions

The following definitions apply to French-Qualified RSUs granted pursuant to this Sub Plan,

“Applicable Laws” means any and all laws, ordinances, regulations, statutes, treaties, rules, codes, principles of law, adopted, enacted, implemented, promulgated, issued, entered or deemed, applicable in France, including but not limited to French corporate, securities, labour, social security, and tax laws.

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“Code” means the French Commercial Code. Any reference to any section of the Code shall also be a reference to any successor provision.

“Disability” means disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfilment of related conditions.

“Subsidiary” means any subsidiary of the Company within the meaning of articles L.225-180 I or L.225- 197-2 I, as applicable, of the Code, and any subsidiary of such subsidiary controlled by the Company with the meaning of such articles, and shall including any branch (succursale) thereof.

“French Subsidiary’s’ Employee” means any employee of the French Subsidiary thereof in a salaried position within the meaning of Applicable Laws and who is a French tax resident within the meaning of articles 4 A and 4 B of the French Tax Code.

3.  Grant of French-Qualified RSUs

3.1   Restricted Stock Unit Terms. Each French-Qualified RSU under the Plan and the Sub Plan shall be evidenced by the Restricted Stock Unit Terms, as applicable, between the French Subsidiary’s Employee and Company. Such Restricted Stock Unit Terms shall be subject to all applicable terms and conditions of the Plan and the Sub Plan.

3.2   Eligibility. Notwithstanding any other term of the Plan and the Sub Plan, French-Qualified RSUs may be granted only to French Subsidiary’s’ Employees who satisfy the eligibility conditions of Applicable Laws and the Plan.

3.3   Overall Allocation Limit. The maximum percentage of share capital of the Company that may be allocated to the French Subsidiary’s’ Employees as Shares derived from the settlement of Stock Units, including Stock Units that have not been settled yet under former Stock Incentive Plans, shall not exceed 15% on the date of the decision to grant the Stock Units to the French Subsidiary’s’ Employees.

3.4   Individual Allocation Limit. French-Qualified RSUs cannot be granted to French Subsidiary’s’ Employees each holding more than 10% of the share capital of the Company. A grant of Stock Units cannot also result in French subsidiary’s’ Employees each holding more than 10% of the share capital of the Company. Only Company securities held directly for less than seven years by a French Subsidiary’s’ Employee are taken into account in this percentage.

3.5   Authorization Period. The grant of French-Qualified RSUs to French Subsidiary’s’ Employees shall be decided by the Board of Directors and shall arise on or prior to June 21, 2028.

4.  Special terms for French-Qualified RSUs

Under the Sub Plan, the grant, vesting and settlement of Stock Units to the French Subsidiary’s’ Employees shall be governed by the following terms :

4.1  Vesting of French Qualified RSUs

The vesting period at the end of which the Shares will be allocated to the French Subsidiary’s’ Employees (the “Acquisition Period”) cannot be less than two years from the date on which the Board of Directors of Company decided on the grant of the Stock Units to the French Subsidiary’s’ Employee, in accordance with Article L.225-197-1 of the Code.

The Acquisition Period may be reduced in case of death of the French Subsidiary’s’ Employee or in the event of disability of the French Subsidiary’s Employee (see 4.3 and 4.4). No other term nor exemption provided for by the Plan, including but not limited to retirement or Change of Control of the Company, can reduce the Acquisition Period.

4.2  Non-transferability of French-Qualified RSUs

A French-Qualified RSU may not be sold, pledged, assigned, hypothecated, transferred, or otherwise disposed of in any manner other than by will or laws of descent. The French-Qualified RSUs are not transferable by the French Subsidiary’s Employees, except to the heirs in case of death.

4. 3 Death of French Subsidiary’s Employees In accordance with Article L.225-197-3 of the Code for the French-Qualified RSUs, in the event of the death of a French Subsidiary’s’ Employee during the Acquisition Period and subject to the continued Service

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of the French Subsidiary’s’ Employee through the death date, his or her heirs will have a period of six (6) months from the death to request the allocation of Shares as settlement of the Stock Units. After this six-month period, the right of allocation will become void. Once the heirs are allocated the Shares, they are not bound by any remaining Acquisition Period.

4.4 Disability of French Subsidiary’s Employees

Upon termination of a French Participant’s status as an Employee as a result of the French Participant’s Disability (construed as the 2nd or 3rd category disability provided for in Article L. 341-4 of the French social security code), the French Participant may request the settlement into Shares of his or her French-Qualified RSUs at any time within twelve (12) months after the date of such termination.

4. 5  Settlement

The settlement of the Stock Units for French Subsidiary’s employees shall be made only in the form of Shares.

4.6  Dividends / dividend equivalents

Until the allocation of French- Qualified RSUs at the end of the Acquisition Period, the French Subsidiary’s Employee shall not be entitled to any shareholder rights. No dividends nor dividend equivalents as defined in the Restricted Stock Unit Terms shall be awarded nor paid to the French Subsidiary’s Employees. If, at any time when there are unvested French-Qualified RSUs outstanding for which the Acquisition Period has not lapsed, the Company declares a cash dividend on the Shares, then, on the payment date of the dividend, the French Participant shall not be entitled to any such dividends or to be credited with “dividend equivalents” in respect to such unvested French-Qualified RSUs.

Date:

2025 Proxy Statement	113

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styleIPC Your vote P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. CONMED Corporation Internet: www.proxypush.com/CNMD • Cast your vote online Annual Meeting of Stockholders • Have your Proxy Card ready • Follow the simple instructions to record your vote For Stockholders of record as of March 24, 2025 Phone: Tuesday, May 20, 2025 1:30 PM, Eastern Daylight Time 1-866-892-1568 CONMED Headquarters 11311 Concept Blvd., Largo, FL 33773 and live via the • • Use any touch-tone telephone • Have your Proxy Card ready Internet. Please visit www.proxydocs.com/CNMD for more details. Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 1:30 PM, Eastern Daylight Time, May 20, 2025. Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/CNMD This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Hollie Foust and Thomas Fistek (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of CONMED Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

CONMED Corporation Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 3 AND 4 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect eight directors to serve on the Company’s Board of Directors. FOR WITHHOLD 1.01 Patrick Beyer FOR #P2# #P2# 1.02 David Bronson FOR #P3# #P3# 1.03 Brian P. Concannon FOR #P4# #P4# 1.04 LaVerne Council FOR #P5# #P5# 1.05 Charles M. Farkas FOR #P6# #P6# 1.06 Martha Goldberg Aronson FOR #P7# #P7# 1.07 Mark Kaye FOR #P8# #P8# 1.08 Barbara J. Schwarzentraub FOR #P9# #P9# FOR AGAINST ABSTAIN 2. Advisory Vote on Named Executive Officer Compensation; FOR #P10# #P10# #P10# 3. To approve the 2025 Long-Term Incentive Plan; FOR #P11# #P11# #P11# 4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent FOR registered public accounting firm for the fiscal year ending December 31, 2025; #P12# #P12# #P12# 5. To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof. Check here if you would like to attend the meeting in person. You must register to attend the meeting online and/or participate at www.proxydocs.com/CNMD Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date